                                                                    EXHIBIT C(4)

                             COMPLETE APPRAISAL IN A
                             SELF-CONTAINED APPRAISAL REPORT
                             HOTEL PROPERTY

                             Holiday Inn Express Oceanside
                             13950 U.S. Highway 1
                             Juno Beach, Palm Beach County, Florida 33408

                             PREPARED FOR:
                             Maureen Mastroieni, MAI, CRE
                             MASTROIENI & ASSOCIATES, INC.
                             1000 Germantown Pike, Unit C-6
                             Plymouth Meeting, PA  19462

                             EFFECTIVE DATE OF THE APPRAISAL:
                             June 25, 2003

                             INTEGRA REALTY RESOURCES - ORLANDO
                             FILE NUMBER: 03-154-052

                            [PHOTO OF EXTERIOR VIEW]

                                 Exterior view


                            [PHOTO OF TYPICAL ROOM]

                                  Typical Room

July 14, 2003

Maureen Mastroieni, MAI, CRE
MASTROIENI & ASSOCIATES, INC.
1000 Germantown Pike, Unit C-6
Plymouth Meeting, PA  19462

SUBJECT:       Market Value Appraisal - Hotel Property
               Holiday Inn Express Oceanside
               13950 U.S. Highway 1
               Juno Beach, Palm Beach County, Florida 33408
               Integra Realty Resources - Orlando File No. 03-154-052

Dear Ms. Mastroieni:

Integra Realty Resources - Orlando is pleased to transmit the self-contained report of a complete appraisal that was prepared on the referenced property. The purpose of this appraisal is to derive an opinion of the market value of the Fee Simple Estate of the property as of June 25, 2003, the effective date of the appraisal. The attached report sets forth the data, research, analyses, and conclusions for this appraisal.

The report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) and the Standards of Professional Practice of the Appraisal Institute. Our opinion of market value is premised upon the Assumptions and Limiting Conditions beginning on Page 3.

The site has an area of approximately 3.61 acres; it is improved with a 2 to 3-story, limited-service Holiday Inn Express Hotel containing 108 rooms. The room mix is as follows:

ROOM TYPE                TOTAL NUMBER
---------                ------------
STANDARD DOUBLE                47
DELUXE DOUBLE                  23
STANDARD KING                   9
DELUXE KING                    12
SUITES                         12
HANDICAP DOUBLE                 1
HANDICAP KING                   4
                              ===
TOTALS                        108

July 14, 2003
Page 2


The common area includes a lobby with breakfast area, an outdoor pool, vending areas, laundry room, 20 person capacity meeting room, and back office areas. The improvements were constructed in phased between 1961 and 1998; the gross building area is approximately 55,325 square feet.

Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed in this report, it is our opinion that the market value of the Fee Simple Estate of the subject as a going concern, as of June 25, 2003, is:

                   SEVEN MILLION ONE HUNDRED THOUSAND DOLLARS
                                  ($7,100,000)

The subject's going concern value may be allocated as follows:

Land & Buildings                             $4,955,000                    69.8%
Furniture, Fixtures & Equipment              $  810,000                    11.4%
Business & Other Intangibles                 $1,335,000                    18.8%
TOTAL GOING CONCERN VALUE                    $7,100,000                     100%

If you have any questions or comments, please contact the undersigned. Thank you for the opportunity to be of service.

Respectfully submitted,

INTEGRA REALTY RESOURCES - ORLANDO

Michael S. Sorich, MAI, CRE               Sean M. McCartney
Certified General Real Estate Appraiser   State Registered Real Estate Appraiser
FL Certificate #0001288                   FL Certificate #0006487

HOLIDAY INN EXPRESS OCEANSIDE                                  TABLE OF CONTENTS

TABLE OF CONTENTS


                                                                              PAGE NO.
CERTIFICATION .........................................................             1
ASSUMPTIONS AND LIMITING CONDITIONS ...................................             2
SUMMARY OF SALIENT FACTS AND CONCLUSIONS ..............................             4
GENERAL INFORMATION ...................................................             5
     Scope of Appraisal ...............................................             5
     Identification of Subject ........................................             5
     Current Ownership, Sales History, Status .........................             6
     Purpose, Property Rights and Effective Date ......................             6
     Intended Use and Intended User ...................................             6
     Exposure Time and Marketing Period ...............................             6
ECONOMIC ANALYSIS .....................................................             8
     Palm Beach County Area Analysis ..................................             8
     Market Area Analysis .............................................            18
     Lodging Market Analysis ..........................................            22
PROPERTY ANALYSIS .....................................................            39
     Description and Analysis of the Land .............................            39
     Description and Analysis of the Improvements .....................            42
     Real Estate Tax Analysis .........................................            45
     Highest and Best Use Analyses ....................................            47
VALUATION ANALYSIS ....................................................            49
     Valuation Methodology ............................................            49
     Cost Approach ....................................................            50
     Sales Comparison Approach ........................................            56
     Income Capitalization Approach ...................................            63
     Reconciliation....................................................            81
ADDENDA
     Subject Photographs ..............................................    Addendum A
     Legal Description ................................................    Addendum B
     Letter of Authorization ..........................................    Addendum C
     Qualifications of Appraiser(s) ...................................    Addendum D


[IRR LOGO]                                  (R) 2001 BY INTEGRA REALTY RESOURCES

HOLIDAY INN EXPRESS OCEANSIDE                                      CERTIFICATION


CERTIFICATION

     We certify that, to the best of our knowledge and belief:

     1. The statements of fact contained in this report are true and correct.

     2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

     3. We have no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.

     4. We have no bias with respect to the property that is the subject of this report or the parties involved with this assignment.

     5. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

     6. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

     7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in compliance with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP).

     8. Michael Sorich and Sean McCartney have made a personal inspection of the property that is the subject of this report on June 25, 2003.

     9. No one has provided significant real property appraisal assistance to the person(s) signing this certification.

     10. This appraisal is not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

     11. We have not relied on unsupported conclusions relating to characteristics such as race, color, religion, national origin, gender, marital status, familial status, age, receipt of public assistance income, handicap, or an unsupported conclusion that homogeneity of such characteristics is necessary to maximize value.

     12. We have experience in appraising properties similar to the subject and are in compliance with the Competency Rule of USPAP.

     13. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     14. As of the date of this appraisal, Michael S. Sorich, MAI, CRE has completed the requirements of the continuing education program of the Appraisal Institute.


Michael S. Sorich, MAI, CRE               Sean M. McCartney
Certified General Real Estate Appraiser   State Registered Real Estate Appraiser
FL Certificate #0001288                   FL Certificate #0006487





[IRR LOGO]                                                                PAGE 1

HOLIDAY INN EXPRESS OCEANSIDE                ASSUMPTIONS AND LIMITING CONDITIONS


ASSUMPTIONS AND LIMITING CONDITIONS

     IN CONDUCTING THIS APPRAISAL, WE HAVE ASSUMED, EXCEPT AS OTHERWISE NOTED IN OUR REPORT, AS FOLLOWS:

     1. The title is marketable and free and clear of all liens, encumbrances, encroachments, easements and restrictions. The property is under responsible ownership and competent management and is available for its highest and best use.

     2. There are no existing judgments or pending or threatened litigation that could affect the value of the property.

     3. There are no hidden or undisclosed conditions of the land or of the improvements that would render the property more or less valuable. Furthermore, there is no asbestos in the property.

     4. The revenue stamps placed on any deed referenced herein to indicate the sale price are in correct relation to the actual dollar amount of the transaction.

     5. The property is in compliance with all applicable building, environmental, zoning, and other federal, state and local laws, regulations and codes.

     OUR APPRAISAL REPORT IS SUBJECT TO THE FOLLOWING LIMITING CONDITIONS, EXCEPT AS OTHERWISE NOTED IN OUR REPORT.

     6. An appraisal is inherently subjective and represents our opinion as to the value of the property appraised.

     7. The conclusions stated in our appraisal apply only as of the effective date of the appraisal, and no representation is made as to the affect of subsequent events.

     8. No changes in any federal, state or local laws, regulations or codes (including, without limitation, the Internal Revenue Code) are anticipated.

     9. No environmental impact studies were either requested or made in conjunction with this appraisal, and we reserve the right to revise or rescind any of the value opinions based upon any subsequent environmental impact studies. If any environmental impact statement is required by law, the appraisal assumes that such statement will be favorable and will be approved by the appropriate regulatory bodies.

     10. We are not required to give testimony or to be in attendance in court or any government or other hearing with reference to the property without written contractual arrangements having been made relative to such additional employment.

     11. We have made no survey of the property and assume no responsibility in connection with such matters. Any sketch or survey of the property included in this report is for illustrative purposes only and should not be considered to be scaled accurately for size. The appraisal covers the property as described in this report, and the areas and dimensions set forth are assumed to be correct.

     12. We accept no responsibility for considerations requiring expertise in other fields. Such considerations include, but are not limited to, legal descriptions and other legal matters, geologic considerations, such as soils and seismic stability, and civil, mechanical, electrical, structural and other engineering and environmental matters.

     13. The distribution of the total valuation in this report between land and improvements applies only under the reported highest and best use of the property. The allocations of value for land and improvements must not be used in conjunction with any other appraisal and are invalid if so used. This appraisal report shall be considered only in its entirety. No part of this appraisal report shall be utilized separately or out of context.


[IRR LOGO]                                                                PAGE 2

HOLIDAY INN EXPRESS OCEANSIDE                ASSUMPTIONS AND LIMITING CONDITIONS


     14. Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute) shall be disseminated through advertising media, public relations media, news media or any other means of communication (including without limitation prospectuses, private offering memoranda and other offering material provided to prospective investors) without prior written consent from Integra Realty Resources.

     15. Information, estimates and opinions contained in this report, obtained from sources outside of the office of the undersigned, are assumed to be reliable and have not been independently verified.

     16. Any income and expense estimates contained in this appraisal report are used only for the purpose of estimating value and do not constitute predictions of future operating results.

     17. If the property is subject to one or more leases, any estimate of residual value contained in the appraisal may be particularly affected by significant changes in the condition of the economy, of the real estate industry, or of the appraised property at the time these leases expire or otherwise terminate.

     18. No consideration has been given to personal property located on the premises or to the cost of moving or relocating such personal property; only the real property has been considered.

     19. The current purchasing power of the dollar is the basis for the value stated in our appraisal; we have assumed that no extreme fluctuations in economic cycles will occur.

     20. The value found herein is subject to these and to any other assumptions or conditions set forth in the body of this report but which may have been omitted from this list of Assumptions and Limiting Conditions.

     21. The analyses contained in this report necessarily incorporate numerous estimates and assumptions regarding property performance, general and local business and economic conditions, the absence of material changes in the competitive environment and other matters. Some estimates or assumptions, however, inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analysis will vary from our estimates, and the variations may be material.

     22. The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific survey or analysis of this property to determine whether the physical aspects of the improvements meet the ADA accessibility guidelines. In as much as compliance matches each owner's financial ability with the cost to cure the non-conforming physical characteristics of a property, we cannot comment on compliance to ADA. Given that compliance can change with each owner's financial ability to cure non-accessibility, the value of the subject does not consider possible non-compliance. Specific study of both the owner's financial ability and the cost to cure any deficiencies would be needed for the Department of Justice to determine compliance.

     23. This appraisal report has been prepared for the exclusive benefit of Mastroieni & Associates, Inc. It may not be used or relied upon by any other party. All parties who use or rely upon any information in this report without our written consent do so at their own risk.

     24. No studies have been provided to us indicating the presence or absence of hazardous materials on the site or in the improvements, and our valuation is predicated upon the property being free and clear of any environment hazards.

     25. We have not been provided with any evidence or documentation as to the presence or location of any flood plain areas and/or wetlands. Wetlands generally include swamps, marshes, bogs, and similar areas. We are not qualified to detect such areas. The presence of flood plain areas and/or wetlands may affect the value of the property, and the value conclusion is predicated on the assumption that wetlands are non-existent or minimal.

     26. The reader is advised a lodging facility is a labor-intensive retail business that depends on customer acceptance and highly specialized management skill. This analysis assumes that the subject will have competent, professional management, responsible ownership, and that the existing franchise, if any, will be maintained throughout the projection period. A fully-funded reserve for replacement is one of the essential elements of competent management and responsible ownership.


[IRR LOGO]                                                                PAGE 3

HOLIDAY INN EXPRESS OCEANSIDE           SUMMARY OF SALIENT FACTS AND CONCLUSIONS


                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

                         LIMITED SERVICE HOTEL PROPERTY

Property                                                    Holiday Inn Express Oceanside
                                                            13950 U.S. Highway 1
                                                            Juno Beach, Palm Beach County, Florida 33408

PROPERTY TAX IDENTIFICATION NUMBER (S)                      28-43-41-28-43-001-0000,

EFFECTIVE DATE OF THE APPRAISAL                             June 25, 2003

DATE OF THE REPORT                                          July 14, 2003

OWNER OF RECORD                                             Jagi Juno

LAND AREA                                                   3.61 acres, 152,252 square feet

NUMBER OF ROOMS                                             108 rooms

GROSS BUILDING AREA (GBA)                                   55,325 square feet

YEAR BUILT                                                  1961 / 1989 / 1998

ZONING DESIGNATION                                          CG - General Commercial (The purpose and intent of the
                                                            CG district is to encourage the development of an
                                                            intensive commercial use providing a wide range of
                                                            goods and services, located adjoining at least one (1)
                                                            major collector or arterial road that services a
                                                            consumer market of at least a three mile radius.)

FLOOD PLAIN MAP PANEL NUMBER AND DATE                       120192 0119B, effective October 15, 1982.

FLOOD PLAIN DESIGNATION                                     Zone C

REAL ESTATE TAXES, YEAR                                     Status: paid

HIGHEST AND BEST USE AS IMPROVED                            Continued hotel use

PROPERTY RIGHTS APPRAISED                                   Fee Simple Estate

ESTIMATED EXPOSURE TIME / MARKETING PERIOD                  6 to 8 months

MARKET VALUE INDICATIONS

       COST APPROACH                                        $7,100,000

       SALES COMPARISON APPROACH                            $7,000,000 - $7,100,000

       INCOME CAPITALIZATION APPROACH

              DIRECT CAPITALIZATION                         $7,100,000

              DISCOUNTED CASH FLOW ANALYSIS (DCF)           $7,100,000

MARKET VALUE CONCLUSION OF GOING CONCERN                    $7,100,000 or $65,741 per room

GOING CONCERN ALLOCATION

       LAND & IMPROVEMENTS                                  $4,955,000

       PERSONAL PROPERTY                                    $   810,000

       BUSINESS AND OTHER INTANGIBLES                       $1,335,000

AS IS MARKET VALUE AS OF JUNE 25, 2003                      $7,100,000


[IRR LOGO]                                                                PAGE 4

HOLIDAY INN EXPRESS OCEANSIDE                                GENERAL INFORMATION


GENERAL INFORMATION

     SCOPE OF APPRAISAL

         As part of this appraisal, we have completed the following steps to gather, confirm, and analyze the data.

         - Physically inspected the subject and the surrounding neighborhood.

         - Collected factual information about the subject and the surrounding market and confirmed that information with various sources.

         - Prepared a highest and best use analysis of the subject site as though vacant and of the subject as improved.

         - Collected and confirmed market information needed to consider the three traditional approaches to value: cost approach, sales comparison approach and income capitalization approach.

         - Prepared a self-contained appraisal report setting forth the conclusion derived in this analysis as well as the information upon which the conclusions are based.

         Although a site plan was requested from the client and are deemed pertinent to the assignment, they were not made available to us.

         This report involves a complete appraisal of the subject and conforms with the requirements of the Uniform Standards of Professional Appraisal Practice (USPAP), the Standards of Professional Practice of the Appraisal Institute, and the appraisal guidelines set forth in the Financial Institutions Reform Recovery Enforcement Act (FIRREA). All of the three traditional approaches to value have been considered in this appraisal. Additional information regarding the appraisal methods used can be found in the individual sections of this report.

         The exposure period and marketing time are defined as follows:

     IDENTIFICATION OF SUBJECT

         The subject consists of a 108-room, limited service lodging facility containing a gross building area of approximately 55,325 square feet. The improvements were constructed in phases in 1961, 1989, and 1998. They are situated on a site totaling 3.61 acres, or 157,252 square feet, more or less. The street address is 13950 U.S. Highway 1, Juno Beach, Florida. It is further identified by the assessment office as parcel number 28-43-41-28-43-001-0000. A complete legal description of the property is in Addendum B. Photographs of the subject are in Addendum A.


[IRR LOGO]                                                                PAGE 5

HOLIDAY INN EXPRESS OCEANSIDE                                GENERAL INFORMATION

     CURRENT OWNERSHIP, SALES HISTORY, STATUS

         The subject is currently owned by Jagi Juno, who purchased the property as improved in January 1999 for $5,000,000, as recorded in Book 11465, Page 970 of the Palm Beach County land records. To the best of our knowledge, no other sale or transfer of ownership has occurred within the past three years, and as of the effective date of this appraisal, the property is not subject to an agreement of sale or option to buy, nor is it listed for sale.

     PURPOSE, PROPERTY RIGHTS AND EFFECTIVE DATE

         The purpose of this appraisal is to derive our opinion of the market value of the Fee Simple interest of the subject as of the effective date of the appraisal, June 25, 2003. Unless otherwise stated, all factors pertinent to a determination of value have been considered as of this date. The property was inspected on June 25, 2003 by Michael S. Sorich, MAI, CRE and Sean M. McCartney.

     INTENDED USE AND INTENDED USER

         This appraisal report has been prepared for Maureen Mastroieni, MAI, CRE of Mastroieni & Associates, Inc., for financing review purposes. It is not intended for any other use.

     EXPOSURE TIME AND MARKETING PERIOD

         Generally, exposure time relates to what has occurred (retrospective) and is occurring (current) in the market, whereas marketing period is a projection (prospective) of what is likely to occur in the market. Any sound opinion of value must consider what has occurred and what will most likely occur. Both time periods are a function of price, time, use, and the cost and availability of funds. The primary difference between the two time periods is that for marketing period anticipated changes in market conditions (trends) are also considered.

         Verification of sales data, such as days on the market for both listed and sold properties, and interviews with market participants are the primary source for both time estimates. Other important factors are an understanding of buyers' and sellers' motivations, their financial assumptions, who the most likely purchasers will be, and how financing influences their buying decision.

         Recent national surveys were consulted to determine the typical expected marketing period. The following is the most recent marketing trends provided by RERC.


[IRR LOGO]                                                                PAGE 6

HOLIDAY INN EXPRESS OCEANSIDE                                GENERAL INFORMATION


         Expected Leasing Assumptions, Marketing & Holding, and Investment Recommendations

            RENEWAL         TIME TO   VACANCY    MARKETING    HOLDING
            PROBABILITY     RELEASE   LOSS(1)    TIME         PERIOD    BUY     SELL    HOLD     RISK(2)
            -----------     -------   -------    ----         ------    ---     ----    ----     -------
Hotel       NA              NA        NA         10.6         8.1       38      13      50       3.0
ALL TYPES   65.0            6.5       7.3        7.9          8.8       23      35      42       4.3

(1)  Vacancy loss reflects a typical holding period, not the current level.

(2)  Risk of overbuilding rated: 1 = no risk to 10 = high risk.

Source: RERC Investment Survey


         Despite the market downturn in lodging performance, assets continue to sell. Obviously, well performing, new and well located assets that are priced correctly will sell quickly. Many hotel assets listed for sale including some older, poorly maintained or poorly performing assets are experiencing a pricing gap between sellers and buyers expectations. Financing remains a critical issue in the marketability of hotel assets. While difficult to obtain, hotel financing remains available, at reasonably favorable pricing.

         In our opinion, given the subject's affiliation and pricing at or near the appraised values, both exposure and marketing periods of 6 - 8 months is reasonable when considering the stabilized character of subject and its renovation condition.


[IRR LOGO]                                                                PAGE 7

HOLIDAY INN EXPRESS OCEANSIDE                    PALM BEACH COUNTY AREA ANALYSIS


ECONOMIC ANALYSIS

     PALM BEACH COUNTY AREA ANALYSIS

         INTRODUCTION

              We analyzed the demographics of Palm Beach County and the State of Florida, using as basis information provided by NPA Data Services, Inc., a recognized source. Information includes historical and projected population, employment and income data.

                                    AREA MAP

                         [MAP OF PALM BEACH COUNTY AREA]


[IRR LOGO]                                                                PAGE 8

HOLIDAY INN EXPRESS OCEANSIDE                    PALM BEACH COUNTY AREA ANALYSIS


         POPULATION

              Historical and projected population trends for Palm Beach County are charted below:

                                POPULATION TRENDS
                                PALM BEACH COUNTY

                                  [BAR CHART]


              The population of Palm Beach County increased at a compounded annual rate of 2.23% from 1998 to 2003. For the same time period, the State of Florida grew at a compounded annual rate of approximately 1.84%. Over the last fifteen years Palm Beach County's average annual compound change was 2.75%, compared to 2.16% for the State of Florida.

              Looking ahead, both Palm Beach County and the State of Florida are anticipated to experience continued growth over the next 15 years, with future population estimates reflecting growth rates slightly less than those experienced in the past 15 years. For the period 2003 to 2018, the populations of Palm Beach County and the State of Florida are expected to increase by an average annual compound rate of 2.29% and 1.99%, respectively. For the next five years, the population of Palm Beach County should grow faster than the 15-year average.


[IRR LOGO]                                                                PAGE 9

HOLIDAY INN EXPRESS OCEANSIDE                    PALM BEACH COUNTY AREA ANALYSIS


                          POPULATION TRENDS COMPARISON

                            STATE OF FLORIDA                          PALM BEACH COUNTY
                            ----------------                          -----------------
                                                         %                                      %
                   YEAR     POPULATION (000'S)         CHANGE          POPULATION (000'S)     CHANGE
                   ----     ------------------         ------          ------------------     ------
                   1988         12,306.4                                      815.0
                   1993         13,927.2               13.2%                  957.0           17.4%
                   1998         15,486.6               11.2%                1,096.1           14.5%
    HISTORICAL     1999         15,759.4                1.8%                1,116.9            1.9%
                   2000         16,070.2                2.0%                1,137.3            1.8%
                   2001         16,426.5                2.2%                1,167.2            2.6%
                   2002         16,687.3                1.6%                1,195.1            2.4%
    CURRENT        2003         16,963.0                1.7%                1,223.6            2.4%
                   2004         17,323.4                2.1%                1,256.4            2.7%
                   2005         17,683.7                2.1%                1,289.1            2.6%
                   2006         18,051.6                2.1%                1,321.8            2.5%
                   2007         18,423.4                2.1%                1,354.5            2.5%
    PROJECTED
                   2008         18,799.4                2.0%                1,387.2            2.4%
                   2013         20,745.4               10.4%                1,551.7           11.9%
                   2018         22,789.0                9.9%                1,717.4           10.7%

    AVERAGE ANNUAL        HISTORICAL
                          -------------------------------------------------------------------------
    COMPOUND CHANGE          Past 5 years              1.84%                                  2.23%
                             Past 15 years             2.16%                                  2.75%
                          PROJECTED
                          -------------------------------------------------------------------------
                             Next 5 years              2.08%                                  2.54%
                             Next 15 years             1.99%                                  2.29%


    Source: NPA Data Services, Inc.; compiled by IRR

                          POPULATION TRENDS COMPARISON

                            STATE OF FLORIDA                          PALM BEACH COUNTY
                            ----------------                          -----------------
                                                         %                                      %
                   YEAR     POPULATION (000'S)         CHANGE          POPULATION (000'S)     CHANGE
                   ----     ------------------         ------          ------------------     ------
                   1988         12,306.4                                      815.0
                   1993         13,927.2               13.2%                  957.0           17.4%
                   1998         15,486.6               11.2%                1,096.1           14.5%
    HISTORICAL     1999         15,759.4                1.8%                1,116.9            1.9%
                   2000         16,070.2                2.0%                1,137.3            1.8%
                   2001         16,426.5                2.2%                1,167.2            2.6%
                   2002         16,687.3                1.6%                1,195.1            2.4%
    CURRENT        2003         16,963.0                1.7%                1,223.6            2.4%
                   2004         17,323.4                2.1%                1,256.4            2.7%
                   2005         17,683.7                2.1%                1,289.1            2.6%
                   2006         18,051.6                2.1%                1,321.8            2.5%
                   2007         18,423.4                2.1%                1,354.5            2.5%
    PROJECTED
                   2008         18,799.4                2.0%                1,387.2            2.4%
                   2013         20,745.4               10.4%                1,551.7           11.9%
                   2018         22,789.0                9.9%                1,717.4           10.7%

    AVERAGE ANNUAL        HISTORICAL
                          -------------------------------------------------------------------------
    COMPOUND CHANGE          Past 5 years              1.84%                                  2.23%
                             Past 15 years             2.16%                                  2.75%
                          PROJECTED
                          -------------------------------------------------------------------------
                             Next 5 years              2.08%                                  2.54%
                             Next 15 years             1.99%                                  2.29%


    Source: NPA Data Services, Inc.; compiled by IRR



[IRR LOGO]                                                               PAGE 10

HOLIDAY INN EXPRESS OCEANSIDE                    PALM BEACH COUNTY AREA ANALYSIS

         EMPLOYMENT

              Employment trends for both Palm Beach County and the State of Florida should follow a pattern similar to the population trends for these areas, although at higher rates of increase. From 1998 to 2003, Palm Beach County employment grew at an average annual compound rate of 2.75% compared to 2.16% for the the State of Florida. These figures indicate that Palm Beach County surpassed the State of Florida in employment growth over the last five years. Looking back fifteen years, Palm Beach County employment grew at an average annual compound rate of 2.86%, compared to the State of Florida growth rate of 2.56%.

              Over the next five and fifteen years Palm Beach County employment growth should [exceed//lag] the State of Florida growth rate. From 2003 to 2008, Palm Beach County should grow by a 3.29% average annual growth rate, while the long term projection, 2003 to 2018, is for a 2.77% increase. For the same periods, employment in the State of Florida is expected to grow at average annual compound rates of 2.91% and 2.57%, respectively. Employment gains are a strong indicator of economic health and generally correlate with real estate demand. Historically, Palm Beach County has exceeded the State of Florida's growth rate, suggesting that Palm Beach County's relative position is [strengthening//declining//stable].

              Employment trends for Palm Beach County and the the State of Florida are presented below.

                      NON-FARM EMPLOYMENT TRENDS COMPARISON

                                STATE OF FLORIDA                     PALM BEACH COUNTY
                                ----------------                     -----------------
                                                            %                              %
                   YEAR         EMPLOYMENT (000'S)       CHANGE       EMPLOYMENT(000'S)  CHANGE
                   ----         ------------------       ------       -----------------  ------
                   1988             6,344.3                                  439.9
                   1993             6,974.2                 9.9%             477.2         8.5%
                   1998             8,325.0                19.4%             586.4        22.9%
    HISTORICAL     1999             8,600.3                 3.3%             611.2         4.2%
                   2000             8,881.0                 3.3%             638.2         4.4%
                   2001             8,990.1                 1.2%             645.5         1.1%
                   2002             9,011.1                 0.2%             650.2         0.7%
    CURRENT        2003             9,265.0                 2.8%             671.5         3.3%
                   2004             9,542.3                 3.0%             695.1         3.5%
                   2005             9,845.7                 3.2%             720.1         3.6%
                   2006            10,128.9                 2.9%             743.5         3.2%
    PROJECTED      2007            10,416.7                 2.8%             767.0         3.2%
                   2008            10,695.0                 2.7%             789.6         2.9%
                   2013            12,152.9                13.6%             905.3        14.7%
                   2018            13,553.6                11.5%           1,012.1        11.8%

    AVERAGE ANNUAL            HISTORICAL
    COMPOUND CHANGE              Past 5 years              2.16%                          2.75%
                                 Past 15 years             2.56%                          2.86%
                              PROJECTED
                                 Next 5 years              2.91%                          3.29%
                                 Next 15 years             2.57%                          2.77%


    Source: NPA Data Services, Inc.; compiled by IRR


[IRR LOGO]                                                               PAGE 11

HOLIDAY INN EXPRESS OCEANSIDE                    PALM BEACH COUNTY AREA ANALYSIS


              To more completely understand the economy of Palm Beach County and the State of Florida and how it relates to future real estate demand, we analyze employment mix. The following chart depicts the current distribution of employment by industry.

                             EMPLOYMENT SECTORS 2003
                               PALM BEACH COUNTY

                                  [BAR CHART]

              The preceding chart and following tables show that in 2003, the largest employment sectors in Palm Beach County were:

              -  Services (40.1%)

              -  Retail Trade (17.2%)

              -  FIRE (11.0%)

              -  Government (10.1%)

              By comparison, the State of Florida's largest employment sectors were Services (37.6%), Retail Trade (17.9%), Government (12.5%), and FIRE (9.0%).

              Over the past fifteen years, the largest meaningful percentage gains in employment within Palm Beach County occurred within the Services and Wholesale Trade sectors with annual average compound growth rates of 4.32% and 4.02% respectively. Over the past five years the most significant activity has occurred in the Government and TCPU sectors with annual average compound growth rates of 3.91% and 3.57%, respectively.


[IRR LOGO]                                                               PAGE 12

HOLIDAY INN EXPRESS OCEANSIDE                    PALM BEACH COUNTY AREA ANALYSIS

                           HISTORIC EMPLOYMENT TRENDS
                                PALM BEACH COUNTY

                                                   %                                       %     CHANGE RATE
                                                                                               ----------------
                                     1988   OF TOTAL      1993      1998      2003  OF TOTAL   (15 YR)   (5 YR)
                                     ----   --------      ----      ----      ----  --------   -------   ------
              Total Employment      439.9       100%     477.2     586.4     671.5      100%     2.9%     2.7%

              Services              142.7      32.4%     175.1     229.2     269.3     40.1%     4.3%     3.3%
              Retail Trade           84.6      19.2%      93.5     105.0     115.8     17.2%     2.1%     2.0%
              FIRE                   49.3      11.2%      46.7      64.9      74.2     11.0%     2.8%     2.7%
              Government             44.7      10.2%      49.9      55.9      67.7     10.1%     2.8%     3.9%
              Construction           37.7       8.6%      28.2      35.9      38.9      5.8%     0.2%     1.6%
              Manufacturing          36.8       8.4%      31.9      32.4      32.6      4.9%    -0.8%     0.1%
              Wholesale Trade        16.3       3.7%      18.4      25.9      29.4      4.4%     4.0%     2.5%
              TCPU                   14.3       3.2%      17.2      19.9      23.8      3.5%     3.4%     3.6%
              Mining & Other         13.5       3.1%      16.2      17.3      19.9      3.0%     2.6%     2.9%

              Ttl Non-Mfg.          403.2      91.6%     445.2     554.0     638.9     95.1%     3.1%     2.9%
              Ttl Office-Related*   236.8      53.8%     271.8     349.9     411.2     61.2%     3.7%     3.3%

*    Includes FIRE, Services and Government       (Numbers in thousands (000's))

         In the following chart, we examine relative changes in the broad categories of Manufacturing, Office Related and Other Non-Manufacturing employment. For purposes of this analysis, we define office related employment as total employment in the FIRE, Services and Government sectors. While not all employment in these sectors is office related, office employment trends tend to mirror the trends in these three categories combined. As seen in these charts, office-related employment has captured an increasing share of total employment, indicating a shift toward a more service-based economy, which is consistent with the national trend.

                            EMPLOYMENT SECTOR TRENDS
                                PALM BEACH COUNTY

                                  [LINE GRAPH]

         Historical trends for the State of Florida are summarized in the following chart. The largest meaningful gains in employment over the past fifteen years occurred within the Services and Mining & Other sectors with annual average compound growth rates of 4.2% and 3.2% respectively. Over the past five years significant activity has occurred in the Services and TCPU sectors with annual average compound growth rates of 2.9% and 2.8%.


[IRR LOGO]                                                               PAGE 13

HOLIDAY INN EXPRESS OCEANSIDE                    PALM BEACH COUNTY AREA ANALYSIS

                           HISTORIC EMPLOYMENT TRENDS
                                STATE OF FLORIDA

                                                  %                                    %          CHANGE RATE
                                                                                                ---------------
                                    1988   OF TOTAL       1993      1998      2003  OF TOTAL    (15 YR)   (5 YR)
                                    ----   --------       ----      ----      ----  --------    -------   ------
            Total Employment      6344.3       100%     6974.2    8325.0    9265.0       100%    2.6%      2.2%

            Construction           457.8       7.2%      403.3     492.9     535.8       5.8%    1.1%      1.7%
            FIRE                   592.7       9.3%      575.9     740.8     832.8       9.0%    2.3%      2.4%
            Government             906.1      14.3%     1005.0    1054.4    1161.4      12.5%    1.7%      2.0%
            Manufacturing          557.2       8.8%      505.4     516.4     507.5       5.5%   -0.6%      -0.3%
            Mining & Other         127.9       2.0%      149.8     186.7     205.9       2.2%    3.2%      2.0%
            Retail Trade          1226.8      19.3%     1325.2    1513.7    1661.1      17.9%    2.0%      1.9%
            Services              1880.3      29.6%     2351.7    3027.3    3484.0      37.6%    4.2%      2.9%
            TCPU                   294.2       4.6%      333.9     399.6     458.3       4.9%    3.0%      2.8%
            Wholesale Trade        301.5       4.8%      323.9     393.1     418.3       4.5%    2.2%      1.2%

            Ttl Non-Mfg.          5787.1      91.2%     6468.8    7808.5    8757.5      94.5%    2.8%      2.3%
            Ttl Office-Related*     3379      53.3%     3932.6    4822.5    5478.1      59.1%    3.3%      2.6%

*    Includes FIRE, Services and Government       (Numbers in thousands (000's))

              Fifteen year projections for Palm Beach County show Wholesale Trade related employment leading all other sectors with TCPU second. The forecast for the State of Florida has Wholesale Trade related employment leading all other sectors with Services second. Future projections are summarized in the following tables.

                           PROJECTED EMPLOYMENT TRENDS
                                PALM BEACH COUNTY

                                                  %                                         %     CHANGE RATE
                                    2003   OF TOTAL       2008      2013      2018   OF TOTAL   (15 YR)    (5 YR)
                                    ----   --------       ----      ----      ----   --------   -------    ------
            Total Employment       671.5       100%      789.6     905.3    1012.1       100%    2.8%      3.3%

            Construction            38.9       5.8%       43.8      48.7      53.0       5.2%    2.1%      2.4%
            FIRE                    74.2      11.0%       86.8      98.4     108.5      10.7%    2.6%      3.2%
            Government              67.7      10.1%       79.8      92.0     103.4      10.2%    2.9%      3.4%
            Manufacturing           32.6       4.9%       35.1      37.5      38.9       3.8%    1.2%      1.5%
            Mining & Other          19.9       3.0%       23.2      26.4      29.5       2.9%    2.6%      3.0%
            Retail Trade           115.8      17.2%      135.3     154.1     171.3      16.9%    2.6%      3.2%
            Services               269.3      40.1%      320.0     370.3     417.7      41.3%    3.0%      3.5%
            TCPU                    23.8       3.5%       28.5      33.0      37.1       3.7%    3.0%      3.7%
            Wholesale Trade         29.4       4.4%       37.1      44.9      52.7       5.2%    4.0%      4.7%

            Ttl Non-Mfg.           638.9      95.1%      754.5     867.8     973.1      96.2%    2.8%      3.4%
            Ttl Office-Related*    411.2      61.2%      486.7     560.7     629.6      62.2%    2.9%      3.4%

*    Includes FIRE, Services and Government       (Numbers in thousands (000's))


[IRR LOGO]                                                               PAGE 14

HOLIDAY INN EXPRESS OCEANSIDE                    PALM BEACH COUNTY AREA ANALYSIS

                           PROJECTED EMPLOYMENT TRENDS

                                STATE OF FLORIDA


                                                                                                      CHANGE RATE
                                         %                                                  %       -----------------
                           2003      OF TOTAL      2008        2013          2018       OF TOTAL    (15 YR)    (5 YR)
                         -------     --------    -------      -------      -------      --------    -------   -------
Total Employment          9265.0         100%    10695.0      12152.9      13553.6          100%        2.6%      2.9%

Construction               535.8         5.8%      596.1        655.3        710.3          5.2%        1.9%      2.2%
FIRE                       832.8         9.0%      950.2       1066.5       1174.6          8.7%        2.3%      2.7%
Government                1161.4        12.5%     1315.3       1475.0       1624.4         12.0%        2.3%      2.5%
Manufacturing              507.5         5.5%      560.0        606.8        642.7          4.7%        1.6%      2.0%
Mining & Other             205.9         2.2%      239.1        273.6        308.0          2.3%        2.7%      3.0%
Retail Trade              1661.1        17.9%     1924.1       2191.5       2448.5         18.1%        2.6%      3.0%
Services                  3484.0        37.6%     4087.1       4710.2       5324.4         39.3%        2.9%      3.2%
TCPU                       458.3         4.9%      527.7        597.3        663.3          4.9%        2.5%      2.9%
Wholesale Trade            418.3         4.5%      495.6        576.6        657.5          4.9%        3.1%      3.4%

Ttl Non-Mfg               8757.5        94.5%    10135.1      11546.0      12910.9         95.3%        2.6%      3.0%
Ttl Office-Related*       5478.1        59.1%     6352.6       7251.6       8123.4         59.9%        2.7%      3.0%

*Includes FIRE, Services and Government           (Numbers in thousands (000's))


Palm Beach County accounted for approximately 6.93% of the State of Florida's employment in 1988. In 2003, the ratio is 7.22% and it is projected at 7.47% through 2018. This is an indication that Palm Beach County is growing at a rate above that of the State of Florida.

Palm Beach County's economy is not dependent on a particular sector. The employment base is varied, as are the major employers. Therefore, Palm Beach County should be less susceptible to cyclical fluctuations that have occurred in other areas dominated by a single industry. The area's major employers are listed below.

                                MAJOR EMPLOYERS

EMPLOYER                                 # OF EMPLOYEES
--------                                 --------------
Pratt & Whitney                              4,900
Motorola, Inc.                               3,200
Flo Sun, Inc.                                2,500
Florida Power & Light                        2,400
St. Mary's Hospital                          2,000
Boca Raton Resort & Club                     1,850
Columbia/JFK Hospital                        1,700
Boca Raton Hospital                          1,600
Bethesda Hospital                            1,600
The Breakers                                 1,400

Source: The Chamber of Commerce of the Palm Beaches


[IRR LOGO]                                                               PAGE 15

HOLIDAY INN EXPRESS OCEANSIDE                    PALM BEACH COUNTY AREA ANALYSIS

INCOME

Personal income is a significant factor in determining the real estate demand in a given market. From 1998 to 2003, Palm Beach County's income grew at an average annual compound rate of 0.73%, compared to the State of Florida average annual compound growth rate of 1.66%. The two market areas displayed a similar pattern in per capita income growth over the last fifteen years. Palm Beach County's average annual compound growth rate was 1.25% as compared to 1.38% for the State of Florida. Projections for the next five and fifteen year periods reflect growth rates for Palm Beach County that are [parallel to//greater than/less than] the anticipated gains for the State of Florida. For the two time frames, 2003 to 2008 and 2003 to 2018, Palm Beach County is anticipated to experience 1.46% and 1.14% average annual growth rates, respectively, compared to the projected growth rates of the State of Florida of 2.27% and 1.86%.

An examination of income per household reveals that, historically, Palm Beach County has experienced a growth rate below that of the State of Florida. Future projections predict similar growth for Palm Beach County compared to the State of Florida. In absolute dollars, Palm Beach County's personal income historically has been well above that of the State of Florida, both on per capita and per household bases.

                          INCOME PER CAPITA COMPARISON


                       STATE OF FLORIDA            PALM BEACH COUNTY
                 -----------------------------   ----------------------
                                          %                         %
                 YEAR   INCOME/CAPITA   CHANGE   INCOME/CAPITA   CHANGE
                 ----   -------------   ------   -------------   ------
                 1988      $22,428                  $32,751
                 1993      $22,729        1.3%      $34,625       5.7%
                 1998      $25,392       11.7%      $38,030       9.8%
HISTORICAL       1999      $25,395        0.0%      $37,763      -0.7%
                 2000      $26,145        3.0%      $38,674       2.4%
                 2001      $26,353        0.8%      $38,607      -0.2%
                 2002      $26,659        1.2%      $38,538      -0.2%
CURRENT          2003      $27,565        3.4%      $39,431       2.3%
                 2004      $28,285        2.6%      $40,155       1.8%
                 2005      $29,019        2.6%      $40,865       1.8%
                 2006      $29,660        2.2%      $41,431       1.4%
PROJECTED        2007      $30,280        2.1%      $41,962       1.3%
                 2008      $30,837        1.8%      $42,405       1.1%
                 2013      $33,719        9.3%      $44,734       5.5%
                 2018      $36,343        7.8%      $46,755       4.5%



AVERAGE ANNUAL           HISTORICAL
COMPOUND CHANGE          Past 5 years          1.66%                 0.73%
                         Past 15 years         1.38%                 1.25%

                         PROJECTED
                         Next 5 years          2.27%                 1.46%
                         Next 15 years         1.86%                 1.14%

Source: NPA Data Services, Inc.; compiled by IRR


[IRR LOGO]                                                               PAGE 16

HOLIDAY INN EXPRESS OCEANSIDE                    PALM BEACH COUNTY AREA ANALYSIS

                         INCOME PER HOUSEHOLD COMPARISON

                           STATE OF FLORIDA               PALM BEACH COUNTY
                 --------------------------------   -------------------------
                                             %                           %
                 YEAR   INCOME/HOUSEHOLD   CHANGE   INCOME/HOUSEHOLD   CHANGE
                 ----   ----------------   ------   ----------------   ------
                 1988      $56,491                     $ 77,678
                 1993      $57,123           1.1%      $ 81,985          5.5%
                 1998      $63,936          11.9%      $ 90,491         10.4%
HISTORICAL       1999      $63,938           0.0%      $ 89,877         -0.7%
                 2000      $65,844           3.0%      $ 91,894          2.2%
                 2001      $66,134           0.4%      $ 91,681         -0.2%
                 2002      $66,726           0.9%      $ 91,240         -0.5%
CURRENT          2003      $68,811           3.1%      $ 93,187          2.1%
                 2004      $70,415           2.3%      $ 94,664          1.6%
                 2005      $72,046           2.3%      $ 96,103          1.5%
                 2006      $73,438           1.9%      $ 97,195          1.1%
                 2007      $74,772           1.8%      $ 98,202          1.0%
PROJECTED        2008      $75,943           1.6%      $ 98,997          0.8%
                 2013      $81,828           7.7%      $103,007          4.1%
                 2018      $86,375           5.6%      $105,519          2.4%


AVERAGE ANNUAL           HISTORICAL
COMPOUND GROWTH          Past 5 years         1.48%                  0.59%
                         Past 15 years        1.32%                  1.22%

                         PROJECTED
                         Next 5 years         1.99%                  1.22%
                         Next 15 years        1.53%                  0.83%

Source: NPA Data Services, Inc.; compiled by IRR

CONCLUSION

Overall, the economic outlook for Palm Beach County is positive. Total population is projected to increase slightly. More importantly, the area is projected to experience increasing employment growth. Based on this analysis, it is anticipated that Palm Beach County will continue to grow and prosper. The expected growth should provide an economic base that supports demand for real estate in the subject neighborhood and for the subject property. These conditions should stimulate increases in general property values within the foreseeable future.


[IRR LOGO]                                                               PAGE 17

HOLIDAY INN EXPRESS OCEANSIDE                               MARKET AREA ANALYSIS

MARKET AREA ANALYSIS

A market area is defined as a group of complementary uses; a congruous grouping of inhabitants, buildings, or business enterprises. A submarket is a defined area from where a particular property draws the majority of its patronage, clients, revenue, or where the competition is the keenest, etc.

SUBMARKET BOUNDARIES

The subject is situated in the central part of the City of Juno Beach and the northern section of Palm Beach County. For purposes of this report, the market area boundaries are best described as follows.

SUBMARKET AREA BOUNDARIES

NORTH:        Indiantown Road
SOUTH:        PGA Boulevard
EAST:         Atlantic Ocean
WEST:         Interstate 95

A map highlighting the trade area boundaries follows.

                              [MAP OF JUNO BEACH]


[IRR LOGO]                                                               PAGE 18

HOLIDAY INN EXPRESS OCEANSIDE                               MARKET AREA ANALYSIS

ACCESS

Primary access to the market area and subject is from Donald Ross Road and Military Trail. Secondary access is from Interstate 95 and U.S. Highway 1 access is considered good. In 1987, a segment of Interstate 95 was completed between Palm Beach Gardens and to Ft. Pierce in St. Lucie County. This segment created developmental opportunities for vacant land proximate to the new interchanges. Included below are discussions of those primary roadways that serve the immediate market area. Overall, road access is considered good.

      - US HIGHWAY 1 is a primary north/south roadway with four to six lanes that extends along the entire coast of Florida through the subject neighborhood. The intersection of Donald Ross Road and US Highway 1 has created a full interchange that has provided development opportunities for properties like the subject and other commercial property types.

      - DONALD ROSS ROAD is an important east/west roadway extending from U.S. Highway 1 westward through the subject neighborhood to Interstate 95. The intersection of Donald Ross Road and Interstate 95 has created a full interchange providing development opportunities for developments such as the 2,050-acre Abacoa development. This is a four lane median divided thoroughfare.

      - MILITARY TRAIL is a heavily traveled north/south connector that extends from Indiantown Road southward to northern Broward County. This is a six laned roadway with commercial and residential development.

      - INDIANTOWN ROAD (SR 706) is a major four and six laned artery extending from U. S. Highway 1 to the Florida Turnpike interchange west of Interstate 95. This is a heavily traveled commercial corridor in north Jupiter.


      - INTERSTATE 95 is a limited access north/south corridor that extends from Miami northward through the subject market to Jacksonville and points north. Interstate 95 is located approximately 2 miles east of the subject providing easy access to communities and destinations along east coast of Florida.

LAND USE

The market/trade area land uses include a mixture of mixture of residential, retail, and recreational (spring training facility and golf courses). Other land use characteristics are summarized in the following table.


PREDOMINANT AGE OF IMPROVEMENTS                        New to 15 years
PREDOMINANT QUALITY AND CONDITION                      Average - Good
APPROXIMATE PERCENT DEVELOPED                          85%
PERCENT DEVELOPED AS SINGLE-FAMILY                     60%
PREVAILING SINGLE-FAMILY PRICE RANGE                   Above $100,000
LIFE CYCLE STAGE                                       Growth / Stability
INFRASTRUCTURE/PLANNING                                Average to good
PREDOMINANT LOCATION OF UNDEVELOPED LAND               West / South
PREVAILING DIRECTION OF GROWTH                         West
SUBJECT'S IMMEDIATE SURROUNDING LAND USE
NORTH                                                  Commercial - Public Lands
SOUTH                                                  Commercial / Residential
EAST                                                   Residential / Ocean
WEST                                                   Commercial / Retail


[IRR LOGO]                                                               PAGE 19

HOLIDAY INN EXPRESS OCEANSIDE                               MARKET AREA ANALYSIS

DEMOGRAPHIC FACTORS

The following demographic data as extracted from SCAN US provides adequate insight on the subject market area based on that delineated area as previously stated.

                         2002 Est.    %      2007 Proj.    %     % Chg.
-----------------------------------------------------------------------
Population                48,696                 52,330            7.5%
-----------------------------------------------------------------------
Families                  38,057  78.2%        39,655  75.8%       4.2%
Non-Families              10,478  21.5%        12,515  23.9%      19.4%
Group Quarters               161   0.3%           161   0.3%       0.0%

Population by Age
0-24                      12,120  24.9%        13,167  25.2%       8.6%
25-44                     13,048  26.8%        13,164  25.2%       0.9%
45-54                      7,408  15.2%         8,511  16.3%       14.9%
55>                       16,109  33.1%        17,478  33.4%        8.5%

Median Age
Male                        44.1                 44.1              -0.1%
Female                      46.3                 46.5               0.5%

Households                21,746               23,542
Family                    14,109  64.9%        14,785  62.8%        4.8%
Non-Family                 7,637  35.1%         8,757  37.2%       14.7%

Households by Size
1 Person                   6,115  28.1%         6,961  29.6%       13.8%
2-4 Persons               14,498  66.7%        15,300  65.0%        5.5%
5+ Persons                 1,133   5.2%         1,280   5.4%       13.0%
Average (Persons)            2.7                  2.7              -0.6%

Housing Units             26,862               29,065
Owner Occupied            17,147  63.8%        18,649  64.2%        8.8%
Renter Occupied            4,599  17.1%         4,893  16.8%        6.4%
Vacant                     5,116  19.0%         5,523  19.0%        8.0%

Incomes
Per Capita               $41,409              $46,033              11.2%
Avg. Household           $92,163             $101,278               9.9%
Avg. Family             $110,340             $122,044              10.6%
Median Household         $64,990              $72,914              12.2%

The population within the subject market area is projected to increase from 48,696 in 2002 to 52,330, which represents a 7.5% increase. The median household incomes for the area for 2002 and 2007 (projection), respectively, are $64,990 and $72,914 respectively. As evidenced by the demographic data above, the subject's neighborhood is located in a middle income range relative to the state of Florida.

DEVELOPMENT ACTIVITY

Residential development in the market area includes the following:

      - ABACOA is a mixed use master planned community featuring residential, commercial, office, industrial, golf courses, Roger Dean Stadium, Florida Atlantic University, and other commercial uses. It contains 2,050 acres and a breakdown of some of its major components follow:


[IRR LOGO]                                                               PAGE 20

HOLIDAY INN EXPRESS OCEANSIDE                               MARKET AREA ANALYSIS


USE                                     SIZE / UNITS & SF
---                                     -----------------
Residential dwellings                       6,073
Commercial/Office S.F.                  1,596,100
Industrial S.F.                         1,754,000


      - FRENCHMAN'S CREEK is located approximately 3 miles to the east of the subject. This is a luxury residential community located at Donald Ross Road and U.S. Highway 1. Home prices range from $200,000 to $4 million.

      - GOLF DIGEST DEVELOPMENT will be located south of the Abacoa project. This development includes 1,995 homes, two 18 hole public golf courses, a golf training center, and lodges for corporate cliental. The total acreage of the development is 2,305+/- acres.

      - New retail activity has been brisk in recent years in the Palm Beach market. The most proximate new retail development to the subject is Northmill Plaza, located five miles to the southeast. In the general area, there have been a number of new retail developments that have come on line in recent years in response to fast pace population growth in this sector of Palm Beach. Most of the new retail development has been in the form of large freestanding stores such as Lowes and Home Depot with a few supermarket anchored neighborhood centers.

Subject's immediate market area has a limited amount of vacant land that is ripe for the development of a similar type use as the subject. As the residential development continues to move toward the western Jupiter area, it is likely that other commercial uses will surface to accommodate the residences.

OUTLOOK AND CONCLUSIONS

The neighborhood is still in a growth stage of its life cycle, but toward the back-end of this cycle. Recent development activity has been strong and has included a variety of retail, commercial, and residential development. Given the history of the trade area and the growth trends, it is our opinion property values in subject area will continue to rise over the foreseeable future a levels equal to over better than the market in general. We do expect significant new retail development as large tracts of vacant land continue to be developed along the Interstate 95 corridor to the west.

In comparison to other areas in the region, subject's market area is rated as follows:

                          MARKET AREA ATTRIBUTE RATINGS


HIGHWAY ACCESS             Average / Good
DEMAND GENERATORS             Average
CONVENIENCE TO SUPPORTING
  SERVICES                    Average
NEARBY LAND USE               Average
BARRIERS TO ENTRY          Above Average
PRICES/VALUE TREND         Above Average


[IRR LOGO]                                                               PAGE 21

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS

LODGING MARKET ANALYSIS

The strength of any market depends on supply and demand. The following analysis addresses national, regional and local investment trends. A primary concern is to evaluate the conditions affecting the property's specific market area and competitive set. Supply and demand in this submarket will directly impact the subject's value. We have presented national, regional and state trends. This data frames the local market and competitive set performance and reveals influential trends occurring in the lodging industry. Statistics compiled by Smith Travel Research for the US Lodging Industry are presented below.

NATIONAL TRENDS

A profile of the U.S. lodging industry is presented in the following table:

                      U.S. LODGING INDUSTRY KEY STATISTICS


                                                                                         FIXED
          SUPPLY   DEMAND                                %                %     GOP     CHARGES
           % CHG    % CHG  OCCUPANCY   % CHG    ADR     CHG    REVPAR    CHG   (RTS)*    (RTS)
           -----    -----  ---------   -----    ---     ---    ------    ---   ------    -----
1992         0.8      2.1     62.6       1.3   $59.17    1.5   $37.06    2.8    29.5      25.6
1993         0.4      1.9     63.6       1.6   $60.79    2.7   $38.64    4.2    30.5      22.8
1994         1.2      3.1     64.7       1.7   $63.19    3.9   $40.91    5.9    36.2      24.0
1995         1.5      2.1     65.1       0.6   $66.22    4.8   $43.10    5.4    37.0      20.1
1996         2.4      2.3     64.9      -0.3   $70.53    6.5   $45.81    6.3    38.2      17.6
1997         3.6      2.8     64.4      -0.8   $74.71    5.9   $48.13    5.1    40.3      15.8
1998         4.2      3.1     63.8      -0.9   $78.17    4.6   $49.86    3.6    40.2      13.5
1999         4.1      3.0     63.2      -1.1   $81.29    4.0   $51.33    2.9    39.2      13.9
2000         3.1      3.7     63.5       0.6   $85.24    4.9   $54.15    5.5    40.9      13.5
2001         2.4     -3.4     59.8      -5.7   $84.45   -1.3   $50.49   -6.9    37.0      17.7
2002         1.8      0.8     59.2      -1.0   $83.15   -1.5   $49.24   -2.5     N/A       N/A

* GROSS OPERATING PROFIT RATIO TO SALES

SOURCE: (C) 2002 Smith Travel Research

Positive factors between 1996 and 1999 formed an environment in which significant new hotel supply was developed. The forces impacting the expansion cycle of lodging assets which dominated the market between 1996 and 1999 included:

      -     Improved hotel performance

      -     Access to inexpensive debt capital

      -     Demand from real estate investors

      -     Growing economic trends

      -     Expansion of major franchise affiliations

During this period feasibility of many new lodging projects had surfaced for the first time in many years. This meant that product could be designed, built and stabilized at a cost less than its respective going-concern value. However, market participants, such as investors, lenders, and analysts became concerned in 2000 that an oversupply of new product was being added. As a result, financing became more restrictive and the pipeline began to slow. To capitulate, the room demand for hotels is measured by room nights sold (RNS).


[IRR LOGO]                                                               PAGE 22

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS


Demand (RNS) grew in excess of supply between 1992 and 1995. Supply (Room Nights Available) increased faster than demand between 1996 and 2001 (except for a slight increase in 2000), resulting in occupancy decreases. Rate growth continued through 2000, fueled by the healthy economy and new product, which generally can be sold for a higher room rate. Since then room rates have experienced a decline for the first time in the 10 year trend as presented.

The recession and events of September 11, 2001 exacerbated these trends. Recovery of the lodging market has been delayed by:

      -     Prolonged economic downturn

      -     The war with Iraq, which has just ended

      -     Continued terrorism fears

      -     Financial market instability

      -     Public mistrust of business leaders

      -     Prolonged travel reductions

      These factors have resulted in a fundamental shift in the lodging market.

The combination of the above factors has dampened the lodging industry's health in recent times. In Legg Mason's 4th Quarter 2002 Market Cycle Monitor, the hotel sector was judged to be at the beginning of Phase I (Recovery). Legg Mason states "hotel recovery slowed as business and leisure travel slowed; many hotels are still not at break even occupancy". In each region, where occupancies decreased supply increased faster than demand, room revenue continued to show healthy growth.

                            [4th Qtr 2002 FLOWCHART]


[IRR LOGO]                                                               PAGE 23

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS


The future of the lodging industry is understandably the topic of much study. PricewaterhouseCoopers has forecast the following lodging performance.


TABLE 1: PRICEWATERHOUSECOOPERS                                              ANNUAL FIGURES
U.S. LODGING FORECAST, DECEMBER 2002          ----------------------------------------------------------------------------
                                                 2000            2001             2002             2003            2004
                                              ----------      ----------       ----------       ----------      ----------
OCCUPANCY (PERCENT)                                 63.6            59.9             59.3             60.0            61.4

PERCENTAGE CHANGE FROM PRIOR YEAR                    0.8            -5.8             -1.0              1.1             2.4
PCT. POINT DIFFERENCE FROM PRIOR YEAR                0.5            (3.7)            (0.6)             0.7             1.5
                                              $    85.54      $    84.50       $    83.16       $    83.92      $    86.11
AVERAGE DAILY RATE ($)

PERCENTAGE CHANGE FROM PRIOR YEAR                    5.2            -1.2             -1.6              0.9             2.6
                                              $   19,849      $   18,471       $   17,996       $   18,370      $   19,306
ANNUAL REVPAR ($, SEAS. ADJ.)

PERCENTAGE CHANGE FROM PRIOR YEAR                    6.0            -6.9             -2.6              2.1             5.1
                                                     3.4             2.8              1.6              2.0             2.0
INFLATION AS MEASURED BY CPI

                                                     3.8             0.3              2.4              2.7             3.8
REAL GDP, PERCENT CHANGE FROM PRIOR YEAR

                                                   2,608           2,515            2,532            2,595           2,685
AVERAGE DAILY ROOMS SOLD (000S)

PERCENTAGE CHANGE FROM PRIOR YEAR                    3.7            -3.6              0.7              2.5             3.5

Sources: PricewaterhouseCoopers LLP (2002 to 2004), Smith Travel Research (2000 to 2001), Macroeconomic Advisers LLC (real GDP and inflation forecasts), Bureau of Economic Analysis (real GDP history), Bureau of Labor Statistics (consumer price inflation history).

Recovery by late-2004 is generally expected by lodging analysts. Of course, this may vary by segment and location.

REGIONAL & STATE TRENDS

Regional trends show comparable decline in occupancy and ADR. See table below.

                       OPERATING PERFORMANCE - APRIL 2003
                    YEAR TO DATE - APRIL 2002 VS. APRIL 2003


                                                                                                      ROOM   ROOM    ROOM
                            OCCUPANCY %                ADR ($)                  REVPAR ($)             REV   AVAIL   SOLD
SEGMENT                2003    2002   % CHG    2003     2002     % CHG    2003     2002     % CHG    % CHG   % CHG   % CHG
-------                ----    ----   -----    ----     ----     -----    ----     ----     -----    -----   -----   -----
UNITED STATES          59.0    61.5    -4.1   83.22     84.88      -2.0   49.07    52.22      -6.0     -4.6     1.5   -2.7
REGION
  NEW ENGLAND          54.7    57.9    -5.5   89.94     93.47      -3.8   49.18    54.15      -9.2     -7.1     2.3   -3.4
  MIDDLE ATLANTIC      60.1    63.6    -5.5  101.12    107.36      -5.8   60.80    68.31     -11.0     -9.2    -2.0   -3.6
  SOUTH ATLANTIC       63.8    65.4    -2.4   86.49     86.89      -0.5   55.22    56.87      -2.9     -1.7     1.3   -1.2
  E N CENTRAL          52.4    55.1    -4.9   72.65     74.85      -2.9   38.05    41.26      -7.8     -6.2     1.7   -3.4
  E S CENTRAL          59.0    59.2    -0.3   61.42     61.11       0.5   36.25    36.17       0.2      1.1     0.8    0.6
  W N CENTRAL          51.7    55.4    -6.7   63.83     64.34      -0.8   32.99    35.62      -7.4     -6.1     1.4   -5.4
  W S CENTRAL          57.9    61.5    -5.9   72.31     74.24      -2.6   41.84    45.65      -8.3     -6.8     1.6   -4.4
  MOUNTAIN             59.3    62.6    -5.3   85.25     86.17      -1.1   50.54    53.92      -6.3     -5.1     1.3   -4.0
  PACIFIC              60.8    63.1    -3.6   95.23     97.26      -2.1    57.9    61.42      -5.7     -4.1     1.7   -2.0
PRICE
  LUXURY               67.4    71.7    -6.0  144.72    149.17      -3.0   97.52   106.98      -8.8     -6.6     2.5   -3.7
  UPSCALE              61.6    64.3    -4.2   89.05     90.63      -1.7   54.87    58.25      -5.8     -3.4     2.6   -1.7
  MIDPRICE             56.8    59.3    -4.2   66.78      67.9      -1.6   37.95    40.24      -5.7     -4.4     1.4   -2.8
  ECONOMY              53.4    55.1    -3.1   51.72      51.8      -0.2    27.6    28.52      -3.2     -2.8     0.4   -2.6
  BUDGET               55.1    56.8    -3.0   40.07     39.67       1.0   22.08    22.54      -2.0     -2.2    -0.1   -3.1

Source: Smith Travel Research, April 2003 STR Lodging Review


[IRR LOGO]                                                               PAGE 24

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS


MARKET AREA SUPPLY AND DEMAND GROWTH

New product supply is expected to be limited in subject's submarket given the lack of available sites for development - the immediate area is nearly 100% developed. The most recent supply growth (in past five years) in this submarket has mainly included a combination of limited, full-service, and extended stay lodging properties. The most recently completed lodging property is listed below and is a nationally flagged limited-service property located near Interstate-95. This newest hotel was added in early-2000.

HOTEL                                      YR OPEN                 # ROOMS
-----                                      -------                 -------
Fairfield Inn & Suites Jupiter*              2000                    110

* included in competitive set

Prior to 2000, 584 rooms existed in the Jupiter/Juno Beach submarket. Following the most recent completion of the above Fairfield Inn & Suites in Jupiter there is now 694 rooms, which indicates a supply growth of about 19% since 2000. Despite recent occupancy declines, demand growth in the submarket appears to have been adequate enough to absorb most of this new rooms supply. The subject's competitive set has shown increasing room nights sold over the past three years along with rising occupancy rates similar to those experienced in earlier years (prior to 2000).

Demand for hotel rooms can be categorized as: 1) "demonstrated demand", or that demand which can be quantified by examining occupancy levels at existing hotels;
2) "induced" demand, defined as that demand which does not currently seek accommodations in the market area but could be persuaded to do so through proper sales efforts, new demand generators or the availability of additional rooms supply or 3) "unsatisfied demand" is existing demand that cannot be satisfied due to full occupancy. Each source of demand is discussed as follows.

DEMONSTRATED DEMAND

Demand for hotels in any given area is measured by occupancy percentages and average daily rates. Although these statistics vary between properties due to age, condition, location, franchise affiliation, marketing efforts, and seasonality of the respective market, a review of submarket occupancy levels and ADR's is useful in determining the market potential for a property.

We have identified a competitive set and quantified their historical performance. Historical demand change was studied along with other demand factors such as population, household, and employment growth, tourism in the case of subject, etc. for a determination of an applicable demonstrated demand growth rate.

INDUCED DEMAND

Induced demand is defined as demand that does not now seek accommodations in the submarket, but could be persuaded to through sales and marketing efforts and availability of appropriate facilities. Induced demand has been generated in the submarket by new business growth and tourism, with recent efforts by subject property to capture a greater share of the corporate/business segment.


[IRR LOGO]                                                               PAGE 25

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS

UNSATISFIED DEMAND

Unsatisfied demand is defined as potential room nights previously lost in the market because of lack of available facilities. For example, if an event fills every hotel in the immediate market, any excess demand for that event will be distributed into secondary markets. In addition, regular transient traffic would be displaced as well. Historically, turn-away demand has been generated in the local market during peak tourism periods along with the recent growth in the business sector (especially those areas to the south of Jupiter). Therefore, given the limited new supply near subject over the past few years, periodic unsatisfied demand is believed evident in subject's submarket.

SEGMENTATION OF DEMAND

Demand for hotel accommodations among the competitive hotels and subject property is comprised of the following market segments, with subject property's recent historical experience as follows:



    HOLIDAY INN EXPRESS HISTORICAL SEGMENTATION

--------------------------------------------------------
                              2001      2002      2003
--------------------------------------------------------
SMERF                         8.0%      11.0%     18.0%
--------------------------------------------------------
LEISURE/DISCOUNT             69.0%      51.0%     33.0%
--------------------------------------------------------
GOVERNMENT                    1.0%       1.0%      1.0%
--------------------------------------------------------
CORPORATE                    22.0%      37.0%     48.0%
--------------------------------------------------------



CORPORATE DEMAND is generated by the offices, businesses, and commercial activity in the submarket and those areas nearby. This form of demand mainly exhibits Monday to Thursday demand patterns and generally peaks on Tuesday and Wednesday nights. Historically, corporate demand has generally accounted for 20%+ of room nights sold among the competitive set and the subject property. More recent, marketing efforts at subject have increased this market segment to nearly 50%. This is believed a positive element for subject where there is less dependence on the less stable tourist segment.

GROUP DEMAND is generated by corporate, commercial, or association groups that either meet at the individual competitive hotels, or meet at company offices. While the length of stay varies depending on group type, it is typically two or three nights and can sometimes include a weekend night. Group demand in the submarket consists of training, corporate meetings, social, military, educational, retired and fraternal, (SMERF) business, etc. Historically, the subject property had a minimal amount of occupied rooms generated from this demand sector. Again, in order to improve and stabilize occupancy, especially after September 11, 2001, more marketing has been directed to this market segment. These efforts have resulted in this demand generator having increased to nearly 18% of occupied room nights.

LEISURE DEMAND occurs primarily on weekends and is comprised of individual travelers, families, and social groups. In the summer, transient demand also occurs during the week, but the strongest period remains on the weekends. In subject's submarket leisure demand includes vacations, reunions, local and regional sporting events, citywide events, etc. This segment accounts for nearly all of the remaining demand.


[IRR LOGO]                                                               PAGE 26

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS

In addition to the above demand generators, the subject also generates about 1.0% of its demand from government contracts and accounts.

The following demand generators are also impacted by new supply of rooms in the market, as well as local and broader market and economic conditions.

                            SOURCES OF DEMAND GROWTH
                        GENERAL LODGING INDUSTRY TRENDS


TRAVEL INDUSTRY ASSOCIATION *                   2000      2001     2002     2003F
                                              ------    ------   ------    ------
Unemployment Rate (%)                            4.0       4.8      5.9       5.5
Real GDP (%)                                     4.1       1.0      1.3       4.3
Consumer Price Index (CPI%)                      3.4       3.1      2.3       2.4
Total Travel Expenditures in US (%)              7.0      -7.6      2.2       8.2
  US Residents                                   6.6      -7.0      1.4       8.0
  International Visitors                         9.5     -11.2      6.7       9.7
Total Travel-Generated Employment (%)            2.5      -5.8     -1.0       4.0
Total U.S. resident travel expenditures          8.9         7      6.8       6.3
Total Domestic Person Trips (%)                  1.0      -3.5      0.3       2.8
Total International Visitors to the US (%)       4.9     -12.6      4.3       7.9

SMITH TRAVEL          1996      1997      1998      1999      2000      2001    2002
                     ------    ------    ------    ------    ------    ------  ------
Supply Growth USA       2.4       3.6       4.2       4.1       3.1       2.4     1.8
Demand Growth USA       2.2       2.8       3.1       3.2       3.7      -3.4      .8


                               1999      2000      2001      2002F      2003F
                              ------    ------    ------    ------     ------
ECONOMIC INDICATORS

Real GDP Growth                  4.4       4.1       1.2       2.0        3.6
CPI                              2.2       3.4       2.8       1.4        2.4
Corporate Profits                N/A       N/A     -16.1       4.1        9.7
Disposable Personal Income       N/A       N/A       3.6       2.5        3.4
Unemployment                     4.5       4.0       4.8       5.9        5.5


LOCAL SOURCES                                 GROWTH RATE
-------------                                 -----------
Population Growth                             7.8% 1990 to 2000, within demographic area
Population Projection                         .4% between 2002 and 2007
Household Growth                              17.2% 1990 to 2000
Projected Household Growth                    3.9% 2002 to 2007
US Demand Growth                              Avg. 2.2% 1992 - 2002
Demand Growth Among Competitive Set           Average 2.2% per year 1997-2002

PRIMARY COMPETITORS

The primary hospitality competitors have been selected from the market as follows:

                               PRIMARY COMPETITORS

ID#            PROPERTY                                           AGE         # RMS
---            --------                                           ---         -----
1              Hampton Inn - Juno Beach                            7            91
2              Wellesley Inn - Jupiter                            14           105
3              Fairfield Inn & Suites - Jupiter                    3           110
4              Hampton Inn - Palm Beach Gardens                    4           116
                                                                  ---          ---
               TOTALS / AVERAGES                                   7           422
                                                                  ===          ===


[IRR LOGO]                                                               PAGE 27

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS

Primary competitors currently represent 422 rooms and no new meaningful rooms supply deemed comparable to subject has occurred since the addition of the Fairfield Inn & Suites in 2000. Local planning officials indicate no new lodging properties on the horizon in the immediate market area, except for one development planned for the near future that is not expected to have a direct impact on subject given its location to the north of the subject's immediate market area. Details of existing competing hotels in the submarket are summarized on the following pages.


[IRR LOGO]                                                               PAGE 28

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS


COMPETITOR NO. 1

TYPE:                 Limited Service Hotel                 [PHOTO OF PROPERTY]

PROPERTY:             HAMPTON INN - JUNO BEACH

LOCATION:             13801 US Highway 1

PHONE:                (561)626-9090

AGE:                  7 Years

RENOVATION PLANS:     None

# GUEST ROOMS:        90 (all suites)
# SUITES:             1
# FUNCTION RMS:       Small Conference Facility

AMENITIES:            Heated Pool, Spa / Gazebo

RATES:                RACK:
     Double           $79 - $129
     King

SEGMENTATION:         Corporate               25% - 30%
                      Government              0%  - 2%
                      Leisure                 67% - 75%


LODGING SCORECARD:

                                               MAX. SCORE         PROPERTY SCORE
                                               ----------         --------------
Property Affiliation: 1                            20                     18
Age, Condition & Perceived Cleanliness:            10                      8
Exposure: 2                                        10                      8
Access: 3                                          10                      8
Convenience to Support Services:                   10                      8
Location: 4                                        10                      9
Convenience to Demand Generators:                  10                      8
Security: 5                                        10                      8
Amenities: 6                                       10                      7
                                                  ---                     --
     TOTAL                                        100                     82

1)    BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)    INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.


[IRR LOGO]                                                               PAGE 29

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS


COMPETITOR NO. 2

TYPE:                 Limited Service Hotel                 [PHOTO OF PROPERTY]

PROPERTY:             WELLESLEY INN - JUPITER

                      N/S/O Indiantown Rd. @ Flag
LOCATION:             Wharf Lane

PHONE:                (561)625-8880

AGE:                  14 Years

RENOVATION PLANS:     Exterior (Currently)

# GUEST ROOMS:        101
# SUITES:             6
# FUNCTION RMS:       None

AMENITIES:            Hair Salon, Outdoor Pool

RATES:                RACK:
    Double            $79 (varies)
    King

SEGMENTATION:         Commercial
                      Group Stay              Not Disclosed
                      Leisure

LODGING SCORECARD:

                                               MAX. SCORE        PROPERTY SCORE
                                               ----------        --------------
Property Affiliation: 1                            20                    16
Age, Condition & Perceived Cleanliness:            10                     7
Exposure: 2                                        10                     7
Access: 3                                          10                     7
Convenience to Support Services:                   10                     8
Location: 4                                        10                     8
Convenience to Demand Generators:                  10                     8
Security: 5                                        10                     8
Amenities: 6                                       10                     7
                                                  ---                    --
     TOTAL                                        100                    76

1)    BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)    INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.


[IRR LOGO]                                                               PAGE 30

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS

COMPETITOR NO. 3

TYPE:                 Limited Service Hotel                 [PHOTO OF PROPERTY]

PROPERTY:             FAIRFIELD INN & SUITES

LOCATION:             6748 W. Indiantown Road

PHONE:                (561)748-5252

AGE:                  3 Years

RENOVATION PLANS:     None

# GUEST ROOMS:        110
# SUITES:             N/A
# FUNCTION RMS:       None

AMENITIES:            Heated Pool, Jacuzzi, Fitness Center

RATES:                RACK:
     Double           $69 - $119
     King

SEGMENTATION:         Commercial
                      Group Stay              Not Disclosed
                      Leisure

LODGING SCORECARD:

                                               MAX. SCORE        PROPERTY SCORE
                                               ----------        --------------
Property Affiliation: 1                            20                    17
Age, Condition & Perceived Cleanliness:            10                     9
Exposure: 2                                        10                     7
Access: 3                                          10                     8
Convenience to Support Services:                   10                     8
Location: 4                                        10                     8
Convenience to Demand Generators:                  10                     8
Security: 5                                        10                     8
Amenities: 6                                       10                     8
                                                  ---                   ---
     TOTAL                                        100                    81

1)    BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)    INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.


[IRR LOGO]                                                               PAGE 31

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS

COMPETITOR NO. 4

TYPE:                 Limited Service Hotel                 [PHOTO OF PROPERTY]

PROPERTY:             HAMPTON INN - PBG

LOCATION:             4001 RCA Boulevard

PHONE:                (561)625-8880

AGE:                  4 Years

RENOVATION PLANS:     None

# GUEST ROOMS:        116
# SUITES:             16
# FUNCTION RMS:       None

AMENITIES:            Fitness Center, Business Center,
                      Jacuzzi, Pool

RATES:                RACK:
     Double           $99 - $179
       King

SEGMENTATION:         Commercial
                      Group Stay              Not Disclosed
                      Leisure

LODGING SCORECARD:

                                               MAX. SCORE       PROPERTY SCORE
                                               ----------       --------------
Property Affiliation: 1                             20                 18
Age, Condition & Perceived Cleanliness:             10                  9
Exposure: 2                                         10                  8
Access: 3                                           10                  8
Convenience to Support Services:                    10                  8
Location: 4                                         10                  7
Convenience to Demand Generators:                   10                  8
Security: 5                                         10                  8
Amenities: 6                                        10                  8
     TOTAL                                         100                 82

1)    BASED ON J.D. POWER 2002 GUEST SATISFACTION SURVEY

2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC..


[IRR LOGO]                                                               PAGE 32

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS

Physical ranking of the competitive set is a methodology developed by Integra Realty Resources to array the competitive set in a subjective physical ranking. Certainly management and marketing efforts can result in increased or diminished performance for individual competitors. However, all things being equal and assuming competent management, our ranking scale should array the competitive set within a reasonable fill pattern. The following chart compares the scoring for various components by comparable property.

                   LODGING FUNDAMENTALS SCORECARD COMPARISON

                                                          COMPETITION -   SUBJECT
CATEGORY                                      MAX SCORE     AVERAGE       PROPERTY
--------                                      ---------     -------       --------
Property Affiliation:                              20          17            17
Age, Condition & Perceived Cleanliness:            10           8             8
Exposure:                                          10           8             8
Access:                                            10           8             8
Convenience to Support Services:                   10           8             8
Location:                                          10           8             9
Convenience to Demand Generators:                  10           8             8
Security:                                          10           8             8
Amenities:                                         10           8             8
                                                  ===         ===           ===
TOTALS:                                           100          80            82

According to the table above, the subject property tends to compare favorably to the competitive set average score of 80. The subject property, with an overall score of 82, is considered to be one of the more attractive properties in the area (recently renovated) and has recently outperform the competitive set and the overall market in general from an occupancy and ADR standpoint.

Market performance based on room nights sold among the primary competitors is compared. Data on the selected primary competitors is tracked by Smith Travel Research. Total aggregate supply and demand is summarized on the following chart.

                            PERFORMANCE OF PRIMARY/SECONDARY COMPETITORS
========================================================================================================
 YEAR      RNA     CHG. %      RNS     CHG. %   OCCUP. %  CHG. %     ADR      CHG. %    REVPAR   CHG. %
 ----      ---     ------      ---     ------   --------  ------     ---      ------    ------   ------
 2000    182,820      --     119,197      --     65.20%      --     $75.70       --     $49.36      --
 2001    192,720    5.42%    126,741    6.33%    65.76%    0.87%    $78.79     4.08%    $51.82    4.98%
 2002    192,720    0.00%    132,058    4.20%    68.52%    4.20%    $76.98    -2.30%    $52.75    1.80%
========================================================================================================
YTD 02    79,728    0.00%     60,685    1.05%    76.12%    1.08%    $89.96    -4.72%    $68.47   -3.72%
YTD 03    79,728    0.00%     61,188    2.48%    78.00%    2.48%    $91.70     1.93%    $71.53    4.46%
--------------------------------------------------------------------------------------------------------
NOTE: YTD figures are as of April.

The competitive set increased in supply during 2000 with the addition of the Fairfield Inn & Suites - coming on line in April 2000. The data indicates demand increased 10.5% from 2000 to 2002, with the year-to-date 2003 rate reflecting a near 2.5% increase over the same period last year. Occupancy also increased between 2000 and 2002 by over 5%. More recently, the year-to-date 2003 competitive set occupancy rate increased at a similar rate as demand, or again nearly 2.5%. The foregoing suggests the market is generally in equilibrium, with no new lodging development on the horizon in subject's submarket. Notwithstanding the new rooms supply during 2000, the broader market saw a 5.4% growth in rooms supply during 2000 - 2001.


[IRR LOGO]                                                               PAGE 33

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS

The addition of new, broader market, lodging product resulted in some shift in induced demand outside of immediate market area during the late-1990s and into early-2000. However, according to local sources this occupancy leakage was minimal and short-lived even with the entrance of the Fairfield Inn's and the addition of 40,000+ room nights available (RNA) commencing in early-2000. The local lodging market demand has grown, with current overall occupancy and room rate levels similar or greater than that experienced prior to the addition of these new lodging properties.

For the competitive set, room rates declined slightly from 2001-2002, but this submarket had witnessed limited increases in occupancy levels since 2000. Since 2002 room rate have generally increased as a result of a better balance in supply / demand. Demand currently outpacing the existing supply in the relevant submarket.

Subject's recent performance is shown on the following chart.

SUBJECT PERFORMANCE

The following is subject performance from 2000 through 2002.

                    SUBJECT PERFORMANCE

          SUBJ.               SUBJ.               SUBJ.
YEAR      OCC.      CHG. %     ADR      CHG. %    RPAR      CHG. %
----      ----      ------    -----     ------    -----     ------
2000      75.95%        -     $64.26       -      $48.81       -
2001      67.33%    -11.35%   $73.89    14.99%    $49.75     1.94%
2002      77.80%     15.55%   $72.16    -2.34%    $56.14    12.84%


The subject historical performance reveals an 11.4% decline in occupancy during 2001, rebounding by over 15.5% in 2002 due to the completion of major renovations and strong marketing towards the corporate / business segment of the market. This increase in occupancy during 2002 was also induced by the property's lower ADR (2.3% decline or $1.73) when compared to 2001.

DEMAND GROWTH PROJECTIONS

Demand increased in 2001 by 6.3% due to the addition of the Fairfield Inn & Suite property in the competitive set in 2000 and again in 2002 by 4.2%. There will be no new supply in 2003 based on our conversations with management and a number of local participants in the market area.

Since supply growth appears unchanged for the near term, demand in the submarket will likely remain mildly positive as forecasts for a recovery in late-2004 for the lodging industry is in the offing. Demand growth in the local market, over the near term, may be limited due to the age / condition of rooms supply within the competitive set and the fact that there few sites (if any) available for the development of lodging product - this does not however, rule out redevelopment of a site. Most area hotels are of lesser quality as subject mindful of its recent renovation, and the local visitor may prefer to frequent newer/renovated lodging properties that meet current standards. The subject and its competitive set are generally in the mid-price range (upper-end during the tourist season) for the corporate, transient, and group business traveler.


[IRR LOGO]                                                               PAGE 34

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS

As economic recovery continues demand is expected to grow. Most consultants nationally believe the industry will not rebound substantially until later in 2004. Much depends on the continuing war on terrorism and broader economic recovery policies. A review of earlier economic data for the region / area suggests a modest decline in occupancies for the South Atlantic region, while the information from the competitive set reveals growth in occupancy over the past three years along with a slight increase in ADR when compared to the prior year.

Based on the foregoing data and analyses, and mindful of the stability of the relevant market area from an economic standpoint, along with the lack of new competition entering the market over the foreseeable future, we have projected demand growth for the balance of 2003 and 2004 at 3.0% annually. Thereafter, we have stabilized this growth at 2.0% annually during the remainder of the analysis period given the uncertainty in the more distant future.

NEW SUPPLY

New supply was discussed earlier, with no new projects coming on line in the submarket over the foreseeable future that would have a direct impact on the subject or the competitive set.

MARKET PENETRATION

Market penetration is the relationship between the earned market share and the natural market share of properties competing in the marketplace. Natural market share is calculated based on room nights available for an individual property compared to room nights available for the market total. Earned market share is based on room nights sold for individual properties compared to total room nights sold in the market.

A penetration rate above 100% indicates the individual property is earning more than its natural market share due to some perceived superior factor such as chain affiliation, age, room condition or quality, management expertise, special market segmentation, etc. Market penetration of less than 100% suggests that a property is earning less than its natural market share. Factors impacting poorly performing properties include improper affiliation, poor locational attributes, inferior management policies, older, dated or poor room condition, etc.

Market penetration and ADR are related. In general, the lower the ADR the higher the occupancy and vise-versa. A balance is typically sought by a property between penetration (occupancy) and yield (ADR).


                                PENETRATION

               SUBJ.
YEAR           OCC.           CHG. %     MKT.OCC.      CHG. %         PEN. %
----           ----           ------     --------      ------         ------
2000           75.95%            -       65.20%           -           116.49%
2001           67.33%         -11.35%    65.76%        0.87%          102.38%
2002           77.80%          15.55%    68.52%        4.20%          113.54%
-----------------------------------------------------------------------------
YTD 02         85.60%          -0.52%    76.12%        1.08%          112.46%
YTD 03         91.40%           6.78%    78.00%        2.48%          117.18%
-----------------------------------------------------------------------------

[IRR LOGO]                                                               PAGE 35

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS

Subject property's penetration declined in 2001 due to the addition of the Fairfield Inn & Suites and the renovation underway during that period, with a dramatic rebounded taking place in 2002 due to strong marketing efforts in securing more corporate / business and SMERF sector patronage. The year-to-date performance at subject shows rising occupancies that have continued despite increases in ADR over the same period. Therefore, it is believed as the subject property continues to capture more than its fair share of the business sector while maintaining respectable occupancy levels, there will the opportunity to increase the ADR and RevPar.

Continued market penetration can be expected, but is contingent upon the continued strong marketing to the business sector that may have "run it course" to a degree with the market's acceptance of the near completed renovations. Based on the data offered, the renovations have improved subject's posture in the local market resulting in improved corporate / SMERF market appeal, with rising occupancy and ADR in the past year and into 2003. Notwithstanding, subject's market niche is a mid-priced lodging property.

When considering the recent occupancies for the competitive set and the subject property, we believe subject's occupancy can improve somewhat over the near term. In keeping, we have projected a penetration rate of 113% in 2003, increasing 1.6% - 1.9% annually thereafter to a stabilized 115.5% in 2005. The following occupancy forecasts are offered for subject over the five year projection period.


                   SUBJECT/MARKET OCCUPANCY RATE PROJECTIONS

--------------------------------------------------------------------------------------------------------------------------
                                                           COMPET.                                SUBJ.
YEAR        RNA          CHG.%      RNS           CHG.%     OCC.%        CHG.%     PENN.           OCC              CHG
----        ---          -----      ---           -----    ------        -----     -----          -----             ---
2000      182,820         --      119,197          --      65.20%          --      116.49%        75.95%             --
2001      192,720       5.42%     126,741        6.33%     65.76%        0.87%     102.38%        67.33%         -11.35%
2002      192,720       0.00%     132,058        4.20%     68.52%        4.20%     113.54%        77.80%          15.55%
--------------------------------------------------------------------------------------------------------------------------
2003      192,720       0.00%     130,543        3.00%     70.00%        2.16%     113.00%        79.10%           1.67%
2004      192,720       0.00%     134,460        3.00%     70.50%        0.71%     114.00%        80.37%           1.61%
2005      192,720       0.00%     137,149        2.00%     71.00%        0.71%     115.00%        81.65%           1.59%
2006      192,720       0.00%     139,892        2.00%     72.00%        1.41%     115.50%        83.16%           1.85%
2007      192,720       0.00%     142,690        2.00%     72.00%        0.00%     115.50%        83.16%           0.00%
--------------------------------------------------------------------------------------------------------------------------



Stabilized occupancy of between 79% and 83% is believed achievable over foreseeable future. Mindful of the limited changes in occupancy over the projection period, we have considered the Direct Capitalization technique in our income analysis to follow. Based on the foregoing, a stabilized occupancy between 79% and 83% has been applied in this analysis. This projected occupancy rate is expected to outperform the competitive set for the five year projection period similar to that historically experienced.

RACK RATE ANALYSIS

The subject property currently offers a number of options with respect to room types. They currently offer standard units (double/king), deluxe units (double/king), and suites. Overall, the property is affected by the seasonality of the market given its tourist orientation during the winter months along with the group and corporate business that is generated year round. As evidenced in the tables on the following page, the subject's high season typically falls between January and April, while May to October represents the slower period, and November to December the "shoulder" months.


[IRR LOGO]                                                               PAGE 36

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS


        HISTORICAL ADR/OCCUPANCIES BY SEASONALITY

               JANUARY         MAY -         NOVEMBER -
YEAR            APRIL         OCTOBER         DECEMBER
----           -------        -------        ----------
2001
  ADR           $98.87        $57.05         $68.10
  Occupancy      82.3%         62.2%          57.0%
2002
  ADR           $97.85        $56.17         $70.75
  Occupancy      86.8%         73.8%          69.5%
2003
  ADR           $99.35        $58.67           N/A
  Occupancy      92.0%         91.5%           N/A
TOTALS/AVERAGES
  ADR           $98.69        $57.30         $69.42
  OCCUPANCY      87.0%         68.0%          63.3%

                        RACK RATES BY SEASONALITY

               JANUARY         MAY -         NOVEMBER-       OVERALL
YEAR            APRIL         OCTOBER         DECEMBER       AVERAGE
----           -------        -------        ----------      -------
2003
 Rack Rate     $146.93        $77.90         $95.34         $106.99
% - Ratio       67.6%          73.6%          72.8%           68.2%



Typically, there is a lag between the quoted rack rates (or average) of a property and its achieved ADR. For most commercial lodging properties, the achieved ADR is generally 15% to 20% below the quoted average rack rate since the majority of their patronage is generated by the commercial and FIT travelers who are not offered major discounts. For properties like the subject, this discount from the average rack rate would logically be higher given that the property offers higher discounts for the group segments and the repeat business travelers who represent a major portion of the subject's patronage. Based on the property's current or expected ADR of nearly $73.00, a ratio of nearly 70% is deemed applicable and inline with market parameters based on current / foreseeable rack rates.

AVERAGE DAILY RATE

The average daily rate yield is similar to the penetration rate in that it compares the property's average daily rate to market averages. The average daily rate yield in comparison to the primary competitive set is summarized in the following chart.


                         ADR YIELD

YEAR      SUBJ. ADR      CHG. %    MKT. ADR       CHG. %    YIELD
----      ---------      ------    --------       ------    -----
 2000        $64.26         -         $75.70         -      84.89%
 2001        $73.89      14.99%       $78.79       4.08%    93.78%
 2002        $72.16      -2.34%       $76.98      -2.30%    93.74%
------------------------------------------------------------------
YTD 02       $89.43      -0.52%       $89.96      -4.72%    99.41%
YTD 03       $91.10       1.87%       $91.70       1.93%    99.35%
------------------------------------------------------------------


[IRR LOGO]                                                               PAGE 37

HOLIDAY INN EXPRESS OCEANSIDE                            LODGING MARKET ANALYSIS

Over the past two years, the subject has shown an increase in the daily rate yield from 84.9% in 2000 to 93.7% in 2002, with the ADR moving from $64.26 to $72.16 for a 12.2% increase over the past three years. A review of this ADR movement indicates a noticeable increase occurred during 2001, with a modest decline in ADR for 2002 for the reasons offered earlier. The year-to-date figures for 2003 reflect an increase in both ADR and yield for the subject of nearly 2.0%, with a yield index of 99.4%. This increasing yield along with rising occupancy suggests a stronger ADR is possible. This most recent information (YTD 2003) reveals an ADR Yield of nearly 100% for the subject property, with the 2003 year-to-date ADR for the competitive set is $91.70 and for subject $91.10. It is noted, these higher ADR rates, when compared to prior years, is for a shorter period (not annual) and includes the peak tourist period.

The competitive set shows the average daily rate rose 4.1% from 2000-2001, but declined -2.3% in 2002 in order to capture higher occupancy. The overall competitive average ADR has fluctuated over the past three years moving from an average $75.70 in 2000 to $76.98 in 2002 for a modest 1.7% increase. The addition of the Fairfield Inn & Suites in 2000 and the continued efforts by the competitive set to regain lost occupancy after September 11, 2002 were the root causes of this recent stagnation in ADR.

Given the subject has continued to outpace the competitive set from an occupancy standpoint and the fact its current ADR for YTD 2003 is 2.2% above that experienced for the first six months of 2002, we believed subject can continue to improve its ADR over the near term. Therefore, we have estimated an annual 2.0% growth in ADR during the remainder of 2003 and 2004, increasing this rate to 2.5% for the remainder of the projection period given the expected rebound in the lodging market in general after 2004.

CONCLUSION

Subject's projected rate yield is 94.0% in 2003, increasing 0.5% per year thereafter for the next two years and stabilizing at 95.0% in 2005. The forecast ADR and occupancy projections for the subject property in 2003 are 79.1% and $73.09 respectively. Projections for 2003 and beyond follow.

                         SUBJECT/MARKET ADR YIELD
          ==========================================================
          YEAR    MKT. ADR    CHG. %    YIELD    SUBJ. ADR    CHG. %
          ----    --------    ------    -----    ---------    ------
          2000     $75.70        --     84.89%    $64.26         --
          2001     $78.79      4.08%    93.78%    $73.89      14.99%
          2002     $76.98     -2.30%    93.74%    $72.16      -2.34%
          ==========================================================
          2003     $77.75      2.00%    94.00%    $73.09       1.28%
          2004     $79.31      2.00%    94.50%    $74.94       2.54%
          2005     $81.29      2.50%    95.00%    $77.22       3.04%
          2006     $83.32      2.50%    95.00%    $79.15       2.50%
          2007     $85.40      2.50%    95.00%    $81.13       2.50%
          ----------------------------------------------------------

[IRR LOGO]                                                               PAGE 38

HOLIDAY INN EXPRESS OCEANSIDE               DESCRIPTION AND ANALYSIS OF THE LAND

PROPERTY ANALYSIS

DESCRIPTION AND ANALYSIS OF THE LAND

The subject site is summarized in the following tables. The description is based on our inspection as well as information provided by management. A copy of the site plan was not provided to us.

PHYSICAL FEATURES

LAND AREA                       3.61+/- acres, or 157,252 square feet.

CONFIGURATION                   3 Rectangular Buildings

TOPOGRAPHY                      Gently Sloping

DRAINAGE                        Adequate.

FLOOD PLAIN

COMMUNITY PANEL #               120192 0119B, effective October 15, 1982.

FLOOD ZONE                      Zone C

FLOOD INSURANCE                 Not typically required within this
                                zone (Areas of Minimal Flooding).

ENVIRONMENTAL HAZARDS

Environmental evaluation is beyond our scope of expertise. A qualified engineer should be consulted on this matter. No obvious hazardous materials or conditions were observed during our inspection.

GROUND STABILITY

We were not furnished a soil analysis to review but predicate that the soil's load bearing capacity is sufficient to support the existing structure. We did not observe any evidence to the contrary during our inspection of the property.

STREETS, ACCESS, FRONTAGE

STREET                            US HIGHWAY 1                  DONALD ROSS RD.
FRONTAGE                          305 feet                      250 feet
PAVING                            Asphalt                       Asphalt
CURBS/GUTTERS                     Yes                           Yes
SIDEWALKS                         Yes                           Yes
LANES                             4 to 6                        4 to 6
DIRECTION OF TRAFFIC              North / South                 East / West
CONDITION                         Average                       Average / Good
SIGNALS/TRAFFIC CONTROL           Yes                           Yes
ACCESS                            Average                       Average / Good
VISIBILITY                        Good                          Good


[IRR LOGO]                                                               PAGE 39

HOLIDAY INN EXPRESS OCEANSIDE               DESCRIPTION AND ANALYSIS OF THE LAND

LEGAL

--------------------------------------------------------------------------------
Designation:                  CG - General Commercial

Description:                  The purpose and intent of the CG district is to
                              encourage the development of an intensive
                              commercial use providing a wide range of goods and
                              services, located adjoining at least one (1) major
                              collector or arterial road that services a
                              consumer market of at least a three mile radius.

Permitted Uses:               Permitted uses include, but are not limited too
                              hotel/motel, catering services, farmer's market,
                              medical laboratory, lounge, personal services,
                              office, nursery, retail sales, restaurant, etc....

Zoning Jurisdiction:          Palm Beach County

--------------------------------------------------------------------------------
LOT RESTRICTIONS              REQUIRED                      PROVIDED
Minimum Lot Area              1 acre                        3.61 acres

Minimum Lot Frontage          100 feet                      305 feet

Minimum Lot Depth             200 feet                      525 feet



--------------------------------------------------------------------------------
BUILDING RESTRICTIONS         REQUIRED                      PROVIDED
Maximum Density               N/A                           30 units/acre

Maximum Height                N/A                           N/A

Max. Floor Area Ratio         35%                           35%

Min. Front Setback            50 feet                       N/A

Min. Side Setback             15 feet                       N/A

Min. Rear Setback             20 feet                       N/A

Minimum Parking               1.25 spaces per room          1.25 spaces per room

--------------------------------------------------------------------------------

CONFORMITY

Based on our inspection, a review of the site plan, and a discussion with the zoning official, the current use of the site constitutes a legally permissible use that conforms to the current zoning ordinance.

--------------------------------------------------------------------------------


UTILITIES

UTILITY                       PROVIDER
-------                       --------
WATER                         City of Juno Beach

SEWER                         City of Juno Beach

ELECTRICITY                   Florida Power & Light

LOCAL TELEPHONE               AT&T


[IRR LOGO]                                                               PAGE 40

HOLIDAY INN EXPRESS OCEANSIDE               DESCRIPTION AND ANALYSIS OF THE LAND


                                    PLAT MAP

               [MAP OF THE HOWARD JOHNSON'S HOTEL IN JUNO BEACH]


[IRR LOGO]                                                               PAGE 41

HOLIDAY INN EXPRESS OCEANSIDE       DESCRIPTION AND ANALYSIS OF THE IMPROVEMENTS

DESCRIPTION AND ANALYSIS OF THE IMPROVEMENTS

The following description is based on our inspection of the property and our discussions with management.

EXTERIOR DESCRIPTION

NAME OF PROPERTY                           Holiday Inn Express Oceanside
GENERAL PROPERTY TYPE                      Lodging
SPECIFIC PROPERTY USE                      Limited-Service Hotel
SIZE
  GROSS BUILDING AREA (GBA)                55,325 square feet
  NUMBER OF ROOMS                          108 rooms
  FLOOR AREA RATIO                         35%
  SOURCE OF S F INFORMATION                Public Record
NUMBER OF BUILDINGS                        Three
STORIES                                    Two to Three
CONFIGURATION                              Rectangular
YEAR BUILT                                 1961 / Renovated 2001
ESTIMATED EFFECTIVE AGE                    20 years (per renovations)
ESTIMATED PHYSICAL LIFE                    50 years (per Marshall Valuation Service)
TYPE/QUALITY OF CONSTRUCTION               Class C, Hotel, Average / Good Quality (per Marshall Valuation Service)
FOUNDATION                                 Poured, reinforced concrete footings, slab on grade.
STRUCTURAL FRAME                           Wood Frame
EXTERIOR WALLS/WINDOWS                     Masonry
ROOF                                       Built-up flat roof; the interior inspection of the subject suggests no leakage at the date of inspection.
SPECIAL FEATURES                           Outdoor Pool w/pool house, Meeting Room

ROOM MIX

ROOM TYPE                                       TOTAL NUMBER
---------                                       ------------
STANDARD DOUBLE                                       47
DELUXE DOUBLE                                         23
STANDARD KING                                          9
DELUXE KING                                           12
SUITES                                                12
HANDICAP DOUBLE                                        1
HANDICAP KING                                          4
                                                     ===
TOTALS                                               108


[IRR LOGO]                                                               PAGE 42

HOLIDAY INN EXPRESS OCEANSIDE       DESCRIPTION AND ANALYSIS OF THE IMPROVEMENTS

INTERIOR DESCRIPTIONS

INTERIOR PARTITIONING           A combination of drywall, masonry, and ceramic tile. Firewalls are per code.

CEILING COVER                   Ceilings consist of a combination of textured drywall.

WALL COVER                      Vinyl wall coverings and painted drywall with variations.

FLOOR COVER                     Primarily commercial grade carpet in the general office, corridors, hotel rooms and meeting room. Tile floor in the bathrooms and lobby.

LIGHTING                        A combination of suspended and recessed fluorescent and incandescent lighting.

BATHROOM FIXTURES               Bathrooms include a bathtub with showerhead, toilet, and vanity cabinet with a lay-in sink;
                                fixtures are vitreous china.

BANQUET/MEETING ROOMS           Meeting room has a 20 person capacity, overhead projector, TV, and vcr.

OTHER SPECIAL FEATURES          The subject has an outdoor swimming pool. The hotel also has a self-service guest laundry.
                                The guest rooms feature specially designed work areas and coffee makers. Suites have living/dining rooms, a microwave, and a refrigerator.

CONDITION                       Good

EQUIPMENT AND MECHANICAL SYSTEMS

HVAC                           HVAC in the guest rooms and corridors consists of through-the-wall electric heat pumps.

ELECTRICAL                     Standard

PLUMBING                       Standard

FIRE PROTECTION                Water sprinkler fire protection system with smoke detectors located throughout.

ELEVATORS/STAIRWELLS           Both On-site

SECURITY SYSTEM                Card key systems for the individual rooms

FURNITURE, FIXTURES &          Each room includes chairs, lamps, framed prints, two double or king size beds, bureau, and
EQUIPMENT (FF&E)               nightstand. Additionally, each room includes a color television and housekeeping linens and blankets. Additional FF&E items include lobby area furniture and framed prints, and furniture and televisions in the meeting rooms.

CONDITION                      The appraisal inspection was limited to a visual examination of the building components. It is not possible to ascertain the integrity of concealed structural components of the serviceability of mechanical systems; inspections of this type are beyond the scope of the investigation required for this assignment. Mechanical systems are reportedly in average condition.


[IRR LOGO]                                                               PAGE 43

HOLIDAY INN EXPRESS OCEANSIDE       DESCRIPTION AND ANALYSIS OF THE IMPROVEMENTS

SITE IMPROVEMENTS

PARKING ON-SITE
  NUMBER OF SPACES                 135 spaces
  SURFACE TYPE/CONDITION           Asphalt, good condition
  PARKING RATIO                    1.25 spaces per room
  ADEQUACY                         The subject has market-oriented parking

LANDSCAPING
Generally well landscaped

DRAINAGE AND RETENTION
Adequate; storm sewer drainage systems allow site water to be collected and drained through surface drains located in the parking lot areas.

IMPROVEMENTS ANALYSIS

CONDITION                          The condition of the improvements is good.
                                   The property has been reasonably well
                                   maintained and was substantially renovated in
                                   2001.

DEFERRED MAINTENANCE               Our inspection did not reveal any significant
                                   deferred maintenance due to the recent
                                   renovation of the property.

HISTORY OF MAINTENANCE             The historic maintenance expenses reported to
                                   us are consistent with the expenses of
                                   comparable properties.

QUALITY OF CONSTRUCTION            The quality of construction is average/good.

FUNCTIONAL UTILITY                 Our inspection did not reveal any significant
                                   items of functional obsolescence.

ADA COMPLIANCE                     Provided ADA compliant rooms.

ENVIRONMENTAL                      We are neither considered experts nor
                                   competent to assess environmental issues.
                                   Upon physical inspection of the site and
                                   improvements, no indication "to the untrained
                                   eye" of environmental hazard was found.
                                   Unless stated otherwise, we assume no
                                   hazardous conditions exist on or near the
                                   subject. We recommend the client consider
                                   retaining an expert in this area.

SUMMARY OF IMPROVEMENTS DESCRIPTION

The subject is an existing limited-service hotel that was built in phases in 1961, 1989, and expanded again in 1998. The property was extensively renovated in 2001 for nearly $2,000,000, which included both the interior and exterior of the property. These renovations included painting the buildings, resurfacing and restripping the parking lot, roofing repairs, replacing of HVAC equipment, complete room renovations to meet today's standards (wallpaper/paint, carpeting, case goods, room packages, tile, vanities, fixtures, etc,), landscaping, and refinishing the pool deck. Given this renovation, the property has become a more attractive and functional property better meeting the demands of the marketplace. No adverse conditions on or off-site were noted, and overall the subject is suitable for its current use as a limited-service lodging property.


[IRR LOGO]                                                               PAGE 44

HOLIDAY INN EXPRESS OCEANSIDE                           REAL ESTATE TAX ANALYSIS

REAL ESTATE TAX ANALYSIS

Real estate tax assessments are administered by Palm Beach County and are estimated by jurisdiction on a county basis (Palm Beach County) for the subject, although the property is located in the City of Juno Beach. Real estate taxes in this state and this jurisdiction represent ad valorem taxes, meaning a tax applied in proportion to value. Dividing the assessed value for a property by $1000; then multiplying this estimate by the appropriate millage rate (currently 23.4110) determines the real estate taxes for a property. The composite millage rate is based on a consistent county tax rate in addition to one or more local special taxing district rates if applicable.

The millage rate is generally finalized in October of each year, and tax bills are received in late October or early November. If the taxes are paid prior to November 30th, the State of Florida allows a discount to 4%. This discount is reduced to 3% if paid in December, 2% in January of the following year, and 1% February, and the gross taxes are due before March 31st of the following year. After March 31st, the taxes are subject to interest.

The assessed values in the State of Florida are theoretically based on 100% of market value. In reality, however, this is seldom the case with assessment in the 75% - 90% range more applicable. For reference purposes, the subject has been assigned a property tax identification numbers of 28-43-41-28-43-001-0000. Properties are assessed in January each year and the current assessment for tax year 2002 follows along with the estimate for 2003.

2002/2003 REAL ESTATE ASSESS. & TAXES          108       28-43-41-28-43-001-0000     ACTUAL 2002    ESTIMATED 2003
==================================================================================================================
ADVALOREM TAXES -
2002 Improvement & Land Assessments/Room                          33,333              $3,600,000        $3,708,000
2002 Millage Rate (per $1000)                                                             23.411            23.411
------------------------------------------------------------------------------------------------------------------
2002 TOTAL REAL ESTATE TAXES                                     $780.35                 $84,278           $86,807
------------------------------------------------------------------------------------------------------------------
NON-ADVALOREM TAXES
Solid Waste Charge                                                                        $4,401            $4,500
------------------------------------------------------------------------------------------------------------------
2002 REAL ESTATE TAXES                                                                   $88,679           $91,307
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                                GROSS RE TAX             $88,679           $91,307
                                                             GROSS RE TAXES/RM           $821.11           $570.67
                                                           -------------------------------------------------------
                                      Note: Millage rate is unchanged for 2003 est. (Minimal increase expected)

For the most recent tax year, January 1, 2002 through December 31, 2002, the real estate taxes for the subject were $84,278. This reflects $780.35 per room. The 2002 taxes have been paid, and the 2003 taxes will not be due until November 2003 and payable by March 2004. In order to analyze the appropriate real estate tax expense associated with the property, several competitive lodging properties have been surveyed for tax comparison purposes. These comparable properties are summarized as follows.

=========================================================================================================================
      PROPERTIES                   TAX ID #           # OF UNITS   ASSESSMENT    ASSESS./RM.  TOTAL R.E. TAX    TAXES/RM.
=========================================================================================================================
Best Western - Jupiter      30-43-41-06-00-008-0010        53      $1,750,000     $33,019         $37,258       $702.97
Hampton Inn - Juno Beach    28-43-41-28-10-009-0010        91      $3,488,227     $38,332         $81,661       $897.38
Wellesley Inn - Jupiter     30-43-41-06-23-000-0061       105      $3,200,000     $30,476         $68,119       $648.76
-----------------------------------------------------------------------------------------------------------------------
        AVERAGE                                                                   $33,888                       $751.16
=======================================================================================================================
   SUBJECT PROPERTY         28-43-41-28-43-001-0000       108      $3,600,000     $33,333         $84,278       $780.35
=======================================================================================================================

[IRR LOGO]                                                               PAGE 45

HOLIDAY INN EXPRESS OCEANSIDE                           REAL ESTATE TAX ANALYSIS

CONCLUSION

The previous table shows the tax comparables ranging from say $703 to $897 per room. While subject is one of the older lodging properties in the submarket, it has recently undergone a major renovation. Hence, its assessment and taxes tends to represent the near midpoint of the observed tax comparable range(s). The taxes are slightly above the comparable set average ($751 per room) at just over $780 per room and the assessment on a per room basis is similar to the comparable average.

Based on our discussions with the county taxing authority, we have assumed taxes will increase 3.0% annually, indicating a projected 2003 tax liability of $91,307 (inclusive of non-advalorem tax of +/-$4,500 for solid waste) and the application of the estimated assessed value as set forth. In addition, we will add the personal property tax of +/-$10,875 for the FF&E and other equipment considered personal property to the estimated real estate tax.

Based on the foregoing, the total tax expense for the subject property has been projected at $102,200, or $946 per room for 2003 tax year (2003-2004 projection period).


[IRR LOGO]                                                               PAGE 46

HOLIDAY INN EXPRESS OCEANSIDE                      HIGHEST AND BEST USE ANALYSES

HIGHEST AND BEST USE ANALYSES

PROCESS

Before a property's value can be concluded, the highest and best use of the property must be determined for both the subject site as though vacant, and for the property as currently improved (if applicable). The highest and best use must be:

      - Legally permissible under the zoning laws and other restrictions that apply to the site.

      -     Physically possible for the site.

      -     Economically feasible.

      - Capable of producing the highest net return on investment (i.e. highest value) from among the possible, permissible, and economically feasible uses.

AS THOUGH VACANT

LEGALLY PERMISSIBLE

Zoning codes, land use plans, easements, and private deed restrictions often restrict permitted uses. The site is zoned CG - General Commercial, which is for the purpose and intent of the cg district is to encourage the development of an intensive commercial use providing a wide range of goods and services, located adjoining at least one (1) major collector or arterial road that services a consumer market of at least a three mile radius. A lodging use on the site is permitted and is consistent with the County's Future Land Use Plan. A variety of other mixed-use commercial uses are also permitted. Additionally, Palm Beach County's Planning and Zoning department reported no concurrency issues that would preclude development of the site.

PHYSICALLY POSSIBLE

The physical characteristics of the site could reasonably accommodate any use that is not restricted by its size (3.61+/- total acres / 157,252 square feet). The sites size and configuration are adequate to support those uses permitted within the CG zoning. Palm Beach County's zoning limits a lodging use density to a maximum 60 rooms per acre. Hence, the maximum number of rooms that would be allowed on subject site would be 216 (3.61 acres x 60/rooms per acre). Based on the site's configuration this maximum requirement would be possible notwithstanding any alternative requirements as set forth along U.S. Highway 1 and the beaches.

FINANCIALLY FEASIBLE

The general area-influencing subject is about 70% built-up, with lands to the immediate west and south of subject area available for development. This area is generally in the mature stage of the development cycle, with the exceptions of a few pockets of vacant land throughout the broader market area. Generally, the immediate area provides for minimal expansion of commercial uses similar to the subject.


[IRR LOGO]                                                               PAGE 47

HOLIDAY INN EXPRESS OCEANSIDE                      HIGHEST AND BEST USE ANALYSES

Long term the local lodging market has witnessed respectable occupancy and ADR figures and recently there have been observed increases in the subject performance as previously stated. The main market demand segment is corporate and/or leisure, with the FIT and, to a lesser degree, the government sector (seniors, military, etc...). We foresee long-term positive demand due to the area's proximity to the beaches and nearby business activity in the Palm Beach market. More recently, this market has experienced increases in occupancy and ADR levels as a result of the area becoming more attractive to the corporate / leisure traveler.

MAXIMALLY PRODUCTIVE

Commercial use(s) -lodging, residential, and/or restaurants-retail are the most logical uses that would tend to return the greatest to the land in today's market. Other commercial / retail uses are permitted, but the area is well-served by those uses. Accordingly, it is concluded a lodging and/or residential use to be maximally profitable, and the highest and best use of the site, as vacant.

AS IMPROVED

The site is improved with an existing 108-room limited-service hotel currently having a national brand (flag). The property has recently undergone a major renovation in 2001 and was flagged as a Holiday Inn Express.

The improvements were built in phases in 1961, 1989, and 1998 and went through a major renovation during 2001. The property is are in superior condition when compared to the majority of the competition in the submarket that mainly lies along US Highway 1 in Jupiter and areas to the immediate north. The recent renovations and flagging of the property have positively impacted its overall performance. Subject's physical characteristics and amenities offered provide positive elements recognizing many of the immediate surrounding competition is either older properties or do not provide similar amenities as the subject.

Notwithstanding, the slowdown in the market over the recent past due to reasons offered earlier (September 11th events and the fall-out from that occurrence), subject has continued to operate at a respectable level of occupancy and continues to outperform the relevant market. The property has historically shown positive movement in both ADR and occupancy, which is expected to continue over the foreseeable future.

Based on the foregoing, the highest and best use of subject property, as improved, is the continued use as a limited-service lodging facility.


[IRR LOGO]                                                               PAGE 48

HOLIDAY INN EXPRESS OCEANSIDE                              VALUATION METHODOLOGY

VALUATION ANALYSIS

VALUATION METHODOLOGY

The traditional methods of processing market data into a value indication include:

      -     Cost Approach;

      -     Sales Comparison Approach; and

      -     Income Capitalization Approach.

The cost approach assumes that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility. This approach is particularly applicable when the improvements being appraised are relatively new and represent the highest and best use of the land, or when the property has unique or specialized improvements for which there is little or no sales data from comparable properties. Given the age of the subject improvements and the fact that the property was recently renovated in 2001, the Cost Approach has been included in the analysis to follow.

The sales comparison approach assumes that an informed purchaser would pay no more for a property than the cost of acquiring another existing property with the same utility. This approach is especially appropriate when an active market provides sufficient reliable data that can be verified from authoritative sources. The sales comparison approach is less reliable in an inactive market, or when estimating the value of properties for which no real comparable sales data is available. It is also questionable when sales data cannot be verified with principals to the transaction. In this analysis, we have not relied on this approach since there were no significant comparable sales available than those presented.

The income capitalization approach reflects the market's perception of a relationship between a property's potential income and its market value, a relationship expressed as a capitalization rate. This approach converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value indication through capitalization. This approach is widely applied when appraising income-producing properties.

We have used all three approaches to value in the preparation of this report. The reconciliation at the end of this appraisal report discusses the relative strengths and weaknesses of each approach.


[IRR LOGO]                                                               PAGE 49

HOLIDAY INN EXPRESS OCEANSIDE                                      COST APPROACH

COST APPROACH

This approach to value was used in determining a market value indication. A Sales Comparison Approach was applied in providing a value indication for the underlying land mindful of current market conditions and use of the site for lodging similar to that existing today. We have selected the price per room as the operative unit of comparison in estimating the land value. Market participants most commonly quote this unit of comparison when discussing lodging land sales transactions that are considered the most relevant for the subject.

LAND VALUE ANALYSIS

There have been few lodging site sales in and around subject property (tourist corridor) due to both the subdued nature of the tourist market and the lack of sites available for lodging use. We were therefore, forced to expand our land sales search to other tourist areas in the community. Our comparative analysis to follow (see summary table of sales) incorporates three land sales, with the following map showing the location of these sales in comparison to subject location.

                COMPARABLE HOTEL LAND SALES MAP (CAPE CANAVERAL)


                       [COMPARABLE HOTEL LAND SALES MAP]


[IRR LOGO]                                                               PAGE 50

HOLIDAY INN EXPRESS OCEANSIDE                                      COST APPROACH


              COMPARABLE HOTEL LAND SALES MAP (MIAMI / HALLANDALE)

                       [COMPARABLE HOTEL LAND SALES MAP]


                      COMPARABLE LAND SALES SUMMARY TABLE


SALE NO.                     1                                  2                                  3
----------------------------------------------------------------------------------------------------------------------
PROPERTY NAME/TYPE          VACANT HOTEL SITE             EXTENDED STAY HOTEL SITE           HAMPTON INN HOTEL SITE
----------------------------------------------------------------------------------------------------------------------
Location                 W/S/O Astronaut Blvd., N/O         7800 NW 25th Street           W/S/O Federal Highway, just
                                Tower Blvd.                                                    S/O SE 9th Court

City                          Cape Canaveral                     Miami                            Hallandale
County                           Brevard                          Dade                              Broward
----------------------------------------------------------------------------------------------------------------------
Buyer                              N/A                 Extended Stay America Florida,        Hallandale Group (LP)
                                                                    Inc.

Seller                   Portview of Cape Canaveral            MICC Venture                 M/M James F & Shirley A
                                   (LLC)                                                           Heiman
----------------------------------------------------------------------------------------------------------------------
Sale Date                    Under Contract                      Mar-01                             Oct-00
Sale Price                     $2,500,000                      $1,950,000                         $2,390,000
O.R. Book/Page                     N/A                         19576/2647                         30954/1270
Conditions of Sale                 N/A                        Arm's Length                       Arm's Length
Terms                              N/A                       Cash to Seller                     Cash to Seller
----------------------------------------------------------------------------------------------------------------------
SALE PRICE/SF                     $8.02                          $15.99                             $19.25
SALE PRICE/AC                   $349,162                        $696,429                           $838,596
SALE PRICE/ROOM                  $16,667                         $19,898                            $15,828
----------------------------------------------------------------------------------------------------------------------
PHYSICAL DATA
----------------------------------------------------------------------------------------------------------------------
Rooms                              150                              98                                  151
Land Area (AC)                     7.16                            2.80                                 2.85
Density (Rooms/AC)                20.95                           35.00                                52.98
Configuration                   Irregular                       Irregular                            Irregular
Access/Exposure               Astronaut Blvd.                 NW 25th Street                       Federal Highway

Utilities                      All Available                   All Available                         All Available
Zoning                       C-1, Commercial                       IU-2                                  RM-18
----------------------------------------------------------------------------------------------------------------------
COMPARISON
----------------------------------------------------------------------------------------------------------------------
Mkt. Conditions/Time             Similar                      Slightly Inferior                          Inferior
Location                         Inferior                        Similar                                 Similar
Physical Features            Slightly Inferior                Slightly Superior                          Similar
Density                          Similar                         Similar                                 Inferior
Access/Exposure                  Similar                         Similar                                 Similar
Zoning                           Similar                         Similar                                 Similar
----------------------------------------------------------------------------------------------------------------------
OVERALL ADJUSTMENT               INFERIOR                        SIMILAR                                 INFERIOR
----------------------------------------------------------------------------------------------------------------------



[IRR LOGO]                                                               PAGE 51

HOLIDAY INN EXPRESS OCEANSIDE                                      COST APPROACH

COMPARATIVE ANALYSIS

COMPARABLE LAND SALE NO. 1 is currently under contract for the development of a lodging facility to a maximum 150 rooms. The contracted price is equal to $16,667 per unit and $349,162 per acre. It is located along the west side of Astronaut Blvd. (SR A1A), just south of the Bee Line Expressway in Cape Canaveral, an ocean front community similar to subject area. The location is considered analogous, but inferior to the subject given its distance from the beach. Overall, this sale requires upward adjustments for its location and physical features (larger than subject). The observed per room sale price of $16,667 is considered inferior to what could be achieved at subject.

COMPARABLE LAND SALE NO. 2 is the purchase of a hotel site that was subsequently developed with an Extended Stay America limited service lodging facility. The sale occurred in March 2001 for a price equal to $19,898 per room. This property is located on the south side of NW 25th Street, just east of the Sawgrass Expressway in the Miami market This location is noticeably inferior to subject due to the lack of beach access, an element somewhat mitigated by its location in an established business park. This sale took place in 2001 and mindful of market conditions no adjustment for the passage of time is warranted. The site is slightly smaller in size. Overall, this sale provided a good per room value indicator.

COMPARABLE LAND SALE NO. 3 occurred in October 2000 for a price equal to $15,828 per room. This site is located along the west side of US Highway 1, just south of SE 9th Street in Hallandale, Fl. The site has been subsequently improved with a 151-room limited service Hampton Inn. The location is considered analogous but again slightly inferior to subject given its further distance to the beach. No major adjustment to this sale for time (2000) was required, again mindful of overall lodging market conditions. With no other elements of comparison warranting adjustment, a price per room above $15,800 is applicable for subject site.

LAND VALUE CONCLUSION

The comparable sales provided an unadjusted value range indication of $15,828 to $19,898 per room. Based on the comparative elements discussed, and when considering current market conditions, comparable land Sale Nos. 1 and 2 represent hotel site purchases at prices reflective of the indicated value for the subject site with modest adjustment at best. Given the adjustments applied and the fact Sale No. 2 is considered highly comparable on an adjusted basis, suggests subject site would command a per room value toward the upper-end of the observed per room price range offered by these transactions. Based on the foregoing, we have concluded to an underlying land value indication equal to $19,850 PER ROOM.

LAND VALUE ESTIMATE = 108 ROOMS X $19,850 = SAY $2,150,000


[IRR LOGO]                                                               PAGE 52

HOLIDAY INN EXPRESS OCEANSIDE                                      COST APPROACH

IMPROVEMENTS COST ANALYSIS

INDEPENDENT COST ANALYSIS

The Improvements Cost Analysis involves the following.

      - Independently estimate the cost of replacing or reproducing the proposed improvements under current market conditions (including entrepreneurial incentive), to arrive at cost new;

We have used Marshall Valuation Service (MVS) in our independent analysis of improvement costs. The following address the three major components of the replacement cost process: Direct and Indirect Costs, and Profit.

DIRECT COSTS

Direct Costs are the expenditures for labor and construction materials, including contractor's overhead and profit. Marshall Valuation Service (MVS) provides the basis for the Direct Cost estimate, as is shown in detail in the Recapitulation of the Cost Approach at the conclusion of this section. The improvement's base cost per square foot is derived from Section 11, Page 20, of MVS. The subject is considered a Class C, Average/Good quality limited service hotel.

(MVS) base cost includes architect's fees, construction loan fees and interest, and adjustments for current and local cost multipliers. Typical improvements costs for this classification range from $65 to $75/SF before adjustments. We have concluded to a cost of $70/SF base cost before applying other adjustments (sprinklers / current and local multipliers).

Our adjusted base cost is equal to just over $63.14 per square foot, or nearly $3.69 million. To this amount we have added the indicated cost of site improvements (off and on-site work, parking, pool / decking, landscaping, etc.). These costs were estimated at $1,226,250. Adding an estimate for FF&E of $810,000 ($7,500/room) indicates a total Direct Cost indication of $5.76+/- million.

INDIRECT COSTS

Indirect costs (soft costs) are expenditures for items other than construction labor and materials. Indirect costs not included in Marshall's estimate are allowances for planning and zoning fees, soil and lab tests, legal and closing costs, tap fees, appraisal fees, financing fees, accounting fees, administration, and related expenses during construction. These additional Indirect Costs are estimated at 16% of Direct Costs, or $885,000.

Our estimated combined Direct and Indirect Costs for the improvements totals say $6.41 MILLION ($59,389 per room and $115.93 per gross square foot).


[IRR LOGO]                                                               PAGE 53

HOLIDAY INN EXPRESS OCEANSIDE                                      COST APPROACH

ENTREPRENEURIAL (PROFIT) INCENTIVE

A developer is motivated by the anticipation of a reward, although the success of the project will ultimately determine its magnitude. Essentially, entrepreneurial incentive is a market-derived figure that reflects the amount that the entrepreneur or developer expects to receive in addition to costs. This amount provides the incentive for undertaking the development. In estimating entrepreneurial incentive in this market, we have used 15% of Direct/Indirect Costs, or say $1.28 MILLION.

IMPROVEMENTS REPLACEMENT COST NEW

The Recapitulation of the Cost Approach itemizes the three components of the replacement cost new (see table to follow - before the underlying land value) of $7.7 MILLION ($71,296 per unit and $139.18 per square foot).

ACCRUED DEPRECIATION

In this analysis, we have applied two separate depreciation estimates to the improvements and the FF&E respectively. The FF&E includes short-lived items that depreciate quicker than long-lived items like the improvements. Based on the recent renovations which included all new FF&E items, the loss in depreciation for these short-lived items will be reflected in the value estimate. The foregoing independent analysis included a total depreciation for the improvements and FF&E of say 35.0% and 10.0% respectively.

The physical depreciation was estimated using the age/life method assuming the property had been reasonably well maintained over the years. Applying an effective age and economic life of plus or minus 18 and 50 years respectively, suggests a total physical depreciation of 35.0% (18 years / 50 years = 35.0%). The latter equates to $2.7 MILLION in depreciation for the improvements, while the depreciation of 10% for the FF&E reflects $80,000.

This effective age estimate is considerably below the chronological age reported at between 14 and 42 years due to the current condition of the property since the major renovation in 2001.

Based on the foregoing, we have concluded to a depreciated improvement cost estimate of $4.92 million ($45,556/room) and a total "as is" depreciated development cost (includes land value) of $7,100,000.

A recapitulation of our depreciated development costs follows:


[IRR LOGO]                                                               PAGE 54

HOLIDAY INN EXPRESS OCEANSIDE                                      COST APPROACH
--------------------------------------------------------------------------------

INDEPENDENT DEVELOPMENT COST ESTIMATE SUMMARY
================================================================================

--------------------------------------------------------------------------------
 HOTEL                        GROSS BUILDING AREA            55,325       SF
--------------------------------------------------------------------------------
          Class C, Section 11, Page 20: Average/Good Hotel   Nov-02   $ 70.00
          Add: Fire Sprinkler                                           $1.75
--------------------------------------------------------------------------------
          TOTAL                                                       $ 71.75
--------------------------------------------------------------------------------
          Current Cost Multiplier                            Aug-02     1.000
          Local Multiplier                                   Jul-02     0.880
--------------------------------------------------------------------------------
          Adjusted Cost Factor                                          0.880
-----------------------------------------------------------------------------------------------
          ADJUSTED BASE COST NEW                                      $ 63.14        $3,493,000
-----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 SITE IMPROVEMENTS/FF&E                                                  TOTALS
--------------------------------------------------------------------------------
          Landscaping / Signage / Misc. Improvements                  $1,000,000
          Swimming Pool/Equip.                                        $  125,000
          On-Site Parking                    135 Spaces      $750     $  101,250
          FF&E                               108 Room      $7,500     $  810,000
-----------------------------------------------------------------------------------------------
          SITE IMPROVEMENTS/FF&E COST NEW                                            $2,036,250
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
 DIRECT IMPROVEMENTS COST NEW ESTIMATE                      $51,197       ROOM       $5,529,300
-----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 INDIRECT COSTS
-----------------------------------------------------------------------------------------------
 As a % Direct Costs                                           16.0%                   $885,000
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
 IMPROVEMENTS COSTS NEW ($/SF)                                           $115.93     $6,414,000
 ADD: Entrepreneurial Profit (Includes Land Value)                         15.0%     $1,280,000
-----------------------------------------------------------------------------------------------
 TOTAL IMPROVEMENTS COST NEW ESTIMATE                                    $139.18     $7,700,000
 PRICE SF                                                                               $139.18
 PRICE ROOM                                                                             $71,296
 LESS: DEPRECIATION
          Physical Incurable (Age / Life Method)   35.0%  $2,700,000
          External Obsolescence                     0.0%          $0
          FF&E Depreciation                        10.0%     $80,000
          ----------------------------------------------------------
          Total Depreciation                                                        $(2,780,000)
-----------------------------------------------------------------------------------------------
 DEPRECIATED IMPROVEMENTS COST ESTIMATE                                             $ 4,920,000
 ADD: Land Value Estimated                          108        Rooms     $19,850    $ 2,150,000
-----------------------------------------------------------------------------------------------
 DEPRECIATED DEVELOPMENT COST ESTIMATE                                              $ 7,100,000
----------------------------------------------------------------------- PER UNIT    $    65,741
                                                                        PER SF         $ 128.33
                                                                      -------------------------


          COST APPROACH VALUE INDICATION:      SAY $7,100,000


[IRR LOGO]                                                               PAGE 55

HOLIDAY INN EXPRESS OCEANSIDE                          SALES COMPARISON APPROACH

SALES COMPARISON APPROACH

In the sales comparison approach to value, the following steps have been taken in estimating market value.

      -     Research recent sales of comparable improved properties;

      - Select the most comparable sales and present the pertinent data on these sales;

      - Adjust the sales for differences in the various elements of comparison; and,

      - Summarize the analysis and conclude a value indication based upon the adjusted sale prices of the comparables.

In performing the sales comparison approach, we surveyed sales activity for similar hotel properties in the Palm Beach market, as well as other hotel markets throughout Florida since there was limited sales in subject's submarket that were deemed comparable to subject property. And based on the sales offered, we have placed limited emphasis on this approach to value. The sales set forth are the best available and were considered marginal at best from a comparability standpoint either due to physical features, economic elements, or age of the sale reflecting a different market condition. We have selected the following four improved lodging property sales as the best indicators of value for the subject.

The four selected sales are summarized in a following table. The sale prices identified in the table have been adjusted for cash-equivalency, when appropriate. We have also included individual comparable data along with a photographic exhibit and a location map. Pertinent data is summarized in the comparable sheet. Our adjustment process is based on those qualitative adjustments applied with respect to market conditions / time, location, physical features, and economic factors.

In analyzing the sales data, we have selected the price per room as the unit of comparison. Most buyers, sellers and brokers utilize price per room and room revenue multipliers when making an initial estimate of subject value. This is the unit(s) of comparison most commonly quoted by brokers, sellers, and purchasers when discussing sales transactions and is considered the most relevant for the subject.


[IRR LOGO]                                                               PAGE 56

HOLIDAY INN EXPRESS OCEANSIDE                          SALES COMPARISON APPROACH

                                     SALE #1

NAME:                      QUALITY INN OCEANFRONT RESORT      [MAP OF LOCATION]

                           1208 N. Ocean Blvd.
LOCATION:                  Pompano Beach, FL

GRANTOR:                   Gami Oceanfront (LLC)

GRANTEE:                   Tidewater Lodging Group LLC)

DATE OF SALE:              09/2002

TERMS:                     Cash to Seller

PROPERTY DATA
  AGE:                     30 years
  NO. OF ROOMS:            93 rooms

SALES PRICE:                     $7,065,000
ROOMS INCOME:                    N/A
NET OPERATING INCOME:            N/A

RATIOS OF COMPARISON
  PRICE/ROOMS:                   $75,968
  OVERALL RATE:                  10.0% - 11.0%
COMMENTS:                        This property is a full-service hotel located directly on the beach.

                                [PHOTO OF HOTEL]


[IRR LOGO]                                                               PAGE 57

HOLIDAY INN EXPRESS OCEANSIDE                          SALES COMPARISON APPROACH

                                     SALE #2

NAME:                      HEART OF PALM BEACH HOTEL          [MAP OF LOCATION]

                           160 Royal Palm Way
LOCATION:                  Palm Beach, FL

GRANTOR:                   Richard A. Spigler

GRANTEE:                   Heart of Palm (LLC)

DATE OF SALE:              11/2000

TERMS:                     Cash to Seller

PROPERTY DATA
  AGE:                     22 years
  NO. OF RMS:              88 rooms

SALES PRICE:                     $5,000,000
ROOMS INCOME:                    N/A
NET OPERATING INCOME:            N/A

RATIOS OF COMPARISON
  PRICE/ROOMS:                   $56,818
  ROOM REVENUE MULTIPLIER:       N/A
  OVERALL RATE:                  N/A
COMMENTS:                        This transaction represents the sale of a
                                 full-service hotel located within walking
                                 distance to the beach. It is situated in a
                                 highly populated market that is fully developed
                                 with residential and commercial uses.

                                [PHOTO OF HOTEL]


[IRR LOGO]                                                               PAGE 58

HOLIDAY INN EXPRESS OCEANSIDE                          SALES COMPARISON APPROACH

                                     SALE #3

Name:                      HOLIDAY INN EXPRESS                [MAP OF LOCATION]

                           1500 SE 17th Street
Location:                  Ft. Lauderdale, FL

Grantor:                   Raymond H. Lowell Jr. (etal)

Grantee:                   Royal Palm Hospitality II

Date of Sale:              09/1999

Terms:                     Cash to Seller

Property Data
  Age:                     7 years
  No. of Rms:              78 rooms

Sales Price:                     $5,600,000
Rooms Income:                    N/A
Net Operating Income:            N/A

Ratios of Comparison
  Price/Rooms:                   $71,795
  Room Revenue Multiplier:       N/A
  Overall Rate:                  N/A
Comments:                        This property is located within Broward County
                                 to the south of the subject property. It does
                                 not have beach access like subject and is
                                 situated along A1A near its southern
                                 intersection with US Hwy. 1.

                                [PHOTO OF HOTEL]


[IRR LOGO]                                                               PAGE 59

HOLIDAY INN EXPRESS OCEANSIDE                          SALES COMPARISON APPROACH

                                     SALE #4

Name:                      HOLIDAY INN                        [MAP OF LOCATION]

                           930 N. Atlantic Ave.
Location:                  Daytona Beach, FL

Grantor:                   Kasim, Inc.

Grantee:                   Daytona Hospitality II, Inc.

Date of Sale:              11/1999

Terms:                     Cash to Seller

Property Data
  Age:                     35 years
                           (Renovated 2000/2001)
  No. of Rms:              123 rooms

Sales Price:                     $8,200,000
                                   ($3.2 million plus $5.0 million renovation)
Rooms Income:                    $3,199,000
Net Operating Income:            $989,740

Ratios of Comparison
  Price/Rooms:                   $66,667
  Room Revenue Multiplier:       2.56
  Overall Rate:                  12.1%
Comments:                        Former Florida Palms hotel. Major renovation -
                                 now in excellent condition. Restaurant/lounge,
                                 conference center, banquet rooms, and swimming
                                 pool. Property also has parking lot across
                                 street. No actual financial information was
                                 offered regarding this sale based on
                                 discussions with buyer / seller, however, we
                                 were provided with proforma information
                                 assuming a stabilized operating posture (after
                                 renovation) as set forth above. This data
                                 supports a value indication for subject upon
                                 renovation and stabilized occupancy. The $3.2
                                 million purchase price "as is" indicated a
                                 price equal to just over $26,000 / room, a
                                 value indication well below that achievable at
                                 subject under "as is" conditions.

                                [PHOTO OF HOTEL]


[IRR LOGO]                                                               PAGE 60

HOLIDAY INN EXPRESS OCEANSIDE                          SALES COMPARISON APPROACH

                           SUMMARY OF COMPARABLE SALES

                                         TOTAL       YEAR       SALE           PRICE/
NO.        PROPERTY        SALE DATE     ROOMS       BUILT      PRICE          UNIT       RRM
---        --------        ---------     -----       -----      -----          ----       ---
1          QUALITY INN
           OCEANFRONT
           RESORT          09/2002       93          1973       $7,065,000     $75,968    N/A

2          HEART OF PALM
           BEACH
           HOTEL           11/2000       88          1981       $5,000,000     $56,818    N/A

3          HOLIDAY INN -   11/1999       123         1968       $8,200,000     $66,667    2.56
           DAYTONA

4          HOLIDAY INN     09/1999       78          1996       $5,600,000     $71,795    N/A
           EXPRESS

The price per room is relied upon by market participants. Due to the income producing nature of the property all aspects of a property's investment appeal are incorporated in revenue per available room. However, due to the unavailability of economic data from the comparable sales despite our attempts, we have relied solely on the qualitative adjustments applied. The following adjustment grid compares the comparables to the subject based on similarities in physical features, location, timing, and zoning.

                             SALES COMPARISON CHART

====================================================================================================================================
SALE NO.                                SUBJECT                                1                                    2
------------------------------------------------------------------------------------------------------------------------------------
NAME                              HOLIDAY INN EXPRESS            Quality Inn Oceanfront Resort           Heart of Palm Beach Hotel
                                       OCEANSIDE

Location                      E/S/O US Highway 1, just S/O          1208 N. Ocean Boulevard                 160 Royal Palm Way
                                    Donald Ross Rd.
City                                  Juno Beach                         Pompano Beach                          Palm Beach
County                                Palm Beach                                                                Palm Beach
====================================================================================================================================
Buyer                                    N/A                      Tidewater Lodging Group (LLC)             Heart of Palm (LLC)

Seller                                   N/A                          Gami Oceanfront (LLC)                 Richard A. Spigler
====================================================================================================================================
Sale Date                                N/A                                 Sep-02                               Nov-00
Sale Price                               N/A                               $7,065,000                           $5,000,000
====================================================================================================================================
O.R. Book/Page                           N/A                              33778 / 0579                         12166 / 0294
Conditions of Sale                       N/A                               Arms length                          Arms length
Terms                                    N/A                             Cash to Seller                       Cash to Seller
====================================================================================================================================
SALE PRICE/SF                            N/A                                 $105.29                               $65.55
SALE PRICE/ROOM                          N/A                                 $75,968                              $56,818
DENSITY                                 29.9                                    60.4                                 60.9
------------------------------------------------------------------------------------------------------------------------------------
PHYSICAL DATA
------------------------------------------------------------------------------------------------------------------------------------
Type                                Limited Service                        Full-Service                         Full-Service
Rooms                                    108                                   93                                   88
Stories                                    3                                    9                                    3
Building(s) SF                          55,325                               67,099                               76,273
Year Built                       1961 / Renovated 2001                        1973                                 1981
Site Size (AC)                           3.61                                 1.54                                 1.45
------------------------------------------------------------------------------------------------------------------------------------
ECONOMIC DATA
------------------------------------------------------------------------------------------------------------------------------------
Occupancy                         Proj. 2003 - 79.1%                           85%                                  N/A
ADR                               Proj. 2003 - $73.09                        $190.00                            $199 - $299
Rooms Revenue                         $2,278,879                               N/A                                  N/A
NOI                                    $706,600                                N/A                                  N/A
NOI/Room                                $6,537                                 N/A                                  N/A
Expenses                              $1,604,809                               N/A                                  N/A
Expenses/Room                          $14,859                                 N/A                                  N/A
OAR                                      N/A                              10.0% - 11.0%                             N/A
GRM                                      N/A                                   N/A                                  N/A
------------------------------------------------------------------------------------------------------------------------------------
QUALITATIVE ADJUSTMENTS
------------------------------------------------------------------------------------------------------------------------------------
Mkt. Conditions / Time                   N/A                                 Similar                             Inferior
Location                                 N/A                             Slightly Superior                   Slightly Inferior
Physical Features                        N/A                                 Superior                        Slightly Superior
Zoning                                   N/A                                 Similar                             Similar
------------------------------------------------------------------------------------------------------------------------------------
ADJUSTMENT                                                                   SUPERIOR                            INFERIOR
------------------------------------------------------------------------------------------------------------------------------------

=================================================================================================
SALE NO.                                   3                                 4
-------------------------------------------------------------------------------------------------
NAME                                  Holiday Inn                    Holiday Inn Express

Location                        930 N. Atlantic Avenue               1501 SE 17th Street
City                                Daytona Beach                      Fort Lauderdale
County                                 Volusia                             Broward
=================================================================================================
Buyer                        Daytona Hospitality II, Inc.          Royal Palm Hospitality II

Seller                               Kasim, Inc.                  Raymond H. Lowell Jr. (etal)
=================================================================================================
Sale Date                              Nov-99                               Sep-99
Sale Price                           $8,200,000                           $5,600,000
=================================================================================================
O.R. Book/Page                           ---                              29898 / 0307
Conditions of Sale                   Arm's Length                         Arm's Length
Terms                               Cash to Seller                       Cash to Seller
=================================================================================================
SALE PRICE/SF                            ---                                 $145.36
SALE PRICE/ROOM                        $66,667                               $71,795
DENSITY                                  ---                                  83.0
-------------------------------------------------------------------------------------------------
PHYSICAL DATA
-------------------------------------------------------------------------------------------------
Type                                 Full-Service                        Limited-Service
Rooms                                    123                                   78
Stories                                    6                                    4
Building(s) SF                           N/A                                 38,524
Year Built                     1968 - Renovated 2000/01                       1996
Site Size (AC)                           ---                                  0.94
-------------------------------------------------------------------------------------------------
ECONOMIC DATA
-------------------------------------------------------------------------------------------------
Occupancy                                N/A                                70% - 75%
ADR                                      N/A                                   N/A
Rooms Revenue                         $3,199,000                               N/A
NOI                                    $989,740                                N/A
NOI/Room                                $8,047                                 N/A
Expenses                                 N/A                                   N/A
Expenses/Room                            N/A                                   N/A
OAR                                     12.1%                                  N/A
GRM                                      2.56                                  N/A
-------------------------------------------------------------------------------------------------
QUALITATIVE ADJUSTMENTS
-------------------------------------------------------------------------------------------------
Mkt. Conditions / Time                 Inferior                              Inferior
Location                               Similar                               Similar
Physical Features                      Superior                              Superior
Zoning                                 Similar                               Similar
-------------------------------------------------------------------------------------------------
ADJUSTMENT                             SIMILAR                          SLIGHTLY SUPERIOR
-------------------------------------------------------------------------------------------------

[IRR LOGO]                                                               PAGE 61

HOLIDAY INN EXPRESS OCEANSIDE                          SALES COMPARISON APPROACH

After applying the pertinent qualitative adjustments to the comparable sales, a narrowed value range of $62,000 to $66,000 is believed applicable. Sale No. 1, at an unadjusted price of $75,968 per room, is a superior property since it is located directly on the beach. Sale Nos. 2 and 3 offer unadjusted sale prices of $56,818 and $66,667 per room respectively. These two properties are close to the beach like subject and are a similar product type with the exception they both have a restaurant. Sale No. 3 is considered similar from a locational standpoint and only requires a modest downward adjustment for its slightly superior character (full-service). These sales had ADR / occupancies that span the broader market-wide parameters, and tended to reflect rates and occupancies achieved at subject based on our knowledge of these markets through the use of Smith Travel Services statistics.

While we were unsuccessful in securing relevant economic data regarding the comparable sales, Based on the adjustments offered combined with our knowledge of these markets, we have concluded to a value range for subject that is supported by the other two approaches to value. Premised on the foregoing, we have concluded to a value indication toward the upper-end of the observed adjusted value range, or $65,000 - $ 66,000 PER ROOM.

SALE COMPARISON APPROACH VALUE RANGE INDICATION

   UNIT PRICE       X   # UNITS   =           VALUE
-----------------       -------       -----------------------
$65,000 - $66,000          108        $7,020,000 - $7,128,000

(ROUNDED)                             $7,000,000 - $7,100,000


[IRR LOGO]                                                               PAGE 62

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH

INCOME CAPITALIZATION APPROACH

INTRODUCTION

The Income Capitalization Approach uses one or more techniques in which the subject's anticipated net operating income is capitalized into a value indication. The validity of this value indication depends on the quality of the data available to estimate income, vacancy, and expenses and to select a capitalization rate. Other important factors concern the characteristics of the income stream, its economic life span, and the method used to convert the net income into value.

Following is an overview of the steps used in the income capitalization approach.

      - Estimate potential gross income. This involves multiplying the number of rooms by the average daily rate (ADR) multiplied by a projected average annual occupancy. The ADR and occupancy are typically based upon historical experience in the subject and data extracted from the marketplace. Additional revenues from other operating departments are then considered.

      -     Estimate expenses.

      -     Calculate the reconstructed net operating income.

      - Select a capitalization rate from the market to use in Direct Capitalization.

      - Perform a discounted cash flow analysis to estimate value through yield analysis.

      -     Reconcile a value indication for the income capitalization approach.

REVENUES

ROOMS REVENUE

The subject property was originally built as a limited-service Howard Johnson hotel in 1961 and was reflagged upon purchase in 1999. It has historically been operated in this manner and is expected to continue these operations. Integra Realty Resources - Orlando has been provided with historical operating statements which have been compiled in a comparative statement on a following page, along with the Budget Statement for 2003.

We have studied industry standard Experience Exchange Reports published by both Smith Travel Research (the Host Report) and PKF Consulting (the Trend Report). These industry trend reports identify limited service hotels by price, category, size and region. This data is also presented for determination of stabilized operating expenses for the subject property. Forecasted rooms revenue and occupancy for the five year projection period (2003 - 2007) is summarized on the next page.


[IRR LOGO]                                                               PAGE 63

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH

Economic room rent is market rent or the average room rate a potential patron is warranted in paying and the lodging operator is warranted in receiving for the services offered. Forecasting the subject's economic income involves an analysis of room sales. This is best accomplished by stabilized historical operation in conjunction with comparison with other similar lodging properties available within the subject's relevant submarket. This analysis was conducted in the Market Analysis section of this report.

ESTIMATION OF ROOMS REVENUE

Room revenue for 2003 is projected below at $2,278,879. This is supported by a detailed penetration and yield studies conducted in the Market Analys is section to the report.

Total room revenue for 2003 is calculated as follows.

ROOMS            X          DAYS OF THE YEAR            =       ROOM NIGHTS AVAILABLE
-----                       ----------------                    ---------------------
 108                              365                                  39,420

 RNA             X          PROJECTED OCCUPANCY         =       ROOM NIGHTS SOLD
 ---                        -------------------                 ----------------
39,420                            79.1%                               31,181

 RNS             X          AVERAGE DAILY RATE          =         ROOM SALES
 ---                        ------------------                    ----------
39,181                            $73.09                          $2,278,879

Based on the format offered above the following is the actual last three years rooms revenue and our projections through 2007 based on the information set forth earlier.

                                                            ROOMS        % TOTAL     $/AVAILABLE
YEAR                         ADR        OCCUPANCY          REVENUE       REVENUE        ROOM
2000                       $64.26         76.0%          $1,929,217       97.1%        $17,863
2001                       $73.89         67.3%          $1,961,115       97.2%        $18,158
2002                       $72.16         77.8%          $2,212,890       98.3%        $20,490
-----------------------------------------------------------------------------------------------
Integra Proj. June 2004    $73.09         79.1%          $2,278,879       98.7%        $21,101
Integra Proj. June 2005    $74.94         80.4%          $2,374,340       98.8%        $21,985
Integra Proj. June 2006    $77.22         81.7%          $2,485,541       98.8%        $23,014
Integra Proj. June 2007    $79.15         83.2%          $2,594,795       98.7%        $24,026
Integra Proj. June 2008    $81.13         83.2%          $2,659,665       98.8%        $24,627
-----------------------------------------------------------------------------------------------





[IRR LOGO]                                                               PAGE 64

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH


                                                HOLIDAY INN EXPRESS -- JUNO BEACH
                                             OPERATING COMPARISON/BUDGET/FORECAST
---------------------------------------------------------------------------------------------------------------------------------

                                          ACTUAL 2000                    ACTUAL 2001                           ACTUAL 2002
---------------------------------------------------------------------------------------------------------------------------------
AVERAGE AVAILABLE ROOMS                      108                            108                                   108
 AVERAGE OCCUPANCY                          76.0%                          67.3%                                 77.8%
 AVERAGE ADR                                $64.26                         $73.89                                $72.16
---------------------------------------------------------------------------------------------------------------------------------
REVENUE                          AMOUNT       RATIO     $/ROOM    AMOUNT       RATIO     $/ROOM    AMOUNT       RATIO     $/ROOM
---------------------------------------------------------------------------------------------------------------------------------
 Rooms                          $1,929,217     97.1%    $17,863   $1,961,115    97.2%    $18,158   $2,212,890    98.3%    $20,490
 Food/Beverage                          $0      0.0%         $0           $0     0.0%         $0           $0     0.0%         $0
 Telecommunications                $26,341      1.3%       $244      $16,828     0.8%       $156      $15,362     0.7%       $142
 Rental/Other Operating Depts.     $31,868      1.6%       $295      $39,588     2.0%       $367      $22,031     1.0%       $204
=================================================================================================================================
TOTAL REVENUE                   $1,987,426    100.0%    $18,402   $2,017,531   100.0%    $18,681   $2,250,283   100.0%    $20,836
=================================================================================================================================
---------------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES            AMOUNT       RATIO     $/ROOM    AMOUNT       RATIO     $/ROOM    AMOUNT       RATIO     $/ROOM
---------------------------------------------------------------------------------------------------------------------------------
 Rooms                            $546,520     27.5%     $5,060     $465,622    23.1%     $4,311     $466,116    20.7%     $4,316
 Food/Beverage                          $0      0.0%         $0           $0     0.0%         $0           $0     0.0%         $0
 Telecommunications                $25,828      1.3%       $239      $18,960     1.0%       $176      $20,670     0.9%       $191
 Rental/Other Operated Dept.            $0      0.0%         $0           $0     0.0%         $0           $0     0.0%         $0
=================================================================================================================================
TOTAL DEPARTMENTAL EXPENSES       $552,348     28.8%     $5,300     $484,582    24.0%     $4,487     $486,786    21.6%     $4,507
=================================================================================================================================
=================================================================================================================================
TOTAL DEPARTMENTAL INCOME       $1,415,078     71.2%    $13,103   $1,532,949    76.0%    $14,194   $1,763,497    78.4%    $16,329
=================================================================================================================================
---------------------------------------------------------------------------------------------------------------------------------
UNDISTRIBUTED EXPENSES           AMOUNT       RATIO     $/ROOM    AMOUNT       RATIO     $/ROOM    AMOUNT       RATIO     $/ROOM
---------------------------------------------------------------------------------------------------------------------------------
 Administrative/General           $187,201      9.4%     $1,733     $234,607    11.6%     $2,172     $232,897    10.3%     $2,156
 Property Operation               $133,060      6.7%     $1,232     $130,583     6.5%     $1,209     $107,465     4.8%       $995
 Sales & Marketing                $100,202      5.0%       $928      $76,577     3.8%       $709     $106,036     4.7%       $982
 Energy (Utilities)               $133,026      6.7%     $1,232     $146,102     7.2%     $1,353     $115,541     5.1%     $1,070
=================================================================================================================================
TOTAL UNDISTRIBUTED EXPENSES      $553,489     27.8%     $5,125     $587,869    29.1%     $5,443     $561,939    25.0%     $5,203
=================================================================================================================================
=================================================================================================================================
INCOME BEFORE FIXED CHARGES       $861,589     43.4%     $7,978     $945,080    46.8%     $8,751   $1,201,558    53.4%    $11,126
=================================================================================================================================

---------------------------------------------------------------------------------------------------------------------------------
FIXED CHARGES                    AMOUNT       RATIO     $/ROOM    AMOUNT       RATIO     $/ROOM    AMOUNT       RATIO     $/ROOM
---------------------------------------------------------------------------------------------------------------------------------
 Franchise/Royalty Fees           $171,240      8.6%     $1,586     $165,269     8.2%     $1,530     $210,820     9.4%     $1,952
 Real Estate/Other Taxes          $120,833      6.1%     $1,119     $126,780     6.3%     $1,174     $119,915     5.3%     $1,110
 Property Insurance                $47,960      2.4%       $444      $54,652     2.7%       $506      $68,580     3.0%       $635
 Management Fee                         $0      0.0%         $0           $0     0.0%         $0           $0     0.0%         $0
 Capital Reserve(4)                     $0      0.0%         $0           $0     0.0%         $0      $95,369     0.0%         $0
=================================================================================================================================
TOTAL FIXED CHARGES               $340,033     17.1%     $3,148     $346,701    17.2%     $3,210     $494,684    22.0%     $4,580
=================================================================================================================================
=================================================================================================================================
CASH FLOW BEFORE DEBT             $521,600     26.2%     $4,830     $598,400    29.7%     $5,541     $706,900    31.4%     $6,545
=================================================================================================================================


                                                HOLIDAY INN EXPRESS -- JUNO BEACH
                                             OPERATING COMPARISON/BUDGET/FORECAST
------------------------------------------------------------------------------------------------
                                                                         INTEGRA ORLANDO.
                                          2003 BUDGET                   FORECAST - JUNE 2004
------------------------------------------------------------------------------------------------
AVERAGE AVAILABLE ROOMS                      108                            108
 AVERAGE OCCUPANCY                          78.0%                          79.1%
 AVERAGE ADR                                $74.00                         $73.09
------------------------------------------------------------------------------------------------
REVENUE                          AMOUNT       RATIO     $/ROOM    AMOUNT       RATIO     $/ROOM
------------------------------------------------------------------------------------------------
 Rooms                          $2,290,000     98.9%    $21,204   $2,278,879    98.7%    $21,101
 Food/Beverage                          $0      0.0%         $0           $0     0.0%         $0
 Telecommunications                $14,971      0.6%       $139      $15,000     0.6%       $139
 Rental/Other Operating Depts.     $10,050      0.4%        $93      $14,000     0.6%       $130
================================================================================================
TOTAL REVENUE                   $2,315,021    100.0%    $21,435   $2,307,879   100.0%    $21,369
================================================================================================
------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES            AMOUNT       RATIO     $/ROOM    AMOUNT       RATIO     $/ROOM
------------------------------------------------------------------------------------------------
 Rooms                            $485,228     21.0%     $4,493     $496,000    21.5%     $4,593
 Food/Beverage                          $0      0.0%         $0           $0     0.0%         $0
 Telecommunications               $ 21,167      0.9%       $196      $23,079     1.0%       $214
 Rental/Other Operated Dept.            $0      0.0%         $0           $0     0.0%         $0
================================================================================================
TOTAL DEPARTMENTAL EXPENSES       $506,395     21.9%     $4,689     $519,079    22.5%     $4,806
================================================================================================
================================================================================================
TOTAL DEPARTMENTAL INCOME       $1,808,626     78.1%    $16,747   $1,789,000    77.5%    $16,565
================================================================================================
------------------------------------------------------------------------------------------------
UNDISTRIBUTED EXPENSES           AMOUNT       RATIO     $/ROOM    AMOUNT       RATIO     $/ROOM
------------------------------------------------------------------------------------------------
 Administrative/General           $208,743      9.0%     $1,933     $213,000     9.2%     $1,972
 Property Operation               $128,552      5.6%     $1,190     $127,000     5.5%     $1,176
 Sales & Marketing                $105,242      4.5%       $974     $104,000     4.5%       $963
 Energy (Utilities)               $108,065      4.7%     $1,001     $115,000     5.0%     $1,065
================================================================================================
TOTAL UNDISTRIBUTED EXPENSES      $550,602     23.8%     $5,098     $559,000    24.2%     $5,176
================================================================================================
================================================================================================
INCOME BEFORE FIXED CHARGES     $1,258,024     54.3%    $11,648   $1,230,000    53.3%    $11,389
================================================================================================

------------------------------------------------------------------------------------------------
FIXED CHARGES                    AMOUNT       RATIO     $/ROOM    AMOUNT       RATIO     $/ROOM
------------------------------------------------------------------------------------------------
 Franchise/Royalty Fees           $208,352      9.0%     $1,929     $208,000     9.0%     $1,926
 Real Estate/Other Taxes          $110,400      4.8%     $1,022     $102,200     4.4%       $946
 Property Insurance               $104,124      4.5%       $964      $92,300     4.0%       $855
 Management Fee                         $0      0.0%         $0      $69,200     3.0%       $641
 Capital Reserve(4)                $11,900      0.5%       $110      $46,200     2.0%       $428
================================================================================================
TOTAL FIXED CHARGES               $434,776     18.8%     $4,026     $517,900    22.4%     $4,795
================================================================================================
================================================================================================
CASH FLOW BEFORE DEBT             $823,200     35.6%     $7,622     $712,000    30.9%     $6,593
================================================================================================

[IRR LOGO]                                                               PAGE 65

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        HOLIDAY INN EXPRESS - JUNO BEACH
                      OPERATING COMPARISON/BUDGET/FORECAST
--------------------------------------------------------------------------------

                                                                                                           ALL LIMITED SERVICE
                                 SOUTH ATLANTIC    OVER $70.00     75 TO 150 ROOMS      TOP 25% AVERAGE           HOTELS
-------------------------------------------------------------------------------------------------------------------------------
AVERAGE AVAILABLE ROOMS               103              114                120                106                    108
  AVERAGE OCCUPANCY                  61.6%            65.7%              62.0%              69.8%                  61.8%
  AVERAGE ADR                       $65.10           $82.84             $63.99             $79.64                 $64.30
-------------------------------------------------------------------------------------------------------------------------------
REVENUE                         RATIO    $/ROOM   RATIO   $/ROOM   RATIO     $/ROOM     RATIO    $/ROOM    RATIO        $/ROOM
-------------------------------------------------------------------------------------------------------------------------------
 Rooms                           96.6%  $14,633    96.3% $19,859    96.3%   $14,464      95.9%  $20,286     96.2%      $14,497
 Food/Beverage                    0.0%       $0     0.0%      $0     0.0%        $0       0.0%       $0      0.0%           $0
 Telecommunications               1.7%     $263     1.9%    $387     1.7%      $261       1.8%     $387      1.7%         $257
 Rental/Other Operating Depts.    1.7%     $253     1.8%    $369     2.0%      $301       2.2%     $475      2.1%         $313
================================================================================================================================
TOTAL REVENUE                   100.0%  $15,149   100.0% $20,615   100.0%   $15,026     100.0%  $21,148    100.0%      $15,067
================================================================================================================================
--------------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES           RATIO    $/ROOM   RATIO   $/ROOM   RATIO     $/ROOM     RATIO    $/ROOM    RATIO        $/ROOM
--------------------------------------------------------------------------------------------------------------------------------
 Rooms                           24.7%   $3,748    22.2%  $4,575    25.6%    $3,846      20.8%   $4,396     25.0%       $3,761
 Food/Beverage                    0.0%       $0     0.0%      $0     0.0%        $0       0.0%       $0      0.0%           $0
 Telecommunications               1.6%     $246     1.1%    $233     1.5%      $221       1.1%     $225      1.5%         $218
 Rental/Other Operated Depts.     0.4%      $62     0.6%    $117     0.4%       $66       0.5%      $95      0.4%          $64
================================================================================================================================
TOTAL DEPARTMENTAL EXPENSES      26.8%   $4,056    23.9%  $4,925    27.5%    $4,133      22.4%   $4,716     26.9%       $4,043
================================================================================================================================
================================================================================================================================
TOTAL DEPARTMENTAL INCOME        73.2%  $11,093    76.1% $15,690    72.5%   $10,893      77.6%  $16,432     73.1%      $11,024
================================================================================================================================
--------------------------------------------------------------------------------------------------------------------------------
UNDISTRIBUTED EXPENSES          RATIO    $/ROOM   RATIO   $/ROOM   RATIO     $/ROOM     RATIO    $/ROOM    RATIO        $/ROOM
--------------------------------------------------------------------------------------------------------------------------------
 Administrative/General           9.5%   $1,438     8.3%  $1,701     9.3%    $1,394       7.6%   $1,608      9.2%       $1,388
 Property Operation               5.0%     $759     4.6%    $957     5.5%      $832       4.1%     $870      5.3%         $802
 Sales & Marketing                2.8%     $423     2.1%    $440     2.4%      $366       2.0%     $420      2.5%         $374
 Energy (Utilities)               5.0%     $764     4.3%    $888     5.1%      $767       4.1%     $861      5.1%         $774
================================================================================================================================
TOTAL UNDISTRIBUTED EXPENSES     22.3%   $3,384    19.3%  $3,986    22.3%    $3,359      17.8%   $3,759     22.1%       $3,338
================================================================================================================================
================================================================================================================================
INCOME BEFORE FIXED CHARGES      50.9%   $7,709    56.8% $11,704    50.2%    $7,534      59.8%  $12,673     51.0%       $7,686
================================================================================================================================

--------------------------------------------------------------------------------------------------------------------------------
FIXED CHARGES                   RATIO    $/ROOM   RATIO   $/ROOM   RATIO     $/ROOM     RATIO    $/ROOM    RATIO        $/ROOM
--------------------------------------------------------------------------------------------------------------------------------
 Franchise/Royalty Fees           5.4%     $822    5.6%   $1,144    5.4%      $808       5.2%   $1,089      5.0%         $760
 Real Estate/Other Taxes          4.2%     $640    4.4%     $908    4.8%      $723       3.7%     $783      4.6%         $698
 Property Insurance               1.0%     $151    0.9%     $187    1.1%      $168       0.8%     $170      1.1%         $163
 Management Fee                   2.4%     $363    3.3%     $681    2.9%      $435       3.1%     $658      2.9%         $442
 Capital Reserve(4)               0.0%       $0    0.0%       $0    0.0%        $0       0.0%       $0      0.0%           $0
================================================================================================================================
TOTAL FIXED CHARGES              13.0%   $1,976   14.2%  $2,920    14.2%    $2,134      12.8%   $2,700     13.6%       $2,063
================================================================================================================================
================================================================================================================================
CASH FLOW BEFORE DEBIT           37.9%   $5,733   42.6%  $8,784    36.0%    $5,400      47.0%   $9,973     37.4%       $5,623
================================================================================================================================

Source: Smith Travel Research - 2002 Host Study

[IRR LOGO]                                                               PAGE 66

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH

TELECOMMUNICATION INCOME

This revenue source historically has ranged from $142 to $244 per available room, or 0.7% to 1.3% of total revenue. This is equivalent to annual revenues of $15,362 to $26,341 based on the recent history at the property. Overall, the trend in telephone revenue is declining due to cellular usage and the high cost of service. Management has budgeted this income source for 2003 at 0.6% of total revenue, or $14,971. The Host Report indicates a per room revenue for telecommunications at $257 to $387 (1.7% - 1.9%). The comparable data is somewhat above that historically experienced at the property, and we have mainly relied on the operating history and the budget. Herein we have estimated total telephone income similar to the budgeted amount at $15,000, or 0.65% of total revenues recognizing the above budget occupancy level at subject to date.

OTHER INCOME

Other Income includes items such as guest laundry, vending revenue, movie rental, game room, etc. This revenue source has historically ranged from $204 to $367 per available room, or a total $22,031 - $39,588. Based on discussions with management, this line item is expected to decline in the coming year given that there has historically been income generated from miscellaneous items that will not be incurred going forward. Therefore, we have projected this revenue at $14,000, or 0.6% of total revenues. Our estimate is applicable based on the properties operating history and the fact the subject property has few services that would provide for additional revenues.

The following table illustrates our estimate of ADR and the various proposed revenue sources and compares these projections with management's forecasts and some industry-wide parameters.


               REVENUE RATIOS TO TOTAL REVENUE & $/AVAILABLE ROOM
                 STR HOST REPORT 2002 - LIMITED SERVICE HOTELS

                                                                                                           ALL LIMITED
                         BUDGET         INTEGRA        SOUTH          OVER      75 TO 150      TOP 25%        SERVICE
                         2003       ORLANDO EST.    ATLANTIC        $70.00       ROOMS        AVERAGE        HOTELS
---------------------------------------------------------------------------------------------------------------------
Avg. Number of Rooms     108            108            103            114         120            106          108
Average Daily Rate       $74.00      $73.09          $65.10          $82.84     $63.99         $79.64      $64.30
Occupancy                 78.0%       79.1%           61.6%           65.7%      62.0%          69.8%       61.8%
----------------------------------------------------------------------------------------------------------------------
REVENUE
----------------------------------------------------------------------------------------------------------------------
ROOMS                     98.9%       98.7%           96.6%           96.3%      96.3%          95.9%       96.2%
 $/Available Room        $21,204     $21,101         $14,633         $19,859    $14,464        $20,286     $14,497
----------------------------------------------------------------------------------------------------------------------
TELEPHONE                  0.6%        0.6%            1.7%            1.9%       1.7%           1.8%        1.7%
 $/Available Room         $139        $139            $263            $387       $261           $387        $257
----------------------------------------------------------------------------------------------------------------------
OTHER DEPARTMENTS          0.4%        0.6%            1.7%            1.8%       2.0%           2.2%        2.1%
 $/Available Room          $93        $130            $253            $369       $301           $475        $313
----------------------------------------------------------------------------------------------------------------------
TOTAL REVENUE            100.0%      100.0%          100.0%          100.0%     100.0%         100.0%       100.0%
 $/AVAILABLE ROOM       $21,435     $21,369         $15,149         $20,615    $15,026        $21,148      $15,067
----------------------------------------------------------------------------------------------------------------------


[IRR LOGO]                                                               PAGE 67

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH

DEPARTMENTAL EXPENSES

The following summarizes limited service hotel departmental operating ratios for subject (owner's budget, Integra Orlando forecasts, and industry-wide parameters).



        DEPARTMENTAL EXPENSE RATIOS TO TOTAL REVENUES & $/AVAILABLE ROOM
                 STR HOST REPORT 2002 - LIMITED SERVICE HOTELS

                                                                                                           ALL LIMITED
                         BUDGET         INTEGRA        SOUTH          OVER      75 TO 150      TOP 25%        SERVICE
                         2003       ORLANDO EST.    ATLANTIC        $70.00       ROOMS        AVERAGE         HOTELS
---------------------------------------------------------------------------------------------------------------------
Number of Rooms          108            108            103            114         120            106          108
Occupancy                 78.0%       79.1%           61.6%           65.7%      62.0%          69.8%       61.8%
----------------------------------------------------------------------------------------------------------------------
EXPENSE
----------------------------------------------------------------------------------------------------------------------
ROOMS                     21.0%       21.5%           24.7%           22.2%      25.6%          20.8%       25.0%
 $/Available Room        $4,493      $4,593          $3,748          $4,575     $3,846         $4,396      $3,761
----------------------------------------------------------------------------------------------------------------------
TELEPHONE                  0.9%        1.0%            1.6%            1.1%       1.5%           1.1%        1.5%
 $/Available Room         $196        $214            $246            $233       $221           $225        $218
----------------------------------------------------------------------------------------------------------------------
OTHER DEPARTMENTS          0.0%        0.0%            0.4%            0.6%       0.4%           0.5%        0.4%
 $/Available Room          $0          $0             $62             $117        $66            $95         $64
----------------------------------------------------------------------------------------------------------------------
TOTAL DEPARTMENTAL EXP.   21.9%      22.5%           26.8%           23.9%      27.5%          22.4%        26.9%
 $/AVAILABLE ROOM        $4,689     $4,806          $4,056          $4,925     $4,133         $4,716       $4,043
----------------------------------------------------------------------------------------------------------------------


ROOMS EXPENSE

Rooms expense includes wages for front desk and housekeeping personnel, payroll taxes, guest supplies, cleaning supplies and laundry, linens, advertising, and miscellaneous expenses. The rooms department operates at a cost ratio that is relatively elastic in the industry. Physical condition, age, economy of scale, design and other operating features to include occupancy affect his expense item. The stabilized budget amount by ownership is about 21% in 2003, while the Host Report indicates a room expense ratio ranging from 20.8% to 25.0% on a stabilized basis.

Typically, hotels like the subject tend to have increasing room expense ratios as occupancies fall and vise-versa mainly due to the property absorbing those costs of maintaining vacant rooms - although this element is improving in the industry. We have stabilized the room expense at 21.0%, which is in-line with management's budget ratio of 21.0% and between the historical range of 20.7% to 27.5%. This ratio is also in-line with the industry averages and considers the growth in both room rate and occupancy over the projection period suggesting further economies.

TELEPHONE EXPENSE

The Telephone expense includes local and long distance calls and line charges. According to the Host Report, this expense ratio for properties like subject range from 1.1% to 1.6% of total revenue depending on the nature of services provided and occupancy. We have applied a stabilized 1.0% ratio throughout the cash flow projection period suggesting no profit from this department. Our estimates also recognizing the growing use of cell phones instead of room telecommunication services.


[IRR LOGO]                                                               PAGE 68

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH

OTHER EXPENSE

Given that the subject has had no expenses related to this departmental item, no expense estimate is allocated in this analysis.

UNDISTRIBUTED EXPENSES

The following compares the stabilized budget by management with our projections and those industry-wide parameters for limited service hotels like subject.

        UNDISTRIBUTED EXPENSE RATIOS TO TOTAL REVENUE & $/AVAILABLE ROOM
                 STR HOST REPORT 2002 - LIMITED SERVICE HOTELS

========================================================================================================
                                                                                            ALL LIMITED
                          BUDGET     INTEGRA       SOUTH      OVER     75 to 150   TOP 25%     SERVICE
                           2003    ORLANDO EST.   ATLANTIC   $70.00     ROOMS      AVERAGE     HOTELS
========================================================================================================
Number of Rooms              108        108          103        114       120         106        108
Occupancy                  78.0%      79.1%        61.6%      65.7%     62.0%       69.8%      61.8%
--------------------------------------------------------------------------------------------------------
EXPENSE
--------------------------------------------------------------------------------------------------------
ADMINISTRATIVE/GENERAL      9.0%       9.2%         9.5%       8.3%      9.3%        7.6%       9.2%
  $/Available Room        $1,933     $1,972       $1,438     $1,701    $1,394      $1,608     $1,388
--------------------------------------------------------------------------------------------------------
PROPERTY OPERATIONS         5.6%       5.5%         5.0%       4.6%      5.5%        4.1%       5.3%
  $/Available Room        $1,190     $1,176         $759       $957      $832        $870       $802
--------------------------------------------------------------------------------------------------------
SALES & MARKETING           4.5%       4.5%         2.8%       2.1%      2.4%        2.0%       2.5%
  $/Available Room          $974       $963         $423       $440      $366        $420       $374
--------------------------------------------------------------------------------------------------------
UTILITIES                   4.7%       5.0%         5.0%       4.3%      5.1%        4.1%       5.1%
  $/Available Room        $1,001     $1,065         $764       $888      $767        $861       $774
--------------------------------------------------------------------------------------------------------
TOTAL EXPENSES             23.8%      24.2%        22.3%      19.3%     22.3%       17.8%      22.1%
  $/AVAILABLE ROOM        $5,098     $5,176       $3,384     $3,986    $3,359      $3,759     $3,338
========================================================================================================

ADMINISTRATIVE AND GENERAL

This expense item includes those elements associated with general administration, payroll, legal fees, etc. The new owners are projecting this expense at 9.0% of total income upon, while we have stabilized this ratio at a more in line with the historical operating range (9.4% to 11.6%) or 9.25% - $213,000 in 2003.

PROPERTY OPERATIONS

This expense include exterior building maintenance and repair, parking lot maintenance, lawn care, landscaping/pool maintenance, minor room repair, and general maintenance costs and related payroll. Management has budgeted an operating ratio for this expense at 5.6% of total revenue in 2003, while the Host Report reflects a property operation / maintenance expense ratio ranging from 4.1% - 5.5%.

Giving greater weight to the upper-end of the projections based on our experience with properties of subject character in the Florida markets, we have stabilized this expense ratio at 5.5% of the total expected revenue in the first year of the analysis. This ratio is logically toward the upper-end of the range offered by industry standards, and recognizes the property's age, quality of construction, and continuous maintenance required due to the nature of the improvements and its location near the beach.


[IRR LOGO]                                                               PAGE 69

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH

SALES & MARKETING

The Sales/Marketing expense ratios offered by the Host Report suggests a range between 2.0% and 2.8%. Mindful of current market conditions and the competitive nature of the subject's submarket now and over the foreseeable future, a ratio above the upper-end of this broader national spectrum would apply.

Based on management's budget and the historical operations of the property, a 4.5% ratio of projected income in the first year of the analysis period has been estimated. This ratio is inline with that offered by management's budget and takes into consideration the expected marketing needed to continue securing the newly secured corporate business segment.

ENERGY COSTS

Energy Costs include heat, light, and power costs. The Host Report reflects average ratios ranging from 4.3% - 5.1% of total revenue ($764 - $888 per available room). We have concluded to a ratio at 5.0% in the first year of the analysis and this ratio is slightly above management's budget (4.7%), but logically in-line with the operating history (5.1% to 7.2%). This expense ratio is toward the low-end of the historical figures mainly due to the recent renovations on the property in 2001 that has increased the quality of the mechanical systems and made the property more energy efficient.

FIXED EXPENSES

The following compares the stabilized budget by management with our projections and those industry-wide parameters for limited service hotels like subject.

               FIXED EXPENSE RATIOS TO TOTAL REVENUES & $/AVAILABLE ROOM
                 STR HOST REPORT 2002 - LIMITED SERVICE HOTELS

                                                                                                          ALL LIMITED
                        BUDGET        INTEGRA        SOUTH           OVER      75 TO 150      TOP 25%       SERVICE
                         2003       ORLANDO EST.    ATLANTIC        $70.00       ROOMS        AVERAGE        HOTELS
---------------------------------------------------------------------------------------------------------------------
Number of Rooms          108            108            103            114         120            106          108
Occupancy                 78.0%       79.1%           61.6%           65.7%      62.0%          69.8%       61.8%
----------------------------------------------------------------------------------------------------------------------
EXPENSE
----------------------------------------------------------------------------------------------------------------------
FRANCHISE/ROYALTY FEES    9.0%         9.0%           5.4%            5.6%       5.4%            5.2%        5.0%
 $/Available Room        $1,929      $1,926          $822           $1,144       $808          $1,089       $760
----------------------------------------------------------------------------------------------------------------------
REAL ESTATE/OTHER TAXES   4.8%        4.4%            4.2%            4.4%       4.8%           3.7%        4.6%
 $/Available Room         $1,022      $946            $640            $908       $723           $783        $698
----------------------------------------------------------------------------------------------------------------------
PROPERTY INSURANCE         4.5%        4.0%            1.0%            0.9%       1.1%           0.8%        1.1%
 $/Available Room          $964        $855            $151            $187       $168           $170        $163
----------------------------------------------------------------------------------------------------------------------
MANAGEMENT FEE            0.0%        3.0%            2.4%            3.3%       2.9%           3.1%         2.9%
 $/Available Room          $0        $641             $363           $681       $435           $658         $442
----------------------------------------------------------------------------------------------------------------------
CAPITAL RESERVE            0.5%        2.0%            0.0%           0.0%       0.0%           0.0%         0.0%
 $/Available Room          $110        $428             $0             $0         $0             $0           $0
----------------------------------------------------------------------------------------------------------------------
TOTAL FIXED EXPENSES       18.8%       22.4%           13.0%          14.2%      14.2%          12.8%        13.6%
 $/AVAILABLE ROOM         $4,026       $4,795          $1,976         $2,920     $2,134         $2,700      $2,063
----------------------------------------------------------------------------------------------------------------------

FRANCHISE FEES

The subject is a Holiday Inn Express Hotel. Maintenance of the affiliation is crucial to continued operation at the projected performance. Typical flagged limited service lodging royalty fees are in the 7% - 9% range as a ratio to revenue. We have applied the upper-end of this range since this is the fee currently being charged.


[IRR LOGO]                                                               PAGE 70

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH

REAL ESTATE TAXES

Property taxes were discussed earlier and have been calculated at $102,200 for the first tax year (inclusive of personal property taxes). Thereafter, this expense is grown 2.0% annually.

INSURANCE

This expense is budgeted at $104,124 (4.5% of total revenue) by subject management in 2003. The Host Report reveals an insurance expense ratio ranging from 0.8% to 1.1%. Subsequent to the events of September 11th 2001, insurance rates have been uncertain, but have climbed to new heights. Ernst & Young, in their 2002 Lodging Forecast anticipates insurance premiums may increase as much as 50% or more during 2002. While uncertainty continues to exist, we have noticed such increases, although terrorist insurance may prevail in the future.

Based on the foregoing, we have concluded to an Insurance ratio of 4.0% of total revenue in the first year of the analysis period, or $92,400.

MANAGEMENT

The Host Report indicates 2.4% to 3.3% of total revenue. Competent management companies often charge an incentive fee in addition to a base fee. Total fees of between 2% and 5% are customary. The Korpacz Investor Survey cites averages from 3.39% - 3.56%.

The Korpacz Investor Survey cites the following chart.

                            RESERVES FOR REPLACEMENT
                              AND MANAGEMENT FEES
                              (% OF TOTAL REVENUE)
                               FIRST QUARTER 2003

                                             RESERVES FOR                      MANAGEMENT
LODGING SEGMENT                              REPLACEMENT                       FEES
---------------                              ------------                      ----------
ECONOMY/LIMITED SERVICE
RANGE                                        3.00%-8.00%                       1.00%-4.00%
AVERAGE                                      4.39%                             2.81%

EXTENDED STAY
RANGE                                        3.00%-5.00%                       2.00%-5.00%
AVERAGE                                      4.30%                             3.40%

According to management, there has been no amount budgeted, and therefore, we have assumed a market-wide standard, and have applied a similar 3.0% ratio of total revenue as the management fee for subject.


[IRR LOGO]                                                               PAGE 71

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH

CAPITAL RESERVE ALLOWANCE

A 2.0% to 2.5% capital reserve allowance is included to account for short-term replacement of items such as FF&E, etc. Reflected in this analysis is the recent renovation of subject property during 2001 and supports the slightly lower estimate applied. The following range applied reflects the condition of subject.


          ANNUAL CAPITAL RESERVE ALLOWANCE
------------------------------------------------------
               % TOTAL        TOTAL $
YEAR           REVENUE        AMOUNT         $/ROOM
------------------------------------------------------
1              2.00%          $69,200        $428
------------------------------------------------------
2              2.00%          $72,100        $445
------------------------------------------------------
3              2.50%          $75,500        $582
------------------------------------------------------
4              2.50%          $78,800        $608
------------------------------------------------------
5              2.50%          $80,800        $623
------------------------------------------------------

A study published by the International Society of Hotel Consultants suggests that the "cap ex" for limited service hotels averaged nearly 5.0% between 1988 and 1998. However, until market participants recognize an increased deduction from NOI and adjust corresponding purchase parameters, a lower reserve is normally used. The Korpacz Survey cited earlier, under the management fee discussion, indicated an average allowance at +/-4.3% for older properties not having undergone renovations like subject.

CAPITALIZATION

There are two forms of capitalization, which can be utilized to process income into value. These are direct and yield capitalization techniques. In direct capitalization a stabilized net operating income can be processed into value by utilization of an overall rate. This process requires the projection of stabilized net operating income. Direct capitalization is the most fundamental approach and accounts for market conditions as they are anticipated in the near future. Direct capitalization is typically the most reliable indication for stabilized hotels.

In yield capitalization factors can be accounted for such as demand growth, changes in average daily rate, operating expense changes, start up of new or renovated projects, etc. The subject has reached stabilization. A discounted cash flow has been processed in this analysis to reflect anticipated changes expected over the next few years.

DIRECT CAPITALIZATION

Direct capitalization involves the processing of a stabilized year net operating income into value. This relationship is best derived from recent sales of comparable properties if available. Overall rates of capitalization are determined by dividing net operating income into the sale price. This relationship is applied to the subject net operating income calculated above. As a crosscheck to market derived overall rates we have utilized a band of investment technique. This analysis utilizes typical mortgage variables available today as well as equity returns in the marketplace.


[IRR LOGO]                                                               PAGE 72

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH

Based on information of hotel sales retained in our files, historical indications of overall rates from market sales for comparable quality properties indicate a range of from say 9.5% to plus or minus 12.0% depending on the sales location, condition / age, and earning power with respect the local market. Given the subject's age, location near the ocean, current and future earning potential, and physical condition, a lower-end capitalization rate is in the offering, or about 10.0%.

BAND OF INVESTMENT TECHNIQUE

Mortgage financing in this analysis assumes the investor/buyer seeks the best available loan in order to maximize leverage. We have had discussions with brokers, operators, and owners indicating lodging property loan criteria has become quite restrictive. Many lenders are extremely cautious today regarding hotel properties due to fears of oversupply, recession, and declines in travel as a result of September 11th, 2001. This has resulted in lower loan to value ratios and higher debt coverage ratio requirements.

               RealtyRates.com INVESTOR SURVEY - 2nd Quarter 2003
                      LODGING FACILITIES - LIMITED SERVICE

----------------------------------------------------------------------------------------------------------------------------------
ITEM                               INPUT                                                                                     OAR
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
MINIMUM
----------------------------------------------------------------------------------------------------------------------------------
Spread Over 10-Year Treasury       1.69%          DCR TECHNIQUE                      1.55           0.086180         0.65    8.68
Debt Coverage Ratio                1.55           BAND OF INVESTMENT TECHNIQUE
Interest Rate                      6.03%          Mortgage                           65%            0.086180     0.056017
Amortization                         20           Equity                             35%            0.099500     0.034825
Mortgage Constant              0.086180           OAR                                                                        9.08
Loan-to-Value Ratio                  65%          SURVEYED RATES                                                             9.27
Equity Dividend Rate               9.95%
----------------------------------------------------------------------------------------------------------------------------------
MAXIMUM
----------------------------------------------------------------------------------------------------------------------------------
Spread Over 10-Year Treasury      12.24%          DCR TECHNIQUE                      2.10           0.191120         0.50   19.02
Debt Coverage Ratio                2.10           BAND OF INVESTMENT TECHNIQUE
Interest Rate                     16.58%          Mortgage                           50%            0.181120     0.090560
Amortization                         15           Equity                             50%            0.200000      0.100000
Mortgage Constant              0.181120           OAR                                                                       19.06
Loan-to-Value Ratio                  50%          SURVEYED RATES                                                            19.44
Equity Dividend Rate              20.00%
----------------------------------------------------------------------------------------------------------------------------------
AVERAGE
----------------------------------------------------------------------------------------------------------------------------------
Spread Over 10-Year Treasury       6.97%          DCR TECHNIQUE                      1.63           0.131389         0.58   12.31
Debt Coverage Ratio                1.63           BAND OF INVESTMENT TECHNIQUE
Interest Rate                     11.31%          Mortgage                           50%            0.131399     0.075549
Amortization                         18           Equity                             43%            0.144725     0.061500
Mortgage Constant              0.131389           OAR                                                                       13.71
Loan-to-Value Ratio                  58%          SURVEYED RATES                                                            13.69
Equity Dividend Rate              14.47%
----------------------------------------------------------------------------------------------------------------------------------
Copyright 2003 RealtyRates.com


Realty Rates, in their second quarter 2003 survey of permanent financing rates and terms show the following.


[IRR LOGO]                                                               PAGE 73

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH

===============================================================================================================
                              REALTYRATES.COM INVESTOR SURVEY - 2ND QUARTER 2003
                                             PERMANENT FINANCING
===============================================================================================================
                          HEALTH                     RV CAMP
                          SENIOR                     MFG HSG                                   SELF     SPECIAL
           APT.     GOLF  HOUSING   IND.   LODGING   MH PARK   OFFICE   RESTAURANT   RETAIL   STORAGE   PURPOSE
---------------------------------------------------------------------------------------------------------------
SPREAD OVER BASE*
---------------------------------------------------------------------------------------------------------------
Minimum    1.25%    2.17%  1.40%    1.44%   1.49%     1.30%    1.40%       2.25%      1.40%    1.49%     2.25%
---------------------------------------------------------------------------------------------------------------
Maximum    3.95%    6.00%  4.50%    4.55%  12.24%     4.30%    4.80%       7.60%      4.55%    4.80%    10.04%
---------------------------------------------------------------------------------------------------------------
Average    2.11%    3.41%  2.67%    2.37%   3.67%     2.24%    2.60%       4.06%      2.49%    3.58%     4.25%
---------------------------------------------------------------------------------------------------------------
INTEREST RATE
---------------------------------------------------------------------------------------------------------------
Minimum    5.59%    6.51%  5.74%    5.78%   5.83%     5.64%    5.74%       6.59%      5.74%   10.08%     6.59%
---------------------------------------------------------------------------------------------------------------
Maximum    8.29%   10.34%  8.84%    8.89%  16.58%     8.64%    9.14%      11.94%      8.89%    8.89%    14.38%
---------------------------------------------------------------------------------------------------------------
Average    6.45%    7.75%  7.01%    6.71%   8.01%     6.58%    6.94%       8.40%      6.83%    6.83%     8.59%
---------------------------------------------------------------------------------------------------------------
DEBT COVERAGE RATIO
---------------------------------------------------------------------------------------------------------------
Minimum     1.15     1.25   1.10     1.20    1.30      1.20     1.20        1.30       1.20     1.20      1.25
---------------------------------------------------------------------------------------------------------------
Maximum     1.85     1.80   2.00     1.80    2.10      1.80     1.80        2.10       1.80     2.30      2.40
---------------------------------------------------------------------------------------------------------------
Average     1.51     1.50   1.54     1.40    1.64      1.42     1.50        1.61       1.39     1.52      1.70
---------------------------------------------------------------------------------------------------------------
LOAN-TO-VALUE RATIO
---------------------------------------------------------------------------------------------------------------
Minimum      50%      50%    50%      50%     50%       60%      50%         50%        50%      80%       50%
---------------------------------------------------------------------------------------------------------------
Maximum      85%      80%    95%      80%     80%       80%      80%         75%        80%      50%       80%
---------------------------------------------------------------------------------------------------------------
Average      74%      66%    72%      72%     67%       73%      68%         66%        72%      69%       67%
---------------------------------------------------------------------------------------------------------------
AMORTIZATION (YRS.)
---------------------------------------------------------------------------------------------------------------
Minimum       20       15     20       20      15        20       20          15         20       20        15
---------------------------------------------------------------------------------------------------------------
Maximum       35       30     35       30      30        30       30          25         30       30        30
---------------------------------------------------------------------------------------------------------------
Average       27       21     25       26      23        26       28          19         27       28        21
---------------------------------------------------------------------------------------------------------------
TERM (YRS.)
---------------------------------------------------------------------------------------------------------------
Minimum        3        5      3        3       5         5        3           3          3        3         3
---------------------------------------------------------------------------------------------------------------
Maximum       40       30     25       30      30        30       30          15         10       10        20
---------------------------------------------------------------------------------------------------------------
Average    21.50     9.25  13.75    11.67    8.00      9.25     8.00        7.50       6.25     6.25      8.00
---------------------------------------------------------------------------------------------------------------
* 10-YEAR TREASURY
===============================================================================================================

Copyright 2003 RealtyRates.com

Based on the above and our discussions with local and national hotel lending professionals, mortgage rate spreads for lodging properties comparable to the subject generally lie in the 350 to 500 basis points over the corresponding 7 to 10 year treasury and / or LIBOR rates.

Current equity requirements for existing stabilized hospitality properties range from say 11%-12% on the low-end to a high of 18%-20% based on survey information offered. Obviously the lower equity requirements are for prime stabilized properties at excellent operating levels, in prime condition, and locations. The upper-end of this observed rate range requirement are for the more poorly operating properties that are older, less qualitative, and poorly located, or those requiring some level of renovation. In our opinion, a leverage equity dividend rate for the subject property, considering it location attributes and an assumed stabilized operation in the future is concluded at 13%. The Band of Investment technique is therefore, calculated as follows.

                               BAND OF INVESTMENT

POSITION           PERCENTAGE        X RATE         = PRODUCT
--------           ----------        ------         ---------
Mortgage           65%               0.085          .05525
Equity             35%               0.130          .04550
                   Total                            .1008
                                          SAY       10.0%


[IRR LOGO]                                                               PAGE 74

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH

NATIONAL STUDIES

Several organizations in addition to Integra Realty Resources maintain data on investor requirements for rate of return on various property types. Some include hotel as a classification. Following are investment criteria for hotel properties.


                     LIMITED SERVICE/NATIONAL HOTEL MARKET

KEY INDICATORS                RERC - ALL HOTELS        Korpacz Investor Survey
                                 Spring 2003                  1Q 2003
                              Low            High        Low              High
-------------------------------------------------------------------------------
DISCOUNT RATE (IRR) (a)
Range                         13.50%        14.50%       12.00%          16.00%
Average                              14.10%                     14.00%
-------------------------------------------------------------------------------
OVERALL CAP RATE (OAR) (a)
Range                         11.50%        12.20%       10.00%          14.00%
Average                              11.70%                     12.06%
-------------------------------------------------------------------------------
MARKET RENT CHANGE RATE (b)
Range                         -5.00%         3.00%        0.00%           8.00%
Average                               0.30%                     1.78%
-------------------------------------------------------------------------------
EXPENSE CHANGE RATE (b)
Range                          2.50%         4.00%        2.00%           4.00%
Average                               3.10%                      2.96%
-------------------------------------------------------------------------------
RESIDUAL CAP RATE
Range                         12.00%        12.80%       10.50%          15.00%
Average                              12.20%                     12.13%
-------------------------------------------------------------------------------




                  SURVEY RANGES (OVERALL CAPITALIZATION RATES)

STUDY                                 RATE RANGE                    AVERAGE
-----                                 ----------                    -------
Integra Realty Resources (1)          10.0% - 14.0%                 11.4%
RERC (2)                              11.5% - 12.2%                 11.7%
PWc (3)                               10.0% - 14.0%                 12.1%
Realty Rates (3)                      9.1% - 19.1%                  13.7%

(1)   Suburban

(2)   All hotel types

(3)   For full service hotel product only

OVERALL RATE CONCLUSION

The applicable techniques used to estimate overall rates indicate specific and average ranges from 9.1% to 14.0% (exclusive of extremes). In the final analysis, the quality, quantity, and durability of the property's existing and/or projected income stream is pertinent when calculating an appropriate overall return rate. The subject property should continue to compete effectively, given its character, location, and flag affiliation (Holiday Inn Express).


[IRR LOGO]                                                               PAGE 75

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH

The net income estimate accounts for necessary operating expenses, including a management fee and capital reserve allowance. Older, limited service, mid-market hotels are often most vulnerable to new supply if they haven't been renovated to today's standards - similar to subject property. While no new construction is on the immediate horizon, lodging competition exists in the market and remains competitive, especially when considering the many of the submarket's rooms inventory are independent operators.

The more competitive hotels within the competitive set have been generally well maintained and may not be viewed by patrons as nearly equally desirable given the ocean frontage that the subject possesses. This and other factors have been considered earlier in the Market Analysis section. The stabilized penetration, occupancy / room rate yields, and new supply parameters have been accounted for in that section to the report and are reflected herein. Mindful of the foregoing, a Direct Capitalization rate toward the low-end of the observed rate range has been applied or 10.0% in our valuation analysis to follow.

NET OPERATING INCOME      /      OVERALL RATE      =             VALUE INDICATION
--------------------             ------------                    ----------------
$712,000                             10.0%                           $7,120,000
                                                       ROUNDED       $7,100,000


[IRR LOGO]                                                               PAGE 76

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH

                DISCOUNTED CASH FLOW ASSUMPTIONS AND PROJECTIONS

YEAR ONE                                     July 2003 - June 2004
PROJECTION PERIOD                            5 years
PROGRAM                                      Excel

INCOME
  YEAR                                         1         2         3         4
    OCCUPANCY                                 79.1%     80.4%     81.7%     83.2%
    AVERAGE DAILY RATE                       $73.09    $74.94    $77.22    $79.15
    OCCUPANCY CHANGE                         Stated through Year 4, stabilized thereafter
    ADR GROWTH RATE                          Stated through Year 3, 2.5% thereafter

OTHER INCOME
    OTHER INCOME                             0.6% of total revenues through holding period

EXPENSES
    OPERATING EXPENSES                       Based on stable % of revenue and $ per avail. room

REVERSION
    REVERSION YEAR                           Year 6
    REVERSION CAPITALIZATION RATE            10.25% (25 basis points above OAR)
    REVERSION SELLING EXPENSES               3.0%
    DISCOUNT RATE (SEE RANGES BELOW)         12.0% - 12.75%
VALUE CONCLUSION (ROUNDED)                   $7,100,000

DISCOUNT RATES

An internal rate of return between say 12.0% to 13.0% is deemed applicable based on the following, prior return rate surveys, and given those reasons offered earlier that support a lower-end going in cap rate. This applied yield rate range spans the market information but lends support to the other valuation scenarios where applicable. These ranges reflect the expected modest level of risk associated with the subject property's operating posture during the analysis period.

STUDY                           YIELD RATE RANGE                 AVERAGE
-----                           ----------------                 -------
IRR Viewpoint                   11.8% - 16%                      13.4%
RERC                            13.5% - 14.5%                    14.1%
Korpacz                         12.0% - 16.0%                    14.0%


[IRR LOGO]                                                               PAGE 77

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH


-----------------------------------------------------------------------------------------------------------------------------------
                                                   HOLIDAY INN EXPRESS (JUNO BEACH) - CASH FLOW PROJECTIONS
-----------------------------------------------------------------------------------------------------------------------------------

                                        YEAR 1 - JUNE 2004              YEAR 2 - JUNE 2005              YEAR 3 - JUNE 2006
                                ---------------------------------------------------------------------------------------------------
                                  % OCC.     $/ROOM   ANN. INC.    % OCC.     $/ROOM   ANN. INC.   % OCC.      $/ROOM   ANN. INC.
-----------------------------------------------------------------------------------------------------------------------------------
OCCUPANCY & ROOM RATE              79.1%     $73.09      NA         80.4%     $74.94     2.5%        81.7%     $77.22      3.0%
-----------------------------------------------------------------------------------------------------------------------------------
REVENUE                        $ AMOUNT   % TOTAL  $/AVAIL. RM.  $ AMOUNT   % TOTAL  $/AVAIL. RM.  $ AMOUNT   % TOTAL  $/AVAIL. RM.
-----------------------------------------------------------------------------------------------------------------------------------
Room Sales                      $2,278,879   98.7%    $21,101    $2,374,340   98.8%     $21,985    $2,485,541   98.8%     $23,014
Telephone Charges                  $15,000    0.6%       $139       $15,000    0.6%        $139       $16,000    0.6%        $148
Other Operating Departments        $14,000    0.6%       $130       $14,000    0.6%        $130       $15,000    0.6%        $139
===================================================================================================================================
TOTAL REVENUE                   $2,307,879    100%    $21,369    $2,403,340  100.0%     $22,253    $2,516,541  100.0%     $23,301
-----------------------------------------------------------------------------------------------------------------------------------
% REVENUE INCREASE                                                  4.1%                              4.7%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES
Rooms Expense                     $496,000   21.5%     $4,593      $517,000   21.5%      $4,787      $554,000  22.0%       $5,130
Telephone Expenses                 $23,079    1.0%       $214       $24,033    1.0%        $223       $25,165   1.0%         $233
Other Expenses                          $0    0.0%         $0            $0    0.0%          $0            $0   0.0%           $0
===================================================================================================================================
TOTAL DEPARTMENTAL EXPENSES       $519,079   22.5%     $4,806      $541,033   22.5%      $5,010      $579,165  23.0%       $5,363
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL DEPARTMENTAL INCOME       $1,789,000   77.5%    $16,565    $1,862,000   77.5%     $17,241    $1,937,000  77.0%      $17,935
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
UNDISTRIBUTED EXPENSES
Administrative & General          $213,000    9.2%     $1,972      $222,000    9.2%      $2,056      $233,000   9.3%       $2,157
Property Operation                $127,000    5.5%     $1,176      $132,000    5.5%      $1,222      $151,000   6.0%       $1,398
Sales & Marketing                 $104,000    4.5%       $963      $108,000    4.5%      $1,000      $113,000   4.5%       $1,046
Energy (Utilities)                $115,000    5.0%     $1,065      $120,000    5.0%      $1,111      $126,000   5.0%       $1,167
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNALLOCATED EXPENSES        $559,000   24.2%     $5,176      $582,000   24.2%      $5,389      $623,000  24.8%       $5,769
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE FIXED CHARGES     $1,230,000   53.3%    $11,389    $1,280,000   53.3%     $11,852    $1,314,000  52.2%      $12,167
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
FIXED CHARGES
Franchise Fee                     $208,000    9.0%     $1,926      $216,000    9.0%      $2,000      $226,000   9.0%       $2,093
Real Estate/Other Taxes           $102,200    4.4%       $946      $104,200    4.3%        $965      $106,300   4.2%         $984
Property Insurance                 $92,300    4.0%       $855       $96,100    4.0%        $890      $100,700   4.0%         $932
Management Fee                     $69,200    3.0%       $641       $72,100    3.0%        $668       $75,500   3.0%         $699
Capital Reserves                   $46,200    2.0%       $428       $48,100    2.0%        $445       $62,900   2.5%         $582
===================================================================================================================================
TOTAL FIXED CHARGES               $517,900   22.4%     $4,795      $536,500   22.3%      $4,968      $571,400  22.7%       $5,291
===================================================================================================================================
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOW BEFORE DEBT             $712,000   30.9%     $6,593      $744,000   31.0%      $6,889      $743,000  29.5%       $6,880
-----------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------------
                                                   HOLIDAY INN EXPRESS (JUNO BEACH) - CASH FLOW PROJECTIONS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       REVERSION CASH FLOW
                                        YEAR 4 - JUNE 2007              YEAR 5 - JUNE 2008              YEAR 6 - JUNE 2009
                                ---------------------------------------------------------------------------------------------------
                                  % OCC.     $/ROOM   ANN. INC.    % OCC.     $/ROOM   ANN. INC.   % OCC.      $/ROOM   ANN. INC.
-----------------------------------------------------------------------------------------------------------------------------------
OCCUPANCY & ROOM RATE              83.2%     $79.15     2.5%        83.2%     $81.13     2.5%        83.2%     $83.57      3.0%
-----------------------------------------------------------------------------------------------------------------------------------
REVENUE                          $ AMOUNT   % TOTAL $/AVAIL. RM.  $ AMOUNT   % TOTAL  $/AVAIL. RM.  $ AMOUNT   % TOTAL  $/AVAIL. RM.
-----------------------------------------------------------------------------------------------------------------------------------
Room Sales                      $2,594,795   98.7%    $24,026    $2,659,665   98.8%     $24,627    $2,740,772   98.8%     $25,378
Telephone Charges                  $17,000    0.6%       $157       $17,000    0.6%        $157       $18,000    0.6%        $167
Other Operating Departments        $16,000    0.6%       $148       $16,000    0.6%        $148       $16,000    0.6%        $148
===================================================================================================================================
TOTAL REVENUE                   $2,627,795  100.0%    $24,331    $2,692,665  100.0%     $24,932    $2,774,772  100.0%     $25,692
-----------------------------------------------------------------------------------------------------------------------------------
% REVENUE INCREASE                  4.4%                            2.5%                              3.0%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES
Rooms Expense                     $578,000   22.0%     $5,352      $592,000   22.0%      $5,481      $610,000  22.0%       $5,648
Telephone Expenses                 $26,000    1.0%       $241       $27,000    1.0%        $250       $28,000   1.0%         $259
Other Expenses                          $0    0.0%         $0            $0    0.0%          $0            $0   0.0%           $0
===================================================================================================================================
TOTAL DEPARTMENTAL EXPENSES       $604,000   23.0%     $5,593      $619,000   23.0%      $5,731      $638,000  23.0%       $5,907
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL DEPARTMENTAL INCOME       $2,024,000   77.0%    $18,741    $2,074,000   77.0%     $19,204    $2,137,000  77.0%      $19,787
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
UNDISTRIBUTED EXPENSES
Administrative & General          $243,000    9.2%     $2,250      $249,000    9.2%      $2,306      $257,000   9.3%       $2,380
Property Operation                $158,000    6.0%     $1,463      $162,000    6.0%      $1,500      $166,000   6.0%       $1,537
Sales & Marketing                 $118,000    4.5%     $1,093      $121,000    4.5%      $1,120      $125,000   4.5%       $1,157
Energy (Utilities)                $131,000    5.0%     $1,213      $135,000    5.0%      $1,250      $139,000   5.0%       $1,287
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNALLOCATED EXPENSES        $650,000   24.7%     $6,019      $667,000   24.8%      $6,176      $687,000  24.8%       $6,361
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE FIXED CHARGES     $1,374,000   52.3%    $12,722    $1,407,000   52.3%     $13,028    $1,450,000  52.3%      $13,426
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
FIXED CHARGES
Franchise Fee                     $237,000    9.0%     $2,194      $242,000    9.0%      $2,241      $250,000   9.0%       $2,315
Real Estate/Other Taxes           $108,400    4.1%     $1,004      $110,600    4.1%      $1,024      $112,800   4.1%       $1,044
Property Insurance                $105,100    4.0%       $973      $107,700    4.0%        $997      $111,000   4.0%       $1,028
Management Fee                     $78,800    3.0%       $730       $80,800    3.0%        $748       $83,200   3.0%         $770
Capital Reserves                   $65,700    2.5%       $608       $67,300    2.5%        $623       $69,400   2.5%         $643
===================================================================================================================================
TOTAL FIXED CHARGES               $595,000   22.6%     $5,509      $608,400   22.6%      $5,633      $626,400  22.6%       $5,800
===================================================================================================================================
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOW BEFORE DEBT             $779,000   29.6%     $7,213      $799,000   29.7%      $7,398      $824,000  29.7%       $7,630
-----------------------------------------------------------------------------------------------------------------------------------




[IRR LOGO]                                                               PAGE 78

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH

VALUE CONCLUSIONS - DCF

Indications provide a stabilized value of $7,100,000 as of June 25, 2003. The implied discount rate considered most appropriate is 12.0% to 12.25%. A conclusion of $7,100,000 is offered by the discounted cash flow model. This value conclusion provides support for the value indicated via Direct Capitalization.


                     SUMMARY OF CASH FLOW ANALYSIS "AS IS"

------------------------------------------------------------------------------------------------------------------------------------
        YEAR      CASH FLOW   12.00%    CASH FLOW      12.25%        CASH FLOW       12.50%       CASH FLOW      12.75%   CASH FLOW
------------------------------------------------------------------------------------------------------------------------------------
1       2002      $712,000    0.89286    $636,000      0.89087       $634,000       0.88889       $633,000      0.88692   $631,000
2       2003      $744,000    0.79719    $593,000      0.79365       $590,000       0.79012       $588,000      0.78662   $585,000
3       2004      $743,000    0.71178    $529,000      0.70704       $525,000       0.70233       $522,000      0.69767   $518,000
4       2005      $779,000    0.63552    $495,000      0.62988       $491,000       0.62430       $486,000      0.61878   $482,000
5       2006      $799,000    0.56743    $453,000      0.56114       $448,000       0.55493       $443,000      0.54880   $438,000
------------------------------------------------------------------------------------------------------------------------------------
  Present Value CF                    $2,706,000                    $2,688,000                   $2,672,000             $2,654,000
------------------------------------------------------------------------------------------------------------------------------------


                       IRR/OAR SENSITIVITY MATRIX "As Is"

--------------------------------------------------------------------
  IRR          VALUE ESTIMATE      $ / ROOM       YR. 1 OAR
--------------------------------------------------------------------
12.00%         $7,130,000          $66,019          9.99%
12.25%         $7,060,000          $65,370         10.08%
12.50%         $7,000,000          $64,815         10.17%
12.75%         $6,930,000          $64,167         10.27%
--------------------------------------------------------------------
Need to deduct FF&E to arrive at real property interest value

DCF VALUE CONCLUSION

Given that there was no deferred maintenance evident and/or franchisor required Product Improvement Plan, no deductions are required from this value. Therefore, we have concluded to a stabilized fee simple interest Market Value via the DCF valuation method as follows:

STABILIZED VALUE INDICATION                  $7,100,000


[IRR LOGO]                                                               PAGE 79

HOLIDAY INN EXPRESS OCEANSIDE                     INCOME CAPITALIZATION APPROACH

VALUE INDICATION - INCOME CAPITALIZATION APPROACH

Our analyses in the Income Capitalization Approach have resulted in the following value indications.

DIRECT CAPITALIZATION                   $7,100,000
DISCOUNTED CASH FLOW                    $7,100,000

The two valuation methods provided a stabilized value indication of $7.1 million. The use of the Direct Capitalization represents a "snapshot" in time of the property's existing and/or forecast operating posture, whereas a discounted cash flow model (DCF model) reflects the anticipated cash flow over a projected holding period. We have placed reliance on both methods where applicable, and have estimated the value accordingly using these capitalization methods.

       VALUE INDICATION BY THE INCOME CAPITALIZATION APPROACH: $7,100,000


[IRR LOGO]                                                               PAGE 80

HOLIDAY INN EXPRESS OCEANSIDE                                     RECONCILIATION

RECONCILIATION

Reconciliation involves the analysis of alternative value indications to determine a final value conclusion. Reconciliation is required because different value indications result from the use of multiple approaches and within the application of a single approach. The values indicated by our analyses are as follows.

COST APPROACH                                       $7,100,000
SALES COMPARISON APPROACH              $7,000,000 - $7,100,000
INCOME CAPITALIZATION APPROACH                      $7,100,000

COST APPROACH

The Cost Approach is most reliable for newer properties that have no significant level of accrued depreciation. The subject is an existing property that had undergone a complete renovation in 2001 as set forth, thus this approach to value has validity. This approach to value tends to better reflect the "as is" value of the development where applicable.

SALES COMPARISON APPROACH

The sales comparison approach is most reliable in an active market when a number of similar properties have recently sold. In this case, an adequate number of sales were located. Due to shifting lodging trends given the recession and events of 2001, this approach may be considered less applicable than the Income Analysis. It does, however, provide a supportive conclusion.

INCOME CAPITALIZATION APPROACH

The Income Capitalization Approach is often given most weight when evaluating investment properties. The value derived in this approach to value is usually supported by a relatively large quantity of market data regarding room rates, occupancies, operating expenses, return rate requirements, and is consistent with market indications and investor requirements.

A regional / national investor is the most likely purchaser of the appraised property and a typical investor would place greatest reliance on this Income Capitalization Approach and the property's potential earning capacity. For these reasons, this approach to value is given the greatest weight in our valuation analyses. In particular we applied both a Direct Capitalization and a DCF model in arriving at the "as is" stabilized value.

FINAL CONCLUSION OF VALUE

The two indications from the income capitalization approach fall within a relatively narrow range, and the cost approach and sales comparison approach are considered supportive of the indication from the income capitalization approach.


[IRR LOGO]                                                               PAGE 81

HOLIDAY INN EXPRESS OCEANSIDE                                     RECONCILIATION

Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed in this report, it is our opinion that the market value of the fee simple estate of the subject as a going concern, as of June 25, 2003, is

GOING-CONCERN VALUE INDICATION

      SEVEN MILLION ONE HUNDRED THOUSAND DOLLARS ($7,100,000)

REAL PROPERTY INTEREST VALUE INDICATION

      FOUR MILLION NINE HUNDRED FIFTY FIVE THOUSAND DOLLARS ($4,955,000)


[IRR LOGO]                                                               PAGE 82

HOLIDAY INN EXPRESS OCEANSIDE                                     RECONCILIATION

SEGREGATION OF GOING CONCERN VALUE

The value estimate reflects the going concern of the lodging operation, including the contributory value of: land; building improvements; furniture, fixtures and equipment (FF&E); and business value, the latter including intangibles. The contributory value of the personal property is estimated to be $810,000, while the remaining land, building and going concern have an estimated contributory value of $6,190,000.

Business value exists based on three components: 1) franchise affiliation; 2) management expertise and 3) service. In our analysis we projected 101.3% market penetration (stabilized) and an affiliation with a chain operation. This suggests business or going concern value exists. Principles of Integra Realty Resources have authored an article published in the Appraisal Journal. This article indicates an appropriate allocation of business value at 15% to 25%.

      - An estimated 25% (between 25%-30%) of the reservations will be driven by the chain affiliation. This ratio is inline with the average due to the expected activity associated with the current flag. Franchise costs were estimated earlier at a stabilized 9.0% of room revenue. Deducting the 9.0% franchise costs from the chain driven 25% patronage results in estimated say 16% room revenue remaining as business.

      - Adding the Management Fee contribution of 3.0% indicates a revenue ratio of 19.0% for the combined revenue of $432,987 ($2,278,879 Stabilized Room Revenue x 19.0% = $432,987).

      - The stabilized NOI ratio equates to about 30.9% of total revenue. Multiplying this ratio by the above cited room revenue results in a say $133,793 NOI attributed to the business ($432,987x 30.9% = $133,793).

      - Using our 10.0% OAR, a business value indication of say, $1,335,000 ($133,793 / 10.0%), is indicated. This amount is equal to nearly 19% of the indicated stabilized value, and within the general ratio parameters (near mid-point) offered earlier for business value.

Premised on the foregoing, we have allocated this 19% of the subject's total going concern value as the business value allocation. After deduction of FF&E and this indication of business value, the remainder is the implied contribution to the real property interest, including land and improvements. Our allocation is summarized as follows.

Stabilized Value Indication                  $ 7,100,000
Less: FF&E                                     ($810,000)
Less: Business Value                         ($1,335,000)
                                             -----------
INDICATED REAL PROPERTY INTEREST             $ 4,955,000

             FOUR MILLION NINE HUNDRED FIFTY FIVE THOUSAND DOLLARS

                                   $4,955,000


[IRR LOGO]                                                               PAGE 83

HOLIDAY INN EXPRESS OCEANSIDE                                            ADDENDA





                                   ADDENDUM A

                               SUBJECT PHOTOGRAPHS


[IRR LOGO]

HOLIDAY INN EXPRESS OCEANSIDE                                            ADDENDA

       [PHOTO OF EXTERIOR VIEW                   [PHOTO OF EXTERIOR VIEW
          OF 3-STORY BUILDING]                     OF 2-STORY BUILDING]

   Exterior View of 3-Story Building        Exterior View of 2-Story Building


       [PHOTO OF EXTERIOR VIEW                  [PHOTO OF EXTERIOR VIEW
         OF LOBBY BUILDING]                           OF POOL AREA]

    Exterior View of Lobby Building          Exterior View of Pool Area


[PHOTO OF EXTERIOR VIEW OF POOL HOUSE]       [PHOTO OF INTERIOR VIEW OF
                                                BACK OFFICE AREA]

    Exterior View of Pool House             Interior View of Back Office Area


[IRR LOGO]

HOLIDAY INN EXPRESS OCEANSIDE                                            ADDENDA


       [PHOTO OF INTERIOR VIEW OF              [PHOTO OF INTERIOR VIEW OF
            LOBBY FRONT DESK]                  CONTINENTAL BREAKFAST AREA]

   Interior View of Lobby Front Desk          Interior View of Continental
                                                      Breakfast Area


      [PHOTO OF INTERIOR VIEW OF                [PHOTO OF INTERIOR VIEW
          LOBBY SEATING AREA]                       OF MEETING ROOM]

  Interior View of Lobby Seating Area         Interior View of Meeting Room


      [PHOTO OF INTERIOR VIEW OF                [PHOTO OF INTERIOR VIEW
         LAUNDRY / VENDING AREA]                  OF COMMON BATHROOM]

Interior View of Laundry / Vending Area     Interior View of Common Bathroom


[IRR LOGO]

HOLIDAY INN EXPRESS OCEANSIDE                                            ADDENDA




     [PHOTO OF TYPICAL INTERIOR                 [PHOTO OF TYPICAL INTERIOR
         VIEW OF HOTEL ROOM]                         VIEW OF BATHROOM]

 Typical Interior View of Hotel Room        Typical Interior View of Bathroom


   [PHOTO OF TYPICAL INTERIOR VIEW              [PHOTO OF TYPICAL INTERIOR
        OF SUITES LIVING AREA]                    VIEW OF SUITES BEDROOM

      Typical Interior View of
          Suites Living Area             Typical Interior View of Suites Bedroom


        [PHOTO OF VIEW LOOKING                     [PHOTO OF VIEW LOOKING
       SOUTH ALONG US HIGHWAY 1]                  NORTH ALONG US HIGHWAY 1]

 View Looking South along US Highway 1    View Looking North along US Highway 1


[IRR LOGO]

HOLIDAY INN EXPRESS OCEANSIDE                                            ADDENDA





                                   ADDENDUM B

                                LEGAL DESCRIPTION


[IRR LOGO]

HOLIDAY INN EXPRESS OCEANSIDE                                            ADDENDA


                                                        HOLIDAY INN EXPRESS JUNO


PARCEL No. 1

A PORTION OF NEW PALM BEACH HEIGHTS, PALM BEACH COUNTY, FLORIDA TO WIT:

BEGIN AT THE NORTHEAST CORNER OF LOT 1, BLOCK 6, OF NEW PALM BEACH HEIGHTS, SUBDIVISION, AS RECORDED IN PLAT BOOK 6, PAGE 73, PALM BEACH COUNTY RECORDS, THENCE SOUTH 21(degrees)53'55" EAST ALONG THE EAST LINE OF BLOCK 6, A DISTANCE OF 157.71 FEET TO A POINT, THENCE NORTH 87(degrees)25'15" WEST A DISTANCE OF
150.00 FEET TO A POINT, THENCE SOUTH 21(DEGREES)53'55" EAST A DISTANCE OF 303.42 FEET TO A POINT, THENCE NORTH 87(degrees)25'15" WEST A DISTANCE OF 382.90 FEET TO A POINT ON THE EASTERLY RIGHT OF WAY LINE OF STATE ROAD No. 5, THENCE NORTH 14(degrees)53'05" WEST ALONG SAID EASTERLY RIGHT OF WAY LINE A DISTANCE OF
234.25 FEET TO A POINT, THENCE SOUTH 87(degrees)25'15" EAST A DISTANCE OF 200.00 FEET TO A POINT, THENCE NORTH 14(degrees)53'05" WEST A DISTANCE OF 200.00 FEET TO A POINT, THENCE SOUTH 87(degrees)25'15" EAST A DISTANCE OF 274.67 FEET TO A POINT AND POINT OF BEGINNING:

PARCEL No. 2

LOTS 4,5,6 AND 7, IN BLOCK 6, NEW PALM BEACH HEIGHTS, ACCORDING TO THE PLAT THEREOF ON FILE IN THE OFFICE OF THE CLERK OF THE CIRCUIT COURT IN AND FOR PALM BEACH COUNTY, FLORIDA, RECORDED IN PLAT BOOK 6, PAGE 73.

ADDRESS:

13950 US HIGHWAY 1, JUNO BEACH, FLORIDA

NOTE:

THIS PERMIT IS FOR A NEW HOTEL RECEPTION BUILDING TO REPLACE ONE THAT IS BEING DEMOLISHED DUE TO ITS DETERIORATED STATE.

EXISTING BUILDING TO BE DEMOLISHED - 12,000 SF
NEW BUILDING TO BE CONSTRUCTED -     12,428 SF

-------------------------------------------------------------------------------
                               LEGAL DESCRIPTION

[IRR LOGO]

HOLIDAY INN EXPRESS OCEANSIDE                                            ADDENDA





                                   ADDENDUM C

                             LETTER OF AUTHORIZATION


[IRR LOGO]

JANUS HOTELS - OUTLINE FOR SUMMARY REPORTS


A.    Introduction

B.    Regional and Neighborhood Analysis
      1.    Summary of Population Growth - past 10 years and future 5 years
            a.    Metro area, city or county as appropriate
      2.    Employment Growth - past 10 years and future 5 years
            a.    Employment by sector - brief summary of trends
            b.    Unemployment
            c.    Major employers
      3.    Development and Construction
      4.    Transportation
      5.    Neighborhood Description
            a.    Surrounding land uses
            b.    Development trend

C.    Property Description
      1.    Site
            a.    Physical features
            b.    Access and exposure
            c.    Zoning (brief)
      2.    Improvements
            a.    Physical features and amenities
            b.    Age and condition
      3.    Assessment and taxes (brief)

D.    Market Analysis
      1.    Identify competitive set
            a.    Primary competition
            b.    Secondary competition
            c.    Historic market performance
                  1)    Occupancy
                  2)    ADR
      2.    Market segmentation and demand generators
      3.    Market growth projections (incl. future supply)
      4.    Subject property analysis
            a.    Market penetration
            b.    ADR
            c.    Projections

E.    Highest and best use
      1. Brief summary, unless changes in use or occupancy (franchise) are likely


-------------------------------------------------------------------------------
                                                           Murray, Devine & Co.

Outline for Summary Reports                                             page 2
-------------------------------------------------------------------------------


F.    Sales comparison approach
      1.    Listing of comparable sales with units of comparison
      2.    Brief discussion of unit rates selected
      3.    Value conclusion/range
      4. Details of sales to be kept in a separate book; provide one copy of each sale

G.    Income capitalization approach
      1. Historic summaries using Uniform System of Accounts will be provided
      2.    Line item projection of income and expenses with explanation
      3.    Discussion of capitalization rate selection
      4.    Value conclusion by direct capitalization
      5. Discounted cash flow analysis will be required for any properties and/or markets affected by new supply, renovations, or significant variations in rate and occupancy.

H.    Reconciliation and final opinion of value



-------------------------------------------------------------------------------
                                                           Murray, Devine & Co.

JANUS HOTELS MASTER LIST





                                                        NO.                         2002                    2001            REVPAR
                                                        OF    YEAR   RENO-  ---------------------   ---------------------  % CHANGE
APPR.  PROPERTY NAME                CITY        STATE  ROOMS  BUILT  VATED  OCC    ADR     REVPAR   OCC     ADR    REVPAR   2001-02
-----------------------------------------------------------------------------------------------------------------------------------

mm.    Best Western Kings Quarters  Doswell      VA     248    1977  2002   49%  $67.19    $32.92   49%   $66.91   $32.79    0.42%
   eb  Comfort Inn West             Akron        OH     134    1989  2001   52%  $52.66    $27.38   49%   $56.43   $27.65   -0.97%
   eb  Days Inn Cambridge           Cambridge    OH     103    1973  2001   37%  $51.27    $18.97   40%   $50.46   $20.18   -6.02%
   eb  Days Inn Cincinnati          Sharonville  OH     142    1974  2000   66%  $36.42    $24.04   58%   $38.69   $22.44    7.12%
mm.    Days Inn Kings Island        Mason        OH     124    1976  2000   52%  $48.23    $25.08   58%   $49.01   $28.43  -11.77%
mm.    Days Inn Raleigh             Raleigh      NC     126    1979  2001   65%  $41.61    $27.05   61%   $45.21   $27.58   -1.93%
mm.    Days Inn RTP                 Morrisville  NC     110    1987  2000   78%  $63.82    $49.78   86%   $68.04   $58.51  -14.93%
ms.    Holiday Inn Express          Juno Beach   FL     110    1989  2002   78%  $72.16    $56.28   67%   $73.89   $49.51   13.69%
   eb  Holiday Inn Hudson           Hudson       OH     288    1967  2001   48%  $69.64    $33.38   49%   $76.03   $37.25  -10.40%
   eb  Holiday Inn Independence     Independence OH     364    1974  2002   54%  $77.18    $41.68   52%   $87.23   $45.36   -8.12%
   eb  Holiday Inn North Canton     Canton       OH     194    1970  2000   75%  $68.78    $51.57   75%   $67.27   $50.45    2.21%
mm.    Red Roof Kings Island        Mason        OH     124    1979  2001   46%  $42.60    $19.60   44%   $47.27   $20.80   -5.78%

       Consolidated                                    2067    2003 Budget>>59%  $61.89    $36.60


Source:  Murray Devine & Co.

49 Properties
8,413 Guest Rooms

# ROOMS        PROPERTY                                 SALES DIRECTOR          GENERAL MANAGER
  100          Holiday Inn Express Ft. Pierce (1015)    Trudi Davis             Pam Haney
               7151 Okeechobee Road                                             holidayinneodp@aol.com
               Ft. Pierce, FL 34945
               1-800-371-7068
               772-461-9573 (FAX)

  110          Holiday Inn Express Juno (276)           Stuart Miller           Misty Hatch
               13950 US 1                                                       hiejuno@bellsouth.net
               Juno Beach, FL 33408
               561-622-4366 (TEL)
               561-625-5245 (FAX)

  293          Holiday Inn Airport Bloomington (1035)   Marilyne Bouteiller     Phil Dumot
               5401 Green Valley Drive
               Bloomington, MN 55437
               952-831-8000 (TEL)
               952-831-8426 (FAX)

  198          Holiday Inn Houma (1031)                 TBD                     Allen Thibodeaux
               210 S. Hollywood Road                                            hihoumathjb@mobiletel.com
               Houma, IA 70360
               1-800-371-5246
               985-879-3216 (FAX)

  288          Holiday Inn Hudson (407)                 Debbie Sankoe           Joe Moffa
               240 Hines Hill Road                                              jmoffajanushotel@aol.com
               Hudson, OH 44236
               330-653-9191 (TEL)
               330-658-0048 (FAX)

  364          Holiday Inn Independence (408)           Lynette Slama           Scott Yaeger
               6001 Rockside Road                                               holidayinnrockside@holidayinn.com
               Independence, OH 44131
               216-524-8050 (TEL)
               216-524-9280 (FAX)

  194          Holiday Inn North Canton (406)           Penny Watson            Joe Jiamboi
               4520 Everhard Road                                               hincanton@worldnet.ati.net
               North Canton, OH 44718
               330-494-2770 (TEL)
               330-494-6473 (FAX)

  240          Holiday Inn Oklahoma City (454)          Karen Seikel            Mike Farney
               2101 South Meridian                                              holoko@lonet.net
               Oklahoma City, OK 73108
               1-800-371-5360
               405-685-0574 (FAX)

  214          Holiday Inn Pro Player Stadium (936)     Tim Johnson             George Welyczkowski
               21485 NW 27th Avenue                                             gwelyczkowski@hicalder.com
               Miami, FL 33056
               1-800-371-5458
               305-624-8202 (FAX)

  300          Holiday Inn South Convention Center
               6820 S. Cedar Street
               Lansing, MI 48911
               517-694-8123 (TEL)
               517-699-3753 (FAX)

HOLIDAY INN EXPRESS OCEANSIDE                                            ADDENDA





                                   ADDENDUM D

                         QUALIFICATIONS OF APPRAISER(S)


[IRR LOGO]
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                  QUALIFICATIONS OF MICHAEL S. SORICH MAI, CRE

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EXPERIENCE:             Principal of Integra Realty Resources - Orlando. Mr.
                        Sorich is actively engaged in full-service real estate valuation, counseling, advisory and development for over 25-years on a regional and national level, to include the Caribbean. Mr. Sorich performs counseling and appraisals on various properties including, to included investment grade office, retail (regional malls), multifamily, industrial, full and limited-service lodging properties and timeshare, large mixed-use developments, to include mixed residential resort/entertainment and golf related properties. He provides litigation support and testifies as a expert witness.

PROFESSIONAL            Member:        ULI - District Executive Board
ACTIVITIES:

                        Member:        Real Estate Counselors (CRE)
                                       (Former North Florida Chapter Chair)

                        Member:        Presidents Council

                        Member:        Appraisal Institute (MAI)
                                       (Former National Chairman -
                                       Appraisal Standards Board)

                        Member: Florida Association of REALTORS(R) (Current State Board Member)

                        Licensed:      Florida Certified General R.E. Appraiser
                                       License No. 0001288

                        Licensed:      Florida Real Estate Salesperson

                        Lecturer:      To various professional groups on market
                                       and development trends, real estate
                                       investment analysis, and general real
                                       estate valuation matters.

                        Co-Author:     "Developing a Better Cash Flow Projection"
                                       The Appraisal Journal, January 1987


EDUCATION:              B.S. Degree, Business-Marketing, Arizona State University,
                        Tempe, Arizona.

                        Attended New York University's Real Estate Institute, S.C.E., New York, New York.

                        Successfully completed numerous real estate and related courses and seminars sponsored by the Appraisal Institute, Counselors of Real Estate, Florida Real Estate Commission, accredited universities, and other real estate related course offerings.

                        Currently certified by the Appraisal Institute's voluntary program of continuing education for its designated members.

QUALIFIED BEFORE
COURTS AND
ADMINISTRATIVE
BODIES: Qualified expert witness in Federal and State Courts (NJ and FL) in eminent domain, tax appeal and bankruptcy/foreclosure proceedings.
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